Exhibit 10.9

CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 14, 2026 (the “Effective Date”), by and between AREG-CORE PORTFOLIO VENTURE LLC, a Delaware limited liability company, having an address c/o Ares Management, 245 Park Avenue, 42nd Floor, New York, New York 10017 (“Seller”), and CS ACQUISITION VEHICLE II, LLC, a Delaware limited liability company, having an address c/o Core Spaces, 1400 N Kingsbury, 3rd Floor, Chicago, Illinois 60642 (“Purchaser”).

RECITALS

A. For purposes of this Agreement:

i. Each of Seller and Purchaser is sometimes individually referred to as a “Party” and together as the “Parties”.

ii. All other capitalized terms not otherwise defined herein shall have the meanings set forth in Article 12.

B. With respect to Core Lexington 685 Limestone LLC, a Delaware limited liability company (the “Lexington Company”):

i. Seller owns 100% of the issued and outstanding Equity Interests (the “Lexington Membership Interests”) of the Lexington Company.

ii. The Lexington Company is the sole owner of the Lexington Property.

C. With respect to Core Gainesville University LLC, a Delaware limited liability company (the “Gainesville University Company”):

i. Seller owns 100% of the issued and outstanding Equity Interests (the “Gainesville University Membership Interests”) of the Gainesville University Company.

ii. The Gainesville University Company is the sole owner of the Gainesville University Property.

D. With respect to Core Gainesville 13th and 3rd LLC, a Delaware limited liability company (the “Gainesville 13th and 3rd Company”):

i. Seller owns 100% of the issued and outstanding Equity Interests (the “Gainesville 13th and 3rd Membership Interests”) of the Gainesville 13th and 3rd Company.

ii. The Gainesville 13th and 3rd Company is the sole owner of the Gainesville 13th and 3rd Property.

E. With respect to Core Morgantown LLC, a Delaware limited liability company (the “Morgantown Company”):

i. Seller owns 100% of the issued and outstanding Equity Interests (collectively, the “Morgantown Membership Interests”) of the Morgantown Company.

ii. The Morgantown Company is the sole owner of the Morgantown Property.

F. Seller desires to sell and Purchaser desires to purchase the Membership Interests on the terms and subject to the conditions set forth in this Agreement.

G. Upon the Closing of the Transaction (i) Seller will not own any Membership Interests and will not be a member of any Company, and (ii) each Company will each continue to own its respective Property.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing Recitals, incorporated herein by references, the representations, warranties, covenants, and other terms contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1.

PURCHASE AND SALE; PURCHASE PRICE; EARNEST MONEY

1.1. Purchase and Sale. At the Closing, Seller shall sell, assign, convey and transfer to Purchaser, and Purchaser shall purchase from Seller, the Membership Interests, free and clear of all Encumbrances (except that Purchaser acknowledges that the Property shall be subject to the Permitted Exceptions), on the terms and subject to the conditions set forth in this Agreement. Notwithstanding anything to the contrary contained herein, upon the Closing of the Transaction, all obligations imposed upon the Parties to be performed between the execution of this Agreement and the Closing shall be deemed to be satisfied, and only those obligations that, pursuant to the express terms of this Agreement are to survive Closing, shall survive the Closing.

1.2. Purchase Price. The aggregate purchase price for the Membership Interests shall be Three Hundred Three Million Five Hundred Thousand and 00/100 Dollars ($303,500,000.00) (the “Purchase Price”), plus or minus applicable prorations, credits, or adjustments specified herein. The Purchase Price shall be allocated among the Properties as set forth on Exhibit B.

1.3. Payment of the Purchase Price. The Closing shall be through an escrow administered by Escrowee pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser. At the Closing, Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds to such bank account of Escrowee as shall be designated in writing by Escrowee (to be further immediately disbursed to Seller), an amount equal to the Purchase Price, as adjusted by the application of the Earnest Money and all prorations, credits, debits and adjustments as provided in this Agreement.

1.4. Earnest Money.

(a) Within two (2) Business Days after the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deliver, or cause to be delivered, to Fidelity National Title Insurance Company, 50 Charles Lindbergh Blvd – Suite 600, Uniondale, NY 11553, Attention: Devin Dregne and Matt Harvey, as escrowee (“Escrowee”), the amount of Six Million Eighty Thousand and 00/100 Dollars ($6,080,000.00) (together with all interest earned thereon, the “Initial Deposit”) as earnest money which shall be held by Escrowee in an interest-bearing account pursuant to the terms and conditions of the escrow agreement (the “Escrow Agreement”) which shall be in the form attached hereto as Exhibit 1.4(a). The Initial Deposit shall be non-refundable to Purchaser except as and to the extent expressly provided otherwise in this Agreement.

(b) In the event Purchaser exercises the Extension Option provided in Section 3.1 below, simultaneously with Purchaser’s delivery of the Extension Option Notice (as defined below), Purchaser shall deliver, or cause to be delivered, to Escrowee the amount of Three Million Forty Thousand and 00/100 Dollars ($3,040,000.00) (together with all interest earned thereon, the “Extension Deposit”) as Earnest Money which shall be held by Escrowee in an interest-bearing account pursuant to the terms and conditions of the Escrow Agreement.

(c) The Initial Deposit and the Extension Deposit, if applicable, and all interest earned thereon, net of investment costs (if any), shall be referred to as the “Earnest Money”. If the Transaction closes in accordance with the terms and conditions of this Agreement, at the Closing, the Earnest Money shall be delivered by Escrowee to Seller as payment toward the Purchase Price. The Earnest Money shall be non-refundable to Purchaser except as and to the extent expressly provided otherwise in this Agreement.

ARTICLE 2.

PRORATIONS AND CREDITS

2.1. Prorations.

(a) At Closing, the following items shall be prorated between Seller and Purchaser as to each Property and Company, as of 12:01 AM on the Closing Date:

(i) Fixed rents, additional rents and all other sums and credits due or payable under the Leases in effect as of the Closing Date, as and when collected, subject to Section 2.1(e).

(ii) Real Property Taxes based upon the Real Property Taxes for the current or previous year (if current year taxes are unavailable) for each Property. The Parties acknowledge that each Company shall be responsible for any and all Real Property Taxes due and payable after the Closing. If any Real Property Tax bill for the tax year in which the Closing occurs has been issued on or before the Closing Date, the proration shall be based on the actual amount of such bill. If any Real Property Tax bill for the tax year in which the Closing occurs has not been issued on or before the Closing Date (including, without limitation, in jurisdictions where Real Property Taxes are assessed or billed in arrears), the proration shall be based on one hundred five percent (105%) of the most recent available Real Property Tax bill (or, if higher, one hundred five percent (105%) of the most recent assessed value multiplied by the applicable mill rate or tax rate) for the applicable Property. Such proration of the Real Property Taxes provided in this Section 2.1(a)(ii) shall be readjusted, if necessary, in cash between Purchaser and Seller within thirty (30) days after the tax bill for the applicable tax year is issued. Any refunds of Real Property Taxes made after the Closing shall first be paid to any Tenants who are entitled to such refunds under the Leases and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date). The provisions of this Section 2.1(a)(ii) shall survive the Closing for a period of eighteen (18) months.

(iii) Charges and deposits for water, sewer rents, electricity, steam, gas and telephone which are not metered or otherwise charged directly to Tenants under the Leases; provided that if the consumption of any of such utilities is measured by meters, Seller on the Closing Date shall furnish a current (within thirty (30) days of Closing) reading of each meter; and provided, further, that if there is not a meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, the charges therefor shall be adjusted on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued.

(iv) Prepaid expenses paid by each Company pursuant to Miscellaneous Contracts that will be retained by each respective Post-Closing Company or that will otherwise accrue to the benefit of such Post-Closing Company from and after the Closing, and any other operating expenses and liabilities or amounts owed under the applicable Miscellaneous Contracts which are being retained by such Post-Closing Company and incurred prior to the Closing Date.

(v) All other revenues from each Property’s operations (other than rents, lease payments, lease application fees and lease termination fees), including for example, fees from on-site services and amenities; provided, however, that all such revenue collected on the Closing Date shall belong to Purchaser.

(vi) Without duplication of any other proration set forth above, Seller shall receive a credit at Closing in an amount equal to (y) the cash on hand in each Company’s bank account(s) as of the Closing Date and (z) all lender cash trap, reserve, escrow and/or similar balances.

(vii) Such other items as are customarily apportioned between Seller and purchasers of real properties or membership interests in owners of real properties of a type similar to the Properties and located in the same geographic area as the Properties.

(b) To the extent a Company, as landlord under the Retail Leases, is collecting CAM Expenses from Tenants under the Retail Leases, Seller and Purchaser shall conduct a reconciliation and determination of the CAM Expenses for the calendar year in which the Closing occurs paid pursuant to the Retail Leases at least three (3) Business Days before Closing. If a Tenant has overpaid any such CAM Expenses through the Closing Date, then, at Purchaser’s option, Seller shall either refund the overpayments directly to such Tenant at the Closing or credit Purchaser at the Closing against the Purchase Price with the amount of such overpayment (in which case such Company shall refund such amount or credit such amount against future payment obligations of such Tenant). If a Tenant has underpaid any such CAM Expenses through the Closing Date, the provisions of Section 2.1(e) concerning the collection of delinquent rents shall also apply to the collection and payment to Seller of such underpayment. Seller and Purchaser agree that as soon as reasonably practicable after the close of the calendar year in which the Closing occurs, Purchaser and Seller shall undertake a final reconciliation for such calendar year of the CAM Expenses with respect to the Retail Leases. Such reconciliation shall be final and binding on Purchaser and Seller. Purchaser shall prepare the final reconciliation, which shall be subject to Seller’s reasonable review and approval. Based on such final reconciliation and other applicable information, Purchaser and Seller shall determine the actual overpayment or underpayment of the CAM Expenses due for the period up to and including the Closing Date and shall reprorate the amount determined at the Closing.

(c) If, on the Closing Date, any items of additional rent or charges under the Retail Leases shall not have been ascertained, then such items shall be adjusted as and when the same are collected.

(d) Each of Seller and Purchaser (on behalf of itself and the Companies) shall maintain and make available to each other any books or records reasonably necessary for the adjustment of any item pursuant to Section 2.1(c).

(e) Any delinquent rents or underpaid CAM Expenses shall not be accrued or prorated at the Closing but shall be treated as set forth in this Section 2.1(e). Any rents or underpaid CAM Expenses for the Properties collected by a Post-Closing Company after the Closing Date shall be applied first to rentals and/or CAM Expenses due and payable for the calendar month in which the Closing occurs, if unpaid, and then to any rents and/or CAM Expenses past due for months following the Closing Date, and then to any rentals and/or CAM Expenses due and payable for months prior to the month in which the Closing Date occurs (the “Arrears”). Any rents and/or CAM Expenses collected by a Post-Closing

Company that are to be applied to the Arrears shall be held by such Post-Closing Company for the account of such Arrears payable to Seller and, after deducting therefrom all reasonable third-party expenses incurred by such Post-Closing Company in connection with the collection thereof, including reasonable attorneys’ fees, court costs and disbursements, if any, such Post-Closing Company shall remit such rents received by Purchaser and/or such Post-Closing Company to which Seller is entitled within ten (10) Business Days after receipt thereof. In no event shall Seller have the right to pursue the collection of any delinquent rents or underpaid CAM Expenses following the Closing. Seller expressly agrees that if Seller receives any delinquent rents or underpaid CAM Expenses following the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) Business Days after receipt thereof. Purchaser shall, and shall cause each Post-Closing Company to (i) use commercially reasonable efforts to collect any and all Arrears from the applicable Tenants and (ii) during the six (6) month period after the Closing, not waive or make any settlement or agreement with respect to any Arrears without Seller’s prior written consent, which shall not be unreasonably withheld; provided, however, neither Purchaser nor any Post-Closing Company shall be required to (A) commence or pursue any eviction proceeding or unlawful detainer action against any Tenant, (B) terminate or threaten to terminate any Lease, (C) engage any collection agency or institute any lawsuit or legal proceeding against any Tenant, or (D) otherwise take any action that would, in Purchaser’s reasonable judgment, materially and adversely affect the relationship between the applicable Post-Closing Company and any Tenant or materially interfere with the ongoing operations of the applicable Property.

(f) In the event that (i) any leasing commissions, tenant improvement allowances, lease buyout costs, moving allowances, design allowances, legal fees, finder’s fees, locater fees, and other costs, expenses and allowances expressly provided for under the Leases in effect as of the Closing Date to induce a tenant to enter into a Lease or Lease renewal or extension (the “Tenant Inducement Costs”) have not been paid by a Company as of the Closing or (ii) a Tenant has deposited a security deposit with any Company under the terms of its Lease or has otherwise made a payment of rent or CAM Expenses to a Company in advance (the “Tenant Pre-Paid Amounts”), then Purchaser shall be entitled to a credit against the Purchase Price equal to such Tenant Inducement Costs and/or Tenant Pre-Paid Amounts, but solely to the extent such Tenant Pre-Paid Amounts are actually held by the Companies as of Closing (or, with respect to security deposits, have not been applied pursuant to the terms of the applicable Lease) or are required to be transferred or credited to Purchaser or the applicable Post-Closing Company under the applicable Lease, including any interest thereon only to the extent required by Applicable Law or such Lease and actually held or accrued by the Companies, and, in each case, without duplication of any amounts otherwise addressed through prorations, credits or otherwise. Notwithstanding the foregoing, Tenant Inducement Costs shall not include any costs incurred at the direction or with the approval of Purchaser after the Effective Date or resulting from leasing decisions made after the Closing. For the avoidance of doubt, if Purchaser has received such a credit at Closing for any Tenant Inducement Costs, the Parties shall cause the manager(s) of each applicable Property or the Company (as the case may be) to pay when due any Tenant Inducement Costs which become due and payable following the Closing.

(g) If any of the items described in this Section 2.1 cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one (1) year anniversary of the Closing Date. Notwithstanding the foregoing, Seller and Purchaser acknowledge and agree that all prorations for Real Property Taxes shall be reprorated in accordance with Section 2.1(a)(ii).

2.2. Closing Costs.

(a) At Closing, Seller shall pay (i) one-half (1/2) of any escrow fee or closing fee charged by the Escrowee in connection with the Transaction, and (ii) the costs of the base Owner’s Policies and any extended coverage with respect to the Owner’s Policies.

(b) At Closing, Purchaser shall pay for (i) one-half (1/2) of any escrow fee or closing fee charged by the Escrowee in connection with the Transaction, (ii) all costs for each Updated Survey, (iii) the costs of all endorsements to the Owner’s Policies required by Purchaser (including the Non-Imputation Endorsements) to the extent available in the location of a Property, and (iv) any and all costs incurred in connection with any loan obtained by Purchaser to consummate the Transaction, including the cost of any endorsements to a lender’s title policy.

(c) All other closing costs, including any transfer, deed, stamp or recording taxes payable in connection with the transfer of the Membership Interests, shall be paid by Seller or by Purchaser according to local custom. Except as provided in Section 10.16, each Party shall pay its own legal fees.

2.3. Schedule of Credits. Purchaser and Seller shall use their commercially reasonable efforts to jointly prepare a schedule of credits for the Transaction not less than three (3) Business Days prior to the Closing Date; it being agreed that Seller shall prepare the initial draft thereof for Purchaser’s review. Purchaser and Seller shall correct any errors in prorations as soon after the Closing as amounts are finally determined in accordance with Section 2.1(g).

2.4. Survival. Other than with respect to Section 2.1(a)(ii), the remaining terms and provisions of this Article 2 shall survive the Closing for a period of one (1) year with all prorations and adjustments to be made prior to the expiration of such period or otherwise forfeited.

ARTICLE 3.

CLOSING

3.1. Closing Date. The closing of the Transaction (the “Closing”) shall take place, time being of the essence, on the date that shall be July 22, 2026 (the “Closing Date”), or such other date to which the Parties agree in writing or as may be extended pursuant to the terms of this Section 3.1. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have a one(1) time option to extend the Closing Date by a period of thirty (30) days (the “Extension Option”) by delivering written notice to Seller (the “Extension Option Notice”) prior to 5:00 p.m. Central Time on July 15, 2026 and depositing with Escrow Agent the Extension Deposit on the date of Purchaser’s delivery of the Extension Option Notice. If Closing occurs, such Extension Deposit shall be applied against the Purchase Price at Closing.

3.2. Closing Deliveries.

(a) Seller Closing Deliveries. At or before the Closing, Seller shall deliver, or cause to be delivered, to Purchaser or to Escrowee, as the case may be, the following items executed and, if necessary, acknowledged by Seller, as appropriate:

(i) An assignment from Seller to Purchaser of the Membership Interests in the form attached hereto as Exhibit 3.2(a)(i) (the “Assignment and Assumption Agreement”);

(ii) An executed IRS Form W-9 from Seller (or to the extent Seller is a disregarded entity for U.S. federal income tax purposes, its first regarded owner for such purpose);

(iii) An update of each of the Rent Rolls, each dated no more than seven (7) days prior to the Closing Date;

(iv) A certificate (the “Rep Update Certificate”) of Seller, dated as of the Closing Date certifying, that the representations and warranties of Seller set forth in Section 4.1 of this Agreement, other than the representations and warranties set forth in Section 4.1 of this Agreement which are made as of the Effective Date (the representations and warranties of Seller set forth in Section 4.1 of this Agreement, other than the representations and warranties set forth in Section 4.1 of this Agreement which are made as of the Effective Date, being hereafter referenced to as “Closing Date Representations”) remain true and correct in all material respects as of the Closing Date, it being agreed that if any Closing Date Representation shall no longer be true and correct in any material respect due to a change in the facts or circumstances which do not otherwise constitute a default of Seller pursuant to the express terms of this Agreement and Seller is unable to deliver the Rep Update Certificate, the failure of Seller to deliver the Rep Update Certificate shall, subject to the terms of Section 6.1(c), constitute a failure of a condition to Closing and shall not constitute a default by Seller under this Agreement, and Purchaser’s sole remedy in connection therewith shall be to terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser and neither party hereto shall have any further obligations under this Agreement except under those provisions of this Agreement that expressly survive a termination of this Agreement.

(v) Such customary documents as shall be required by the Title Company to issue the Owner’s Policies, including an owner’s affidavit in the form attached hereto as Exhibit 3.2(a)(iv) and made a part hereof and a non-imputation indemnity and affidavit from Core Principals (as defined below) in form and substance reasonably satisfactory to the Title Company in order to permit the Title Company to issue a non-imputation endorsement to each of the Owner’s Policies to the extent available in the location of the applicable Property (each, a “Non-Imputation Endorsement”); provided, however, for each Owner’s Policy relating to the Gainesville University Property and the Gainesville 13th and 3rd Property, in lieu of a Non-Imputation Endorsement, Core Principals LLC, a Delaware limited liability company (“Core Principals”) shall provide the indemnification set forth in Section 8.4;

(vi) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Seller and the authority of Seller and the Person or Persons who are executing the various documents on behalf of Seller in connection with the Transaction;

(vii) A joint Seller and Purchaser closing statement prepared for each applicable Company by Escrowee, and a master combined joint Seller and Purchaser closing statement prepared by Escrowee, each consistent with Section 2.1 (collectively, the “Closing Statement”) duly executed by Seller;

(viii) A termination of Trade Name License Agreement for each Company and Property, each duly executed by Core Campus Holdings LLC, a Delaware limited liability company and the applicable Company;

(ix) All applicable transfer tax forms and other tax declarations as may be required by Applicable Law, if any, in connection with the Transaction (collectively, the “Transfer Tax Returns”) duly executed by Seller;

(x) Reasonable evidence that all property management agreements have been terminated as to the Properties effective as of or prior to the Closing Date;

(xi) To the extent obtained by Seller, the Tenant Estoppels;

(xii) To the extent obtained by Seller, the Verizon SNDA;

(xiii) Resignations of the officers, managers, and directors, as applicable, of each of the Companies;

(xiv) A Florida Department of Revenue Change of Ownership or Control Non-Homestead Property (Form DR-430), from Seller or the Gainesville University Company, as appropriate, with respect to the Gainesville University Property;

(xv) A Florida Department of Revenue Change of Ownership or Control Non-Homestead Property (Form DR-430), from Seller or the Gainesville 13th and 3rd Company, as appropriate, with respect to the Gainesville 13th and 3rd Property;

(xvi) To the extent not previously delivered or made available to Purchaser, copies of all books and records pertaining to the Properties required for the orderly transition of the Properties to, and operation of the Properties by, Purchaser, in each case, to the extent such items are in the Seller’s possession or control; and

(xvii) Such other documents and instruments as may be expressly required by any other provision of this Agreement.

(b) Purchaser Closing Deliveries. At or before the Closing, Purchaser shall deliver, or cause to be delivered, to Seller or to Escrowee, as the case may be, the following items executed and, if necessary, acknowledged by Purchaser, as appropriate:

(i) The balance of the Purchase Price (as adjusted pursuant to this Agreement), in immediately available federal funds of the United States;

(ii) The Closing Statement duly executed by Purchaser;

(iii) The Transfer Tax Returns duly executed by Purchaser, if any;

(iv) The Assignment and Assumption Agreement duly executed by Purchaser;

(v) A Trade Name License for each Post-Closing Company and Property, each duly executed by the applicable Post-Closing Company (the “Trade Name License”); and

(vi) Such other documents and instruments as may be expressly required by any other provision of this Agreement or as may reasonably be required by the Title Company to carry out the terms and intent of this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

4.1. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as of the Effective Date as follows, except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”). The Parties agree that the disclosures set forth in each section and subsection of the Disclosure Schedules shall qualify (a) the representations and warranties set forth in the corresponding section or subsection of this Article 4 and (b) any other representations or warranties that expressly refer to a Disclosure Schedule:

(a) Organization; Good Standing; Qualification and Ownership.

(i) Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its Membership Interest in the Lexington Company, the Gainesville University Company, the Gainesville 13th and 3rd Company and the Morgantown Company and to conduct its business as now being conducted. Seller has all requisite power and authority, has taken all actions required by its Organizational Documents and Applicable Law, and has obtained (or will obtain, as applicable) all necessary consents, in each case, to execute and deliver this Agreement and all Closing deliveries and Closing Documents (as defined below) contemplated hereby and to consummate the Transaction. Seller has taken all actions and received all necessary consents and authorizations (or will by Closing) required for the consummation of the Transaction and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the Transaction will: (A) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Authority or any Applicable Law, (B) violate, result in a breach of, or constitute a default under the Organizational Documents of any Company, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which any Company is a party or by which any Company may be bound, or (C) result in the creation of any Encumbrance on any of the Membership Interests. No Company is a party to or bound by any right, option, warrant, agreement, or commitment of any character providing for the acquisition or disposition of, or that requires or authorizes the issuance of, any membership interests in such Company or any securities convertible into membership interests in such Company.

(b) Lexington Company Organization.

(i) The Lexington Company is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, operate and lease the Lexington Property and to conduct its business as now being conducted, and is duly qualified or licensed to do business, and is in good standing, in all States where the operation of the Lexington Company’s business so requires. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transaction will not violate, result in a breach of, or constitute a default under the Organizational Documents of the Lexington Company, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which the Lexington Company is a party or by which the Lexington Company may be bound. The Lexington Company is not a party to or bound by any right, option, warrant, agreement, or commitment of any character providing for the acquisition or disposition of, or that requires or authorizes the issuance of, any Equity Interests in the Lexington Company or any securities convertible into Equity Interests in the Lexington Company.

(ii) Seller owns 100% of the issued and outstanding membership interests in the Lexington Company and is the sole owner of the Lexington Membership Interests. All Membership Interests of the Lexington Company have been validly issued, are fully paid and non-assessable, and were issued in compliance with all Applicable Laws regulating the offer and sale of securities. Seller has good and valid title to the Lexington Membership Interests and the Lexington Membership Interests are free and clear of all Encumbrances. There are no outstanding interests, equity interests, subscriptions, purchase rights, subscription rights, conversion rights, exchange rights, options, warrants, preemptive rights, rights of first refusal, rights of first offer, or other rights or other arrangements or commitments outstanding with respect to the Lexington Membership Interests or obligating Seller to issue, sell or otherwise cause to be outstanding any Lexington Membership Interests, any security convertible into or exercisable or exchangeable for Lexington Membership Interests, or any other equity participation in the Lexington Company, and no Person has or will have any right to acquire any security or Equity Interest in the Lexington Company or is entitled to any preemptive or similar right. The Lexington Company does not have any (A) outstanding debt security that has the right to vote or is convertible into any Equity Interest or (B) outstanding obligations to repurchase, redeem, or otherwise acquire any interest in the Lexington Company except for this Agreement. The Lexington Membership Interests are not, and as of the Closing Date, shall not be, subject to any voting trusts, proxies, or other agreements or understandings. Seller has the requisite right, power, and authority to transfer and assign the Lexington Membership Interests, and to contribute the Lexington Membership Interests, as applicable, to Purchaser free and clear of any Encumbrances.

(iii) No Person has any right or interest in the Lexington Membership Interests, or in the income, profits, cash flow or distribution rights attendant thereto, except only Seller.

(iv) The Lexington Company has no Equity Interest in any Person.

(v) A true, correct, and complete organizational chart reflecting the ownership of Membership Interests in the Lexington Company is set forth on Schedule 4.1(b)(v).

(vi) The Lexington Company has no (and has never had any) subsidiaries and does not own and has never owned, directly or indirectly, any stock, membership interests, partnership interests or joint venture interests in, or similar equity ownership interest issued by, any other Person.

(c) Gainesville University Company Organization.

(i) The Gainesville University Company is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, operate and lease the Gainesville University Property and to conduct its business as now being conducted, and is duly qualified or licensed to do business, and is in good standing, in all States where the operation of the Gainesville University Company’s business so requires. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transaction will not violate, result in a breach of, or constitute a default under the Organizational Documents of the Gainesville University Company, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which the Gainesville University Company is a party or by which the Gainesville University Company may be bound. The Gainesville University Company is not a party to or bound by any right, option, warrant, agreement, or commitment of any character providing for the acquisition or disposition of, or that requires or authorizes the issuance of, any Equity Interests in the Gainesville University Company or any securities convertible into Equity Interests in the Gainesville University Company.

(ii) Seller owns 100% of the issued and outstanding membership interests in the Gainesville University Company and is the sole owner of the Gainesville University Membership Interests. All Membership Interests of the Gainesville University Company have been validly issued, are fully paid and non-assessable, and were issued in compliance with all Applicable Laws regulating the offer and sale of securities. Seller has good and valid title to the Gainesville University Membership Interests and the Gainesville University Membership Interests are free and clear of all Encumbrances. Other than with respect to the Verizon Lease, there are no outstanding interests, equity interests, subscriptions, purchase rights, subscription rights, conversion rights, exchange rights, options, warrants, preemptive rights, rights of first refusal, rights of first offer, or other rights or other arrangements or commitments outstanding with respect to the Gainesville University Membership Interests or obligating Seller to issue, sell or otherwise cause to be outstanding any Gainesville University Membership Interests, any security convertible into or exercisable or exchangeable for Gainesville University Membership Interests, or any other equity participation in the Gainesville University Company, and no Person has or will have any right to acquire any security or Equity Interest in the Gainesville University Company or is entitled to any preemptive or similar right. The Gainesville University Company does not have any (A) outstanding debt security that has the right to vote or is convertible into any Equity Interest or (B) outstanding obligations to repurchase, redeem, or otherwise acquire any interest in the Gainesville University Company except for this Agreement. The Gainesville University Membership Interests are not, and as of the Closing Date, shall not be, subject to any voting trusts, proxies, or other agreements or understandings. Seller has the requisite right, power, and authority to transfer and assign the Gainesville University Membership Interests, and to contribute the Gainesville University Membership Interests, as applicable, to Purchaser free and clear of any Encumbrances.

(iii) No Person has any right or interest in the Gainesville University Membership Interests, or in the income, profits, cash flow or distribution rights attendant thereto, except only Seller.

(iv) The Gainesville University Company has no Equity Interest in any Person.

(v) A true, correct, and complete organizational chart reflecting the ownership of Membership Interests in the Gainesville University Company is set forth on Schedule 4.1(b)(v).

(vi) The Gainesville University Company has no (and has never had any) subsidiaries and does not own and has never owned, directly or indirectly, any stock, membership interests, partnership interests or joint venture interests in, or similar equity ownership interest issued by, any other Person.

(d) Gainesville 13th and 3rd Company Organization.

(i) The Gainesville 13th and 3rd Company is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, operate and lease the Gainesville 13th and 3rd Property and to conduct its business as now being conducted, and is duly qualified or licensed to do business, and is in good standing, in all States where the operation of the Gainesville 13th and 3rd Company’s business so requires. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transaction will not violate, result in a breach of, or constitute a default under the Organizational Documents of the Gainesville 13th and 3rd Company, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which the Gainesville 13th and 3rd Company is a party or by which the Gainesville 13th and 3rd Company may be bound. The Gainesville 13th and 3rd Company is not a party to or bound by any right, option, warrant, agreement, or commitment of any character providing for the acquisition or disposition of, or that requires or authorizes the issuance of, any Equity Interests in the Gainesville 13th and 3rd Company or any securities convertible into Equity Interests in the Gainesville 13th and 3rd Company.

(ii) Seller owns 100% of the issued and outstanding membership interests in the Gainesville 13th and 3rd Company and is the sole owner of the Gainesville 13th and 3rd Membership Interests. All Membership Interests of the Gainesville 13th and 3rd Company have been validly issued, are fully paid and non-assessable, and were issued in compliance with all Applicable Laws regulating the offer and sale of securities. Seller has good and valid title to the Gainesville 13th and 3rd Membership Interests and the Gainesville 13th and 3rd Membership Interests are free and clear of all Encumbrances. There are no outstanding interests, equity interests, subscriptions, purchase rights, subscription rights, conversion rights, exchange rights, options, warrants, preemptive rights, rights of first refusal, rights of first offer, or other rights or other arrangements or commitments outstanding with respect to the Gainesville 13th and 3rd Membership Interests or obligating Seller to issue, sell or otherwise cause to be outstanding any Gainesville 13th and 3rd Membership Interests, any security convertible into or exercisable or exchangeable for

Gainesville 13th and 3rd Membership Interests, or any other equity participation in the Gainesville 13th and 3rd Company, and no Person has or will have any right to acquire any security or Equity Interest in the Gainesville 13th and 3rd Company or is entitled to any preemptive or similar right. The Gainesville 13th and 3rd Company does not have any (A) outstanding debt security that has the right to vote or is convertible into any Equity Interest or (B) outstanding obligations to repurchase, redeem, or otherwise acquire any interest in the Gainesville 13th and 3rd Company except for this Agreement. The Gainesville 13th and 3rd Membership Interests are not, and as of the Closing Date, shall not be, subject to any voting trusts, proxies, or other agreements or understandings. Seller has the requisite right, power, and authority to transfer and assign the Gainesville 13th and 3rd Membership Interests, and to contribute the Gainesville 13th and 3rd Membership Interests, as applicable, to Purchaser free and clear of any Encumbrances.

(iii) No Person has any right or interest in the Gainesville 13th and 3rd Membership Interests, or in the income, profits, cash flow or distribution rights attendant thereto, except only Seller.

(iv) The Gainesville 13th and 3rd Company has no Equity Interest in any Person.

(v) A true, correct, and complete organizational chart reflecting the ownership of Membership Interests in the Gainesville 13th and 3rd Company is set forth on Schedule 4.1(b)(v).

(vi) The Gainesville 13th and 3rd Company has no (and has never had any) subsidiaries and does not own and has never owned, directly or indirectly, any stock, membership interests, partnership interests or joint venture interests in, or similar equity ownership interest issued by, any other Person.

(e) Morgantown Company Organization.

(i) The Morgantown Company is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, operate and lease the Morgantown Property and to conduct its business as now being conducted, and is duly qualified or licensed to do business, and is in good standing, in all States where the operation of the Morgantown Company’s business so requires. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transaction will not violate, result in a breach of, or constitute a default under the Organizational Documents of the Morgantown Company, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which the Morgantown Company is a party or by which the Morgantown Company may be bound. The Morgantown Company is not a party to or bound by any right, option, warrant, agreement, or commitment of any character providing for the acquisition or disposition of, or that requires or authorizes the issuance of, any Equity Interests in the Morgantown Company or any securities convertible into Equity Interests in the Morgantown Company.

(ii) Seller owns 100% of the issued and outstanding membership interests in the Morgantown Company and is the sole owner of the Morgantown Membership Interests. All Membership Interests of the Morgantown Company have been validly issued, are fully paid and non-assessable, and were issued in compliance with all Applicable Laws regulating the offer and sale of securities. Seller has good and valid title to the Morgantown Membership Interests and the Morgantown Membership Interests are free and clear of all Encumbrances. There are no outstanding interests, equity interests, subscriptions, purchase rights, subscription rights, conversion rights, exchange rights, options, warrants, preemptive rights, rights of first refusal, rights of first offer, or other rights or other arrangements or commitments outstanding with respect to the Morgantown Membership Interests or obligating Seller to issue, sell or otherwise cause to be outstanding any Morgantown Membership Interests, any security convertible into or exercisable or exchangeable for Morgantown Membership Interests, or any other equity participation in the Morgantown Company, and no Person has or will have any right to acquire any security or Equity Interest in the Morgantown Company or is entitled to any preemptive or similar right. The Morgantown Company does not have any (A) outstanding debt security that has the right to vote or is convertible into any Equity Interest or (B) outstanding obligations to repurchase, redeem, or otherwise acquire any interest in the Morgantown Company except for this Agreement. The Morgantown Membership Interests are not, and as of the Closing Date, shall not be, subject to any voting trusts, proxies, or other agreements or understandings. Seller has the requisite right, power, and authority to transfer and assign the Morgantown Membership Interests, and to contribute the Morgantown Membership Interests, as applicable, to Purchaser free and clear of any Encumbrances.

(iii) No Person has any right or interest in the Morgantown Membership Interests, or in the income, profits, cash flow or distribution rights attendant thereto, except only Seller.

(iv) The Morgantown Company has no Equity Interest in any Person.

(v) A true, correct, and complete organizational chart reflecting the ownership of Membership Interests in the Morgantown Company is set forth on Schedule 4.1(b)(v).

(vi) The Morgantown Company has no (and has never had any) subsidiaries and does not own and has never owned, directly or indirectly, any stock, membership interests, partnership interests or joint venture interests in, or similar equity ownership interest issued by, any other Person.

(f) Authority and Enforceability. (1) This Agreement has been duly authorized, executed and delivered by Seller and all agreements, instruments and documents herein provided to be executed by Seller at or before the Closing Date will be duly authorized, executed and delivered by and binding upon Seller as of the Closing Date; and (2) this Agreement constitutes, and at the Closing Date each of the other agreements and instruments referred to in clause (1) above will constitute, the legal, valid and binding obligations of Seller and is or shall be, as applicable, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

(g) Lexington Company Organizational Documents. Attached hereto as Schedule 4.1(g) is a true, correct and complete list of the Organizational Documents governing the Lexington Company as modified and/or amended through the Effective Date (the “Lexington Company Organizational Documents”). True, correct and complete copies of the Lexington Company Organizational Documents have been delivered by Seller to Purchaser. The Lexington Company Organizational Documents are in full force and effect and have not been modified, supplemented, or amended, and there shall be no amendments thereto prior to the Closing Date.

(h) Gainesville University Company Organizational Documents. Attached hereto as Schedule 4.1(h) is a true, correct and complete list of the Organizational Documents governing the Gainesville University Company as modified and/or amended through the Effective Date (the “Gainesville University Company Organizational Documents”). True, correct and complete copies of the Gainesville University Company Organizational Documents have been delivered by Seller to Purchaser. The Gainesville University Company Organizational Documents are in full force and effect and have not been modified, supplemented, or amended, and there shall be no amendments thereto prior to the Closing Date.

(i) Gainesville 13th and 3rd Company Organizational Documents. Attached hereto as Schedule 4.1(i) is a true, correct and complete list of the Organizational Documents governing the Gainesville 13th and 3rd Company as modified and/or amended through the Effective Date (the “Gainesville 13th and 3rd Company Organizational Documents”). True, correct and complete copies of the Gainesville 13th and 3rd Company Organizational Documents have been delivered by Seller to Purchaser. The Gainesville 13th and 3rd Company Organizational Documents are in full force and effect and have not been modified, supplemented, or amended, and there shall be no amendments thereto prior to the Closing Date.

(j) Morgantown Company Organizational Documents. Attached hereto as Schedule 4.1(j) is a true, correct and complete list of the Organizational Documents governing the Morgantown Company as modified and/or amended through the Effective Date (the “Morgantown Company Organizational Documents”). True, correct and complete copies of the Morgantown Company Organizational Documents have been delivered by Seller to Purchaser. The Morgantown Company Organizational Documents are in full force and effect and have not been modified, supplemented, or amended, and there shall be no amendments thereto prior to the Closing Date.

(k) Taxes – Lexington Company.

(i) The Lexington Company has filed in a timely manner (taking into account all extension of due dates) all returns, reports, forms, documents, declarations, payee statements or other information or filing required to be filed relating to the business, income, operations and assets of the Lexington Company with respect to Taxes (collectively, the “Lexington Company Tax Returns”), and has timely paid in full (except for those Taxes being contested in good faith and for which such Taxes are not required to be paid during the continuance of any such contest) any Taxes that have become due and payable by, or with respect to, the Lexington Company or its assets or operations, whether or not shown on a Lexington Company Tax Return. All information provided in such Lexington Company Tax Returns is true, correct, and complete in all material respects. The Lexington Company has withheld and/or timely paid all Taxes required to have been withheld and/or paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party.

(ii) The Lexington Company does not have any agreement, waiver or other document or arrangement with any taxing authority that extends or has the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) for which the Lexington Company may be liable, and no power of attorney with respect to any Tax matter is currently in force with respect the Lexington Company.

(iii) As of the Effective Date, except to the extent of any such audits, examinations, investigations, actions, suits, claims, assessments or proceedings contested in good faith and for which appropriate reserves have been made, (x) there are no audits, examinations, investigations, actions, suits, claims, assessments, or administrative or judicial proceedings pending and served, (y) to the Knowledge of Seller, pending or threatened in writing, or (z) otherwise ongoing, in any case, with respect of any Real Property Taxes of the Lexington Property. Other than Real Property Taxes with respect to the Lexington Property that have heretofore been paid or are not yet due and payable as of the Closing Date, no deficiency for any amount of Taxes has been asserted or assessed by a taxing authority relating to the business, income, operations and/or assets of the Lexington Company. Seller has no knowledge that any such assessment or assertion of Tax liability shall be made.

(iv) The Lexington Company has not engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and regulations thereunder.

(v) The Lexington Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities.

(vi) There are no Encumbrances for Real Property Taxes on the Lexington Property or any assets of the Lexington Company (other than Encumbrances for Real Property Taxes not yet due and payable as of the Closing Date. The Lexington Company has, since its formation, been treated for U.S. federal income tax purposes as a disregarded entity.

(l) Taxes – Gainesville University Company.

(i) The Gainesville University Company has filed in a timely manner (taking into account all extension of due dates) all returns, reports, forms, documents, declarations, payee statements or other information or filing required to be filed relating to the business, income, operations and assets of the Gainesville University Company with respect to Taxes (collectively, the “Gainesville University Company Tax Returns”), and has timely paid in full (except for those Taxes being contested in good faith and for which such Taxes are not required to be paid during the continuance of any such contest) any Taxes that have become due and payable by, or with respect to, the Gainesville University Company or its assets or operations, whether or not shown on a Gainesville University Company Tax Return. All information provided in such Gainesville University Company Tax Returns is true, correct, and complete in all material respects. The Gainesville University Company has withheld and/or timely paid all Taxes required to have been withheld and/or paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party.

(ii) The Gainesville University Company does not have any agreement, waiver or other document or arrangement with any taxing authority that extends or has the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) for which the Gainesville University Company may be liable, and no power of attorney with respect to any Tax matter is currently in force with respect the Gainesville University Company.

(iii) As of the Effective Date, except to the extent of any such audits, examinations, investigations, actions, suits, claims, assessments or proceedings contested in good faith and for which appropriate reserves have been made, (x) there are no audits, examinations, investigations, actions, suits, claims, assessments, or administrative or judicial proceedings pending and served, (y) to the Knowledge of Seller, pending or threatened in writing, or (z) otherwise ongoing, in any case, with respect of any Real Property Taxes of the Gainesville University Property. Other than Real Property Taxes with respect to the Gainesville University Property that have heretofore been paid or are not yet due and payable as of the Closing Date, no deficiency for any amount of Taxes has been asserted or assessed by a taxing authority relating to the business, income, operations and/or assets of the Gainesville University Company. Seller has no knowledge that any such assessment or assertion of Tax liability shall be made.

(iv) The Gainesville University Company has not engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and regulations thereunder.

(v) The Gainesville University Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities.

(vi) There are no Encumbrances for Real Property Taxes on the Gainesville University Property or any assets of the Gainesville University Company (other than Encumbrances for Real Property Taxes not yet due and payable as of the Closing Date. The Gainesville University Company has, since its formation, been treated for U.S. federal income tax purposes as a disregarded entity.

(m) Taxes – Gainesville 13th and 3rd Company.

(i) The Gainesville 13th and 3rd Company has filed in a timely manner (taking into account all extension of due dates) all returns, reports, forms, documents, declarations, payee statements or other information or filing required to be filed relating to the business, income, operations and assets of the Gainesville 13th and 3rd Company with respect to Taxes (collectively, the “Gainesville 13th and 3rd Company Tax Returns”), and has timely paid in full (except for those Taxes being contested in good faith and for which such Taxes are not required to be paid during the continuance of any such contest) any Taxes that have become due and payable by, or with respect to, the Gainesville 13th and 3rd Company or its assets or operations, whether or not shown on a Gainesville 13th and 3rd Company Tax Return. All information provided in such Gainesville 13th and 3rd Company Tax Returns is true, correct, and complete in all material respects. The Gainesville 13th and 3rd Company has withheld and/or timely paid all Taxes required to have been withheld and/or paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party.

(ii) The Gainesville 13th and 3rd Company does not have any agreement, waiver or other document or arrangement with any taxing authority that extends or has the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) for which the Gainesville 13th and 3rd Company may be liable, and no power of attorney with respect to any Tax matter is currently in force with respect the Gainesville 13th and 3rd Company.

(iii) As of the Effective Date, except to the extent of any such audits, examinations, investigations, actions, suits, claims, assessments or proceedings contested in good faith and for which appropriate reserves have been made, (x) there are no audits, examinations, investigations, actions, suits, claims, assessments, or administrative or judicial proceedings pending and served, (y) to the Knowledge of Seller, pending or threatened in writing, or (z) otherwise ongoing, in any case, with respect of any Real Property Taxes of the Gainesville 13th and 3rd Property. Other than Real Property Taxes with respect to the Gainesville 13th and 3rd Property that have heretofore been paid or are not yet due and payable as of the Closing Date, no deficiency for any amount of Taxes has been asserted or assessed by a taxing authority relating to the business, income, operations and/or assets of the Gainesville 13th and 3rd Company. Seller has no knowledge that any such assessment or assertion of Tax liability shall be made.

(iv) The Gainesville 13th and 3rd Company has not engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and regulations thereunder.

(v) The Gainesville 13th and 3rd Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities.

(vi) There are no Encumbrances for Real Property Taxes on the Gainesville 13th and 3rd Property or any assets of the Gainesville 13th and 3rd Company (other than Encumbrances for Real Property Taxes not yet due and payable as of the Closing Date. The Gainesville 13th and 3rd Company has, since its formation, been treated for U.S. federal income tax purposes as a disregarded entity.

(n) Taxes – Morgantown Company.

(i) The Morgantown Company has filed in a timely manner (taking into account all extension of due dates) all returns, reports, forms, documents, declarations, payee statements or other information or filing required to be filed relating to the business, income, operations and assets of the Morgantown Company with respect to Taxes (collectively, the “Morgantown Company Tax Returns”), and has timely paid in full (except for those Taxes being contested in good faith and for which such Taxes are not required to be paid during the continuance of any such contest) any Taxes that have become due and payable by, or with respect to, the Morgantown Company or its assets or operations, whether or not shown on a Morgantown Company Tax Return. All information provided in such Morgantown Company Tax Returns is true, correct, and complete in all material respects. The Morgantown Company has withheld and/or timely paid all Taxes required to have been withheld and/or paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party.

(ii) The Morgantown Company does not have any agreement, waiver or other document or arrangement with any taxing authority that extends or has the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) for which the Morgantown Company may be liable, and no power of attorney with respect to any Tax matter is currently in force with respect the Morgantown Company.

(iii) As of the Effective Date, except to the extent of any such audits, examinations, investigations, actions, suits, claims, assessments or proceedings contested in good faith and for which appropriate reserves have been made, (x) there are no audits, examinations, investigations, actions, suits, claims, assessments, or administrative or judicial proceedings pending and served, (y) to the Knowledge of Seller, pending or threatened in writing, or (z) otherwise ongoing, in any case, with respect of any Real Property Taxes of the Morgantown Property. Other than Real Property Taxes with respect to the Morgantown Property that have heretofore been paid or are not yet due and payable as of the Closing Date, no deficiency for any amount of Taxes has been asserted or assessed by a taxing authority relating to the business, income, operations and/or assets of the Morgantown Company. Seller has no knowledge that any such assessment or assertion of Tax liability shall be made.

(iv) The Morgantown Company has not engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and regulations thereunder.

(v) The Morgantown Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities.

(vi) There are no Encumbrances for Real Property Taxes on the Morgantown Property or any assets of the Morgantown Company (other than Encumbrances for Real Property Taxes not yet due and payable as of the Closing Date. The Morgantown Company has, since its formation, been treated for U.S. federal income tax purposes as either a partnership or a disregarded entity and not an association taxable as a corporation.

(o) Employees.

(i) Each Company has no employees and has not had any employees since its respective formation. All persons who provide services at the Properties are employed by Core Campus Management, LLC, a Delaware limited liability company (the “Managing Agent”) or its Affiliates or by contractors engaged by Seller, the applicable Company or the Managing Agent.

(ii) Seller is not (i) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity.

(iii) Neither Seller nor any Company is a party to any collective bargaining agreement or other contract or agreement with any labor organization representing any of the employees at any of the Properties.

(p) Compliance with Laws. To the Knowledge of Seller, the business of each Company has not been, and is not being, conducted in violation of any Applicable Law which has not been fully cured prior to the Effective Date. No Company has received any written notice that its applicable Property or the operations of the business of such Company as currently conducted are in violation of, or that such Company is in default under or in violation of, any Applicable Law. No investigation or review by any Governmental Authority with respect to any Company is pending and served or, to the Knowledge of Seller, pending or threatened in writing, nor, to the Knowledge of Seller, has any Governmental Authority indicated an intention to conduct the same. To the Knowledge of Seller, each Company has obtained, and is in compliance with, all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, exemptions and orders issued or granted by a Governmental Authority necessary to conduct its business as presently conducted. Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties contained in this Section 4.1(p) shall not apply to any matters relating to or arising from the physical or environmental condition of the Properties or the failure of a Property to be in compliance with Applicable Law.

(q) Litigation. As of the Effective Date, except as set forth on Schedule 4.1(q) (i) no Company is, a party to any litigation, action, claim, proceeding or suit that is pending and served with respect to any Property or any Company, (ii) to the Knowledge of Seller, there is no litigation, action, claims, proceeding or suit pending or threatened in writing with respect to any Property or any Company, and (iii) no Company has any outstanding judgments, orders, writs, injunctions, or decrees of any court or Governmental Authority against it or any Property.

(r) Contracts – Lexington Property. Schedule 4.1(r) sets forth a true, correct, and complete list of the Miscellaneous Contracts for the Lexington Property and the Lexington Company (the “Lexington Miscellaneous Contracts”). The Lexington Miscellaneous Contracts constitute all contracts and other agreements to which the Lexington Company is a party or otherwise by which it or the Lexington Property is bound. Seller has delivered to Purchaser true, correct, and complete copies of the Lexington Miscellaneous Contracts. Each Lexington Miscellaneous Contract is valid and binding on the Lexington Company, and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, and all material obligations of Seller and the Lexington Company under the Lexington Miscellaneous Contracts required to be performed prior to the Effective Date have been performed in all material respects. Except as set forth on Schedule 4.1(r) and/or to the extent actually known by Purchaser, as of the Effective Date, there is no material default under any Lexington Miscellaneous Contract (i) by the Lexington Company or (ii) to the Knowledge of Seller, by any other party thereto, in each case, with respect to any Lexington Miscellaneous Contract that is not terminated at or before Closing. Except as set forth on Schedule 4.1(r), each Lexington Miscellaneous Contract is terminable, without penalty, upon 30 days’ prior written notice.

(s) Contracts – Gainesville University Property. Schedule 4.1(s) sets forth a true, correct, and complete list of the Miscellaneous Contracts for the Gainesville University Property and the Gainesville University Company (the “Gainesville University Miscellaneous Contracts”). The Gainesville University Miscellaneous Contracts constitute all contracts and other agreements to which the Gainesville University Company is a party or otherwise by which it or the Gainesville University Property is bound. Seller has delivered to Purchaser true, correct, and complete copies of the Gainesville University Miscellaneous Contracts. Each Gainesville University Miscellaneous Contract is valid and binding on the Gainesville University Company, and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, and all material obligations of Seller and the Gainesville University Company under the Gainesville University Miscellaneous Contracts required to be performed prior to the Effective Date have been performed in all material respects. Except as set forth on Schedule 4.1(s) and/or or to the extent actually known by Purchaser, as of the Effective Date, there is no material default under any Gainesville University Miscellaneous Contract by (i) the Gainesville University Company or (ii) to the Knowledge of Seller, by any other party thereto, in each case, with respect to any Gainesville University Miscellaneous Contract that is not terminated at or before Closing. Except as set forth on Schedule 4.1(s), each Gainesville University Miscellaneous Contract is terminable, without penalty, upon 30 days’ prior written notice.

(t) Contracts – Gainesville 13th and 3rd Property. Schedule 4.1(t) sets forth a true, correct, and complete list of the Miscellaneous Contracts for the Gainesville 13th and 3rd Property and the Gainesville 13th and 3rd Company (the “Gainesville 13th and 3rd Miscellaneous Contracts”). The Gainesville 13th and 3rd Miscellaneous Contracts constitute all contracts and other agreements to which the Gainesville 13th and 3rd Company is a party or otherwise by which it or the Gainesville 13th and 3rd Property is bound. Seller has delivered to Purchaser true, correct, and complete copies of the Gainesville 13th and 3rd Miscellaneous Contracts. Each Gainesville 13th and 3rd Miscellaneous Contract is valid and binding on the Gainesville 13th and 3rd Company, and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, and all material obligations of Seller and the Gainesville 13th and 3rd Company under the Gainesville 13th and 3rd Miscellaneous Contracts required to be performed prior to the Effective Date have been performed in all material respects. Except as set forth on Schedule 4.1(t) and/or to the extent actually known by Purchaser, as of the Effective Date, there is no material default under any Gainesville 13th and 3rd Miscellaneous Contract by (i) the Gainesville 13th and 3rd Company or (ii) to the Knowledge of Seller, by any other party thereto, in each case, with respect to any Gainesville 13th and 3rd Miscellaneous Contract that is not terminated at or before Closing. Except as set forth on Schedule 4.1(t), each Gainesville 13th and 3rd Miscellaneous Contract is terminable, without penalty, upon 30 days’ prior written notice.

(u) Contracts – Morgantown Property. Schedule 4.1(u) sets forth a true, correct, and complete list of the Miscellaneous Contracts for the Morgantown Property and the Morgantown Company (the “Morgantown Miscellaneous Contracts”). The Morgantown Miscellaneous Contracts constitute all contracts and other agreements to which the Morgantown Company is a party or otherwise by which it or the Morgantown Property is bound. Seller has delivered to Purchaser true, correct, and complete copies of the Morgantown Miscellaneous Contracts. Each Morgantown Miscellaneous Contract is valid and binding on the Morgantown Company, and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, and all material obligations of Seller and the Morgantown Company under the Morgantown Miscellaneous Contracts required to be performed prior to the Effective Date have been performed in all material respects. Except as set forth on Schedule 4.1(u) and/or to the extent actually known by Purchaser, as of the Effective Date, there is no material default under any Morgantown Miscellaneous Contract by (i) the Morgantown Company or (ii) to the Knowledge of Seller, by any other party thereto, in each case, with respect to any Morgantown Miscellaneous Contract that is not terminated at or before Closing. Except as set forth on Schedule 4.1(u), each Morgantown Miscellaneous Contract is terminable, without penalty, upon 30 days’ prior written notice.

(v) Sole Assets and Business – Lexington Company. The Lexington Property constitutes the only asset of the Lexington Company. The Lexington Company was organized solely for the purpose of owning, leasing and operating the Lexington Property and at all times since its formation, the Lexington Company:

(i) has not carried on any business or owned any assets unrelated to the Lexington Property;

(ii) has maintained its accounts, books and records separate from any other Person;

(iii) has paid or reimbursed independent contractors acting on its behalf and its own liabilities out of its own funds and assets;

(iv) has not commingled its funds or assets with those of any other Person;

(v) has complied in all material respects with the Lexington Company Organizational Documents and all other formalities applicable to Delaware limited liability companies;

(vi) has held and identified itself as a separate and distinct entity under its own name and not as a division or part of any other Person; and has not made loans to or guaranteed the loans or other obligations of any Person;

(vii) has caused its financial statements to be prepared in a manner that indicates the separate existence of the Lexington Company and its assets and liabilities from any other Person;

(viii) has not entered into any agreement or arrangement other than the Lexington Company Organizational Documents, prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business,

(ix) has not entered into any contract or transaction in connection with the ownership and management of the Lexington Property other than in the ordinary course of its business;

(x) has not made any loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(xi) has not suffered any damage, destruction or casualty loss exceeding $100,000 for any individual casualty, whether or not covered by insurance; and

(xii) has not agreed, whether orally or in writing, to do any of the foregoing.

(w) Sole Assets and Business – Gainesville University Company. The Gainesville University Property constitutes the only asset of the Gainesville University Company. The Gainesville University Company was organized solely for the purpose of owning, leasing and operating the Gainesville University Property and at all times since its formation, the Gainesville University Company:

(i) has not carried on any business or owned any assets unrelated to the Gainesville University Property;

(ii) has maintained its accounts, books and records separate from any other Person;

(iii) has paid or reimbursed independent contractors acting on its behalf and its own liabilities out of its own funds and assets;

(iv) has not commingled its funds or assets with those of any other Person;

(v) has complied in all material respects with the Gainesville University Company Organizational Documents and all other formalities applicable to Delaware limited liability companies;

(vi) has held and identified itself as a separate and distinct entity under its own name and not as a division or part of any other Person; and has not made loans to or guaranteed the loans or other obligations of any Person;

(vii) has caused its financial statements to be prepared in a manner that indicates the separate existence of the Gainesville University Company and its assets and liabilities from any other Person;

(viii) has not entered into any agreement or arrangement other than the Gainesville University Company Organizational Documents, prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business,

(ix) has not entered into any contract or transaction in connection with the ownership and management of the Gainesville University Property other than in the ordinary course of its business;

(x) has not made any loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(xi) has not suffered any damage, destruction or casualty loss exceeding $100,000 for any individual casualty, whether or not covered by insurance; and

(xii) has not agreed, whether orally or in writing, to do any of the foregoing.

(x) Sole Assets and Business – Gainesville 13th and 3rd Company. The Gainesville 13th and 3rd Property constitutes the only asset of the Gainesville 13th and 3rd Company. The Gainesville 13th and 3rd Company was organized solely for the purpose of owning, leasing and operating the Gainesville 13th and 3rd Property and at all times since its formation, the Gainesville 13th and 3rd Company:

(i) has not carried on any business or owned any assets unrelated to the Gainesville 13th and 3rd Property;

(ii) has maintained its accounts, books and records separate from any other Person;

(iii) has paid or reimbursed independent contractors acting on its behalf and its own liabilities out of its own funds and assets;

(iv) has not commingled its funds or assets with those of any other Person;

(v) has complied in all material respects with the Gainesville 13th and 3rd Company Organizational Documents and all other formalities applicable to Delaware limited liability companies;

(vi) has held and identified itself as a separate and distinct entity under its own name and not as a division or part of any other Person; and has not made loans to or guaranteed the loans or other obligations of any Person;

(vii) has caused its financial statements to be prepared in a manner that indicates the separate existence of the Gainesville 13th and 3rd Company and its assets and liabilities from any other Person;

(viii) has not entered into any agreement or arrangement other than the Gainesville 13th and 3rd Company Organizational Documents, prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business,

(ix) has not entered into any contract or transaction in connection with the ownership and management of the Gainesville 13th and 3rd Property other than in the ordinary course of its business;

(x) has not made any loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(xi) has not suffered any damage, destruction or casualty loss exceeding $100,000 for any individual casualty, whether or not covered by insurance; and

(xii) has not agreed, whether orally or in writing, to do any of the foregoing.

(y) Sole Assets and Business – Morgantown Company. The Morgantown Property constitutes the only asset of the Morgantown Company. The Morgantown Company was organized solely for the purpose of owning, leasing and operating the Morgantown Property and at all times since its formation, the Morgantown Company:

(i) has not carried on any business or owned any assets unrelated to the Morgantown Property;

(ii) has maintained its accounts, books and records separate from any other Person;

(iii) has paid or reimbursed independent contractors acting on its behalf and its own liabilities out of its own funds and assets;

(iv) has not commingled its funds or assets with those of any other Person;

(v) has complied in all material respects with the Morgantown Company Organizational Documents and all other formalities applicable to Delaware limited liability companies;

(vi) has held and identified itself as a separate and distinct entity under its own name and not as a division or part of any other Person; and has not made loans to or guaranteed the loans or other obligations of any Person;

(vii) has caused its financial statements to be prepared in a manner that indicates the separate existence of the Morgantown Company and its assets and liabilities from any other Person;

(viii) has not entered into any agreement or arrangement other than the Morgantown Company Organizational Documents, prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business,

(ix) has not entered into any contract or transaction in connection with the ownership and management of the Morgantown Property other than in the ordinary course of its business;

(x) has not made any loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(xi) has not suffered any damage, destruction or casualty loss exceeding $100,000 for any individual casualty, whether or not covered by insurance; and

(xii) has not agreed, whether orally or in writing, to do any of the foregoing.

(z) Bankruptcy.

(i) Seller has not (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all of its assets, (D) suffered the attachment or other judicial seizure of all, or substantially all of its assets, or (E) admitted in writing its inability to pay its debts as they come due.

(ii) No Company has (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all of its assets, (D) suffered the attachment or other judicial seizure of all, or substantially all of its assets, or (E) admitted in writing its inability to pay its debts as they come due.

(iii) There is no pending and served, nor to the Knowledge of Seller, pending, case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of any Company, or any of its respective shareholders, members or partners, as the case may be, or the debts of any Company under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or any of its shareholders, members or partners or all or any substantial part of its or their property.

(aa) Financial Statements – Lexington Company.

(i) Set forth in Schedule 4.1(aa)(i)-1 are the unaudited balance sheets and the unaudited income statements of the Lexington Company dated as of and for the 12-month period ending December 31, 2025 (the “Lexington Financial Statement”). Set forth in Schedule 4.1(aa)(i)-2 are unaudited interim operating statements for the month of May, 2026 (the “Lexington Interim Operating Statement”).

(ii) Each of the Lexington Financial Statement and Lexington Interim Operating Statement is true, correct and complete with respect to all material items contained therein and fairly presents the financial position of the Lexington Company as of its date in all material respects, and the Lexington Financial Statement and Lexington Interim Operating Statement fairly present the financial condition and the results of operations, as the case may be, of the Lexington Company for the period set forth therein in all material respects, in each case in accordance with the accrual method of accounting consistently applied or other sound accounting principles as have been consistently applied.

(iii) Except for (A) liabilities and/or obligations under the Lexington Company Organizational Documents, (B) liabilities and/or obligations that shall be prorated pursuant to the terms of this Agreement, (C) liabilities reflected on the Lexington Financial Statement and Lexington Interim Operating Statement, (D) liabilities and/or obligations under the Leases with respect to the Lexington Property, the Lexington Miscellaneous Contracts and the Permitted Exceptions with respect to the Lexington Property, and (E) accrued liabilities up to $100,000 provided that a credit against the Purchase Price in the amount of such accrued liabilities is given to Purchaser (or other satisfactory arrangements shall be made which are mutually agreed to by Seller and Purchaser), as of the Closing Date, there shall be no debts, liabilities, obligations, guarantees, indemnities, losses, costs and expenses, of any kind and description, whether absolute or contingent, direct or indirect, or matured or unmatured of the Lexington Company as of the Closing Date.

(iv) The financial statements of Guarantor provided by Seller to Purchaser are true, correct and complete in all material respects as of the date set forth thereon.

(bb) Financial Statements – Gainesville University Company.

(i) Set forth in Schedule 4.1(bb)(i)-1 are the unaudited balance sheets and the unaudited income statements of the Gainesville University Company dated as of and for the 12-month period ending December 31, 2025 (the “Gainesville University Financial Statement”). Set forth in Schedule 4.1(bb)(i)-2 are unaudited interim operating statements for the month of May, 2026 (the “Gainesville University Interim Operating Statement”).

(ii) Each of the Gainesville University Financial Statement and Gainesville University Interim Operating Statement is true, correct and complete with respect to all material items contained therein and fairly presents the financial position of the Gainesville University Company as of its date in all material respects, and the Gainesville University Financial Statement and Gainesville University Interim Operating Statement fairly present the financial condition and the results of operations, as the case may be, of the Gainesville University Company for the period set forth therein in all material respects, in each case in accordance with the accrual method of accounting consistently applied or other sound accounting principles as have been consistently applied.

(iii) Except for (A) liabilities and/or obligations under the Gainesville University Company Organizational Documents, (B) liabilities and/or obligations that shall be prorated pursuant to the terms of this Agreement, (C) liabilities reflected on the Gainesville University Financial Statement and Gainesville University Interim Operating Statement, (D) liabilities and/or obligations under the Leases with respect to the Gainesville University Property, the Gainesville University Miscellaneous Contracts and the Permitted Exceptions with respect to the Gainesville University Property, and (E) accrued liabilities up to $100,000 provided that a credit against the Purchase Price in the amount of such accrued liabilities is given to Purchaser (or other satisfactory arrangements shall be made which are mutually agreed to by Seller and Purchaser), as of the Closing Date, there shall be no debts, liabilities, obligations, guarantees, indemnities, losses, costs and expenses, of any kind and description, whether absolute or contingent, direct or indirect, or matured or unmatured of the Gainesville University Company as of the Closing Date.

(cc) Financial Statements – Gainesville 13th and 3rd Company.

(i) Set forth in Schedule 4.1(cc)(i)-1 are the unaudited balance sheets and the unaudited income statements of the Gainesville 13th and 3rd Company dated as of and for the 12-month period ending December 31, 2025 (the “Gainesville 13th and 3rd Financial Statement”). Set forth in Schedule 4.1(cc)(i)-2 are unaudited interim operating statements for the month of May, 2026 (the “Gainesville 13th and 3rd Interim Operating Statement”).

(ii) Each of the Gainesville 13th and 3rd Financial Statement and Gainesville 13th and 3rd Interim Operating Statement is true, correct and complete with respect to all material items contained therein and fairly presents the financial position of the Gainesville 13th and 3rd Company as of its date in all material respects, and the Gainesville 13th and 3rd Financial Statement and Gainesville 13th and 3rd Interim Operating Statement fairly present the financial condition and the results of operations, as the case may be, of the Gainesville 13th and 3rd Company for the period set forth therein in all material respects, in each case in accordance with the accrual method of accounting consistently applied or other sound accounting principles as have been consistently applied.

(iii) Except for (A) liabilities and/or obligations under the Gainesville 13th and 3rd Company Organizational Documents, (B) liabilities and/or obligations that shall be prorated pursuant to the terms of this Agreement, (C) liabilities reflected on the Gainesville 13th and 3rd Financial Statement and Gainesville 13th and 3rd Interim Operating Statement, (D) liabilities and/or obligations under the Leases with respect to the Gainesville 13th and 3rd Property, the Gainesville 13th and 3rd Miscellaneous Contracts and the Permitted Exceptions with respect to the Gainesville 13th and 3rd Property, and (E) accrued liabilities up to $100,000 provided that a credit against the Purchase Price in the amount of such accrued liabilities is given to Purchaser (or other satisfactory arrangements shall be made which are mutually agreed to by Seller and Purchaser), as of the Closing Date, there shall be no debts, liabilities, obligations, guarantees, indemnities, losses, costs and expenses, of any kind and description, whether absolute or contingent, direct or indirect, or matured or unmatured of the Gainesville 13th and 3rd Company as of the Closing Date.

(dd) Financial Statements – Morgantown Company.

(i) Set forth in Schedule 4.1(dd)(i)-1 are the unaudited balance sheets and the unaudited income statements of the Morgantown Company dated as of and for the 12-month period ending December 31, 2025 (the “Morgantown Financial Statement”). Set forth in Schedule 4.1(dd)(i)-2 are unaudited interim operating statements for the month of May, 2026 (the “Morgantown Interim Operating Statement”).

(ii) Each of the Morgantown Financial Statement and Morgantown Interim Operating Statement is true, correct and complete with respect to all material items contained therein and fairly presents the financial position of the Morgantown Company as of its date in all material respects, and the Morgantown Financial Statement and Morgantown Interim Operating Statement fairly present the financial condition and the results of operations, as the case may be, of the Morgantown Company for the period set forth therein in all material respects, in each case in accordance with the accrual method of accounting consistently applied or other sound accounting principles as have been consistently applied.

(iii) Except for (A) liabilities and/or obligations under the Morgantown Company Organizational Documents, (B) liabilities and/or obligations that shall be prorated pursuant to the terms of this Agreement, (C) liabilities reflected on the Morgantown Financial Statement and Morgantown Interim Operating Statement, (D) liabilities and/or obligations under the Leases with respect to the Morgantown Property, the Morgantown Miscellaneous Contracts and the Permitted Exceptions with respect to the Morgantown Property, and (E) accrued liabilities up to $100,000 provided that a credit against the Purchase Price in the amount of such accrued liabilities is given to Purchaser (or other satisfactory arrangements shall be made which are mutually agreed to by Seller and Purchaser), as of the Closing Date, there shall be no debts, liabilities, obligations, guarantees, indemnities, losses, costs and expenses, of any kind and description, whether absolute or contingent, direct or indirect, or matured or unmatured of the Morgantown Company as of the Closing Date.

(ee) Leases, Rent Rolls—Lexington.

(i) A true, correct, and complete copy of the standard form residential lease used by the Lexington Company is attached hereto as Exhibit C-1 (the “Lexington Residential Lease Form”). True, correct, and complete copies of all Retail Leases with respect to the Lexington Property have been made available to Purchaser. The Leases with respect to the Lexington Property are in full force and effect and constitute the only leases, licenses and/or other agreements for the use or occupancy of the Lexington Property. Other than the Leases, there are no other leases, licenses or other written or oral agreements for the use or occupancy of all or any portion of the Lexington Property.

(ii) As of the Effective Date, the information on the rent roll for the Lexington Property set forth on Schedule 4.1(ee)(ii) (the “Lexington Rent Roll”) is true, correct, and complete in all material respects.

(iii) No Tenant at the Lexington Property has paid any rent, fees, or other charges for more than one month in advance which would result in such Tenant’s ability to credit such advance payment against any payment due by such Tenant after the Closing Date which will not be included in the schedule of credits contemplated by Article 2, nor, except as set forth in the Lexington Rent Roll, is any Tenant at the Lexington Property entitled to any free rent, abatement of rent or similar concession. The Lexington Company has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on the Lexington Rent Roll.

(iv) Except as set forth on Schedule 4.1(ee)(iv), the Lexington Company has not received any outstanding written notice from any Tenant asserting an uncured default by the landlord under any Lease with respect to the Lexington Property, and, to the Knowledge of Seller, there is no default by the landlord under any such Lease beyond applicable notice and cure periods.

(ff) Leases, Rent Rolls—Gainesville University.

(i) A true, correct, and complete copy of the standard form residential lease used by the Gainesville University Company is attached hereto as Exhibit C-2 (the “Gainesville University Residential Lease Form”). True, correct, and complete copies of all Retail Leases with respect to the Gainesville University Property have been made available to Purchaser. The Leases with respect to the Gainesville University Property are in full force and effect and constitute the only leases, licenses and/or other agreements for the use or occupancy of the Gainesville University Property. Other than the Leases, there are no other leases, licenses or other written or oral agreements for the use or occupancy of all or any portion of the Gainesville University Property.

(ii) As of the Effective Date, the information on the rent roll for the Gainesville University Property set forth on Schedule 4.1(ff)(ii) (the “Gainesville University Rent Roll”) is true, correct, and complete in all material respects.

(iii) No Tenant at the Gainesville University Property has paid any rent, fees, or other charges for more than one month in advance which would result in such Tenant’s ability to credit such advance payment against any payment due by such Tenant after the Closing Date which will not be included in the schedule of credits contemplated by Article 2, nor, except as set forth in the Gainesville University Rent Roll, is any Tenant at the Gainesville University Property entitled to any free rent, abatement of rent or similar concession. The Gainesville University Company has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on the Gainesville University Rent Roll.

(iv) Except as set forth on Schedule 4.1(ff)(iv), the Gainesville University Company has not received any outstanding written notice from any Tenant asserting an uncured default by the landlord under any Lease with respect to the Gainesville University Property, and, to the Knowledge of Seller, there is no default by the landlord under any such Lease beyond applicable notice and cure periods.

(gg) Leases, Rent Rolls—Gainesville 13th and 3rd.

(i) A true, correct, and complete copy of the standard form residential lease used by the Gainesville 13th and 3rd Company is attached hereto as Exhibit C-3 (the “Gainesville 13th and 3rd Residential Lease Form”). True, correct, and complete copies of all Retail Leases with respect to the Gainesville 13th and 3rd Property have been made available to Purchaser. The Leases with respect to the Gainesville 13th and 3rd Property are in full force and effect and constitute the only leases, licenses and/or other agreements for the use or occupancy of the Gainesville 13th and 3rd Property. Other than the Leases, there are no other leases, licenses or other written or oral agreements for the use or occupancy of all or any portion of the Gainesville 13th and 3rd Property.

(ii) As of the Effective Date, the information on the rent roll for the Gainesville 13th and 3rd Property set forth on Schedule 4.1(gg)(ii) (the “Gainesville 13th and 3rd Rent Roll”) is true, correct, and complete in all material respects.

(iii) No Tenant at the Gainesville 13th and 3rd Property has paid any rent, fees, or other charges for more than one month in advance which would result in such Tenant’s ability to credit such advance payment against any payment due by such Tenant after the Closing Date which will not be included in the schedule of credits contemplated by Article 2, nor, except as set forth in the Gainesville 13th and 3rd Rent Roll, is any Tenant at the Gainesville 13th and 3rd Property entitled to any free rent, abatement of rent or similar concession. The Gainesville 13th and 3rd Company has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on the Gainesville 13th and 3rd Rent Roll.

(iv) Except as set forth on Schedule 4.1(gg)(iv), the Gainesville 13th and 3rd Company has not received any outstanding written notice from any Tenant asserting an uncured default by the landlord under any Lease with respect to the Gainesville 13th and 3rd Property, and, to the Knowledge of Seller, there is no default by the landlord under any such Lease beyond applicable notice and cure periods.

(hh) Leases, Rent Rolls—Morgantown.

(i) A true, correct, and complete copy of the standard form residential lease used by the Morgantown Company is attached hereto as Exhibit C-4 (the “Morgantown Residential Lease Form”). True, correct, and complete copies of all Retail Leases with respect to the Morgantown Property have been made available to Purchaser. The Leases with respect to the Morgantown Property are in full force and effect and constitute the only leases, licenses and/or other agreements for the use or occupancy of the Morgantown Property. Other than the Leases, there are no other leases, licenses or other written or oral agreements for the use or occupancy of all or any portion of the Morgantown Property.

(ii) As of the Effective Date, the information on the rent roll for the Morgantown Property set forth on Schedule 4.1(hh)(ii) (the “Morgantown Rent Roll”) is true, correct, and complete in all material respects.

(iii) No Tenant at the Morgantown Property has paid any rent, fees, or other charges for more than one month in advance which would result in such Tenant’s ability to credit such advance payment against any payment due by such Tenant after the Closing Date which will not be included in the schedule of credits contemplated by Article 2, nor, except as set forth in the Morgantown Rent Roll, is any Tenant at the Morgantown Property entitled to any free rent, abatement of rent or similar concession. The Morgantown Company has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on the Morgantown Rent Roll.

(iv) Except as set forth on Schedule 4.1(hh)(iv), the Morgantown Company has not received any outstanding written notice from any Tenant asserting an uncured default by the landlord under any Lease with respect to the Morgantown Property, and, to the Knowledge of Seller, there is no default by the landlord under any such Lease beyond applicable notice and cure periods.

(ii) Security Deposits, Concessions.

(i) Schedule 4.1(ii)(i) sets forth all security deposits held by the Lexington Company under the Leases at the Lexington Property, and no Tenant under a Lease at the Lexington Property is or was entitled to any rebate, free rent, or other rental concession (other than concessions which are due and payable prior to the Closing) which is not disclosed on the Lexington Rent Roll. The information on Schedule 4.1(ii)(i) is true, correct, and complete in all material respects. As of the Effective Date, no tenant security deposit held by the Lexington Company has been applied against a Tenant’s obligations and not restored to the full amount required under the applicable Lease.

(ii) Schedule 4.1(ii)(ii) sets forth all security deposits held by the Gainesville University Company under the Leases at the Gainesville University Property, and no Tenant under a Lease at the Gainesville University Property is or was entitled to any rebate, free rent, or other rental concession (other than concessions which are due and payable prior to the Closing) which is not disclosed on the Gainesville University Rent Roll. The information on Schedule 4.1(ii)(ii) is true, correct, and complete in all material respects. As of the Effective Date, no tenant security deposit held by the Gainesville University Company has been applied against a Tenant’s obligations and not restored to the full amount required under the applicable Lease.

(iii) Schedule 4.1(ii)(iii) sets forth all security deposits held by the Gainesville 13th & 3rd Company under the Leases at the Gainesville 13th & 3rd Property, and no Tenant under a Lease at the Gainesville 13th & 3rd Property is or was entitled to any rebate, free rent, or other rental concession (other than concessions which are due and payable prior to the Closing) which is not disclosed on the Gainesville 13th & 3rd Rent Roll. The information on Schedule 4.1(ii)(iii) is true, correct, and complete in all material respects. As of the Effective Date, no tenant security deposit held by the Gainesville 13th & 3rd Company has been applied against a Tenant’s obligations and not restored to the full amount required under the applicable Lease.

(iv) Schedule 4.1(ii)(iv) sets forth all security deposits held by the Morgantown Company under the Leases at the Morgantown Property, and no Tenant under a Lease at the Morgantown Property is or was entitled to any rebate, free rent, or other rental concession (other than concessions which are due and payable prior to the Closing) which is not disclosed on the Morgantown Rent Roll. The information on Schedule 4.1(ii)(iv) is true, correct, and complete in all material respects. As of the Effective Date, no tenant security deposit held by the Morgantown Company has been applied against a Tenant’s obligations and not restored to the full amount required under the applicable Lease.

(jj) Condemnation. As of the Effective Date, there are no condemnation or similar proceedings pending and served or, to the Knowledge of Seller, pending or threatened in writing, with respect to any Property or any portion thereof.

(kk) No Right of Others to Purchase or Lease. Other than with respect to the Verizon Lease, Seller has not granted any Person (other than Purchaser) any conditional or unconditional (i) option, right of first offer, right of first refusal or other similar right to purchase any Property or any portion thereof or interest therein (including the Membership Interests), or (ii) option, right of first offer, right of first refusal or other similar right to ground lease or net lease any Property or any portion thereof or interest therein.

(ll) Non-Foreign Person. Seller is not a “foreign person,” “foreign partnership” or “foreign corporation” (as each of those terms is defined in the Code).

(mm) Tenant Improvement Allowances and Leasing Commissions – Lexington Property.

(i) Except for those agreements, allowances and commissions listed on Schedule 4.1(mm)(i), there are no Tenant Inducement Costs that will hereafter become due or owing with respect to the Lexington Property, other than in connection with retail leases that may be entered into after the Effective Date and consented to in writing by Purchaser. There are no leasing fees and commissions due or payable to Seller or any of its Affiliates in connection with the Leases entered into as of the Effective Date.

(ii) Except as set forth in Schedule 4.1(mm)(i), all tenant improvements required under the Leases to be completed by the Effective Date by the landlord thereunder have been completed and all Tenant Inducement Costs required under the Leases have been paid in full.

(nn) Tenant Improvement Allowances and Leasing Commissions – Gainesville University Property.

(i) Except for those agreements, allowances and commissions listed on Schedule 4.1(nn)(i), there are no Tenant Inducement Costs that will hereafter become due or owing with respect to the Gainesville University Property, other than in connection with retail leases that may be entered into after the Effective Date and consented to in writing by Purchaser. There are no leasing fees and commissions due or payable to Seller or any of its Affiliates in connection with the Leases entered into as of the Effective Date.

(ii) Except as set forth in Schedule 4.1(nn)(i), all tenant improvements required under the Leases to be completed by the Effective Date by the landlord thereunder have been completed and all Tenant Inducement Costs required under the Leases have been paid in full.

(oo) Tenant Improvement Allowances and Leasing Commissions – Gainesville 13th and 3rd Property.

(i) Except for those agreements, allowances and commissions listed on Schedule 4.1(oo)(i), there are no there are no Tenant Inducement Costs that will hereafter become due or owing with respect to the Gainesville 13th and 3rd Property, other than in connection with retail leases that may be entered into after the Effective Date and consented to in writing by Purchaser. There are no leasing fees and commissions due or payable to Seller or any of its Affiliates in connection with the Leases entered into as of the Effective Date.

(ii) Except as set forth in Schedule 4.1(oo)(i), all tenant improvements required under the Leases to be completed by the Effective Date by the landlord thereunder have been completed and all Tenant Inducement Costs required under the Leases have been paid in full.

(pp) Tenant Improvement Allowances and Leasing Commissions – Morgantown Property.

(i) Except for those agreements, allowances and commissions listed on Schedule 4.1(pp)(i), there are no there are no Tenant Inducement Costs that will hereafter become due or owing with respect to the Morgantown Property, other than in connection with retail leases that may be entered into after the Effective Date and consented to in writing by Purchaser. There are no leasing fees and commissions due or payable to Seller or any of its Affiliates in connection with the Leases entered into as of the Effective Date.

(ii) Except as set forth in Schedule 4.1(pp)(i), all tenant improvements required under the Leases to be completed by the Effective Date by the landlord thereunder have been completed and all Tenant Inducement Costs required under the Leases have been paid in full.

(qq) Compliance with Laws.

(i) As of the Effective Date, the Lexington Company has not received any written notice that the Lexington Property is and, to the Knowledge of Seller, the Lexington Company is not, in violation of any Applicable Law, including, without limitation, any Applicable Law with respect to the use, occupancy or construction of the Lexington Property, which has not been cured.

(ii) As of the Effective Date, the Gainesville University Company has not received any written notice that the Gainesville University Property is and, to the Knowledge of Seller, the Gainesville University Company is not, in violation of any Applicable Law, including, without limitation, any Applicable Law with respect to the use, occupancy or construction of the Gainesville University Property, which has not been cured.

(iii) As of the Effective Date, the Gainesville 13th and 3rd Company has not received any written notice that the Gainesville 13th and 3rd Property is and, to the Knowledge of Seller, the Gainesville 13th and 3rd Company is not, in violation of any Applicable Law, including, without limitation, any Applicable Law with respect to the use, occupancy or construction of the Gainesville 13th and 3rd Property, which has not been cured.

(iv) As of the Effective Date, the Morgantown Company has not received any written notice that the Morgantown Property is and, to the Knowledge of Seller, the Morgantown Company is not, in violation of any Applicable Law, including, without limitation, any Applicable Law with respect to the use, occupancy or construction of the Morgantown Property, which has not been cured.

(rr) OFAC. Neither Seller nor, to the Knowledge of Seller, any of its members, partners, shareholders, stockholders, subsidiaries, officers, or directors (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”); (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

(ss) Hazardous Materials.

(i) Lexington:

(A) Except as set forth in the environmental reports listed on Schedule 4.1(ss)(i)(A), which Seller has made available to Purchaser, to the Knowledge of Seller, the Lexington Real Property and the Lexington Company are in compliance, in all material respects, with all Hazardous Substance statutes, laws and ordinances and the Lexington Company has not received any summons, citation, directive, order, other communication from the United States Environmental Protection Agency or any other Governmental Authority alleging any violation of such Hazardous Substance statutes, laws or ordinances with respect to the Lexington Property;

(B) To the Knowledge of Seller, the Lexington Company has not caused or permitted all or any part of the Lexington Real Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or other elements, compounds, mixtures, solutions of substances, except in compliance with all Hazardous Substance statutes, laws and ordinances; and

(C) To the Knowledge of Seller, the Lexington Company has not caused or permitted any release, spill, leak, emittance, discharge, leaching, seeping, draining or dumping of any Hazardous Materials on-site or off-site emanating from the Lexington Real Property.

(ii) Gainesville University:

(A) Except as set forth in the environmental reports listed on Schedule 4.1(ss)(ii)(A), which Seller has made available to Purchaser, to the Knowledge of Seller, the (ii) Gainesville University Real Property and the Gainesville University Company are in compliance, in all material respects, with all Hazardous Substance statutes, laws and ordinances and the Gainesville University Company has not received any summons, citation, directive, order, other communication from the United States Environmental Protection Agency or any other Governmental Authority alleging any violation of such Hazardous Substance statutes, laws or ordinances with respect to the Gainesville University Property;

(B) To the Knowledge of Seller, the Gainesville University Company has not caused or permitted all or any part of the Gainesville University Real Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or other elements, compounds, mixtures, solutions of substances, except in compliance with all Hazardous Substance statutes, laws and ordinances; and

(C) To the Knowledge of Seller, the Gainesville University Company has not caused or permitted any release, spill, leak, emittance, discharge, leaching, seeping, draining or dumping of any Hazardous Materials on-site or off-site emanating from the Gainesville University Real Property.

(iii) Gainesville 13th & 3rd:

(A) Except as set forth in the environmental reports listed on Schedule 4.1(ss)(iii)(A), which Seller has made available to Purchaser, to the Knowledge of Seller, the Gainesville 13th & 3rd Real Property and the Gainesville 13th & 3rd Company are in compliance, in all material respects, with all Hazardous Substance statutes, laws and ordinances and the Gainesville 13th & 3rd Company has not received any summons, citation, directive, order, other communication from the United States Environmental Protection Agency or any other Governmental Authority alleging any violation of such Hazardous Substance statutes, laws or ordinances with respect to the Gainesville 13th & 3rd Property;

(B) To the Knowledge of Seller, the Gainesville 13th & 3rd Company has not caused or permitted all or any part of the Gainesville 13th & 3rd Real Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or other elements, compounds, mixtures, solutions of substances, except in compliance with all Hazardous Substance statutes, laws and ordinances; and

(C) To the Knowledge of Seller, the Gainesville 13th & 3rd Company has not caused or permitted any release, spill, leak, emittance, discharge, leaching, seeping, draining or dumping of any Hazardous Materials on-site or off-site emanating from the Gainesville 13th & 3rd Real Property.

(iv) Morgantown:

(A) Except as set forth in the environmental reports listed on Schedule 4.1(ss)(iv)(A), which Seller has made available to Purchaser, to the Knowledge of Seller, the Morgantown Real Property and the Morgantown Company are in compliance, in all material respects, with all Hazardous Substance statutes, laws and ordinances and the Morgantown Company has not received any summons, citation, directive, order, other communication from the United States Environmental Protection Agency or any other Governmental Authority alleging any violation of such Hazardous Substance statutes, laws or ordinances with respect to the Morgantown Property;

(B) To the Knowledge of Seller, the Morgantown Company has not caused or permitted all or any part of the Morgantown Real Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or other elements, compounds, mixtures, solutions of substances, except in compliance with all Hazardous Substance statutes, laws and ordinances; and

(C) To the Knowledge of Seller, the Morgantown Company has not caused or permitted any release, spill, leak, emittance, discharge, leaching, seeping, draining or dumping of any Hazardous Materials on-site or off-site emanating from the Morgantown Real Property.

(tt) Permits.

(i) To the Knowledge of Seller, the Lexington Property is entitled with, and has issued for the benefit of use of the Lexington Property, all permits, occupancy certificates, and licenses that are necessary under any requirement of Applicable Law to operate the Lexington Property and for the Lexington Company to conduct its business as presently operated and conducted thereon (collectively, the “Lexington Permits”). To the Knowledge of Sellers the Lexington Permits are in full force and effect and no outstanding default thereunder exists or.

(ii) To the Knowledge of Seller, the Gainesville University Property is entitled with, and has issued for the benefit of use of the Gainesville University Property, all permits, occupancy certificates, and licenses that are necessary under any requirement of Applicable Law to operate the Gainesville University Property and for the Gainesville University Company to conduct its business as presently operated and conducted thereon (collectively, the “Gainesville University Permits”). To the Knowledge of Seller, the Gainesville University Permits are in full force and effect and no outstanding default thereunder exists.

(iii) To the Knowledge of Seller, the Gainesville 13th and 3rd Property is entitled with, and has issued for the benefit of use of the Gainesville 13th and 3rd Property, all permits, occupancy certificates, and licenses that are necessary under any requirement of Applicable Law to operate the Gainesville 13th and 3rd Property and for the Gainesville 13th and 3rd Company to conduct its business as presently operated and conducted thereon (collectively, the “Gainesville 13th and 3rd Permits”). To the Knowledge of Seller, the Gainesville 13th and 3rd Permits are in full force and effect and no outstanding default thereunder exists.

(iv) To the Knowledge of Seller, the Morgantown Property is entitled with, and has issued for the benefit of use of the Morgantown Property, all permits, occupancy certificates, and licenses that are necessary under any requirement of Applicable Law to operate the Morgantown Property and for the Morgantown Company to conduct its business as presently operated and conducted thereon (collectively, the “Morgantown Permits”). To the Knowledge of Seller, the Morgantown Permits are in full force and effect and no outstanding default thereunder exists.

(uu) Zoning.

(i) As of the Effective Date, and except for violations that have been fully cured, the Lexington Company has not received any written notice from any Governmental Authority with respect to the violation of any statute, law, or ordinance regarding zoning applicable to the Lexington Property or of any proposed zoning changes that could prohibit or materially impede or impair the use or occupancy of the Lexington Property as a student housing project as currently utilized.

(ii) As of the Effective Date, and except for violations that have been fully cured, the Gainesville University Company has not received any written notice from any Governmental Authority with respect to the violation of any statute, law, or ordinance regarding zoning applicable to the Gainesville University Property or of any proposed zoning changes that could prohibit or materially impede or impair the use or occupancy of the Gainesville University Property as a student housing project as currently utilized.

(iii) As of the Effective Date, and except for violations that have been fully cured, the Gainesville 13th and 3rd Company has not received any written notice from any Governmental Authority with respect to the violation of any statute, law, or ordinance regarding zoning applicable to the Gainesville 13th and 3rd Property or of any proposed zoning changes that could prohibit or materially impede or impair the use or occupancy of the Gainesville 13th and 3rd Property as a student housing project as currently utilized.

(iv) As of the Effective Date, and except for violations that have been fully cured, the Morgantown Company has not received any written notice from any Governmental Authority with respect to the violation of any statute, law, or ordinance regarding zoning applicable to the Morgantown Property or of any proposed zoning changes that could prohibit or materially impede or impair the use or occupancy of the Morgantown Property as a student housing project as currently utilized.

4.2. Survival; Liability for Misrepresentation by Seller.

(a) Survival of Representations and Warranties.

(i) The representations and warranties contained in Sections 4.1(a) – (j), (the “Fundamental Reps”) shall survive the Closing for a period of five (5) years (the “Fundamental Rep Survival Period”).

(ii) The representations and warranties contained in Sections 4.1(k) – (n) (the “Tax Reps”) shall survive the Closing for a period of five (5) years (the “Tax Rep Survival Period”).

(iii) The representations and warranties contained in Sections 4.1(o) – (q), Sections 4.1(v) – (z), Section 4.1(aa)(iii), Section 4.1(bb)(iii), Section 4.1(cc)(iii), Section 4.1(dd)(iii), Section 4.1(ll) and Section 4.1(rr) (the “Intermediate Reps”) shall survive the Closing for a period of twenty-four (24) months (the “Intermediate Rep Survival Period”).

(iv) The representations and warranties contained in Sections 4.1(r) – (u), Sections 4.1(aa)(i) – (ii), Sections 4.1(bb)(i) – (ii), Sections 4.1(cc)(i) – (ii), Sections 4.1(dd)(i) – (ii), Sections 4.1(ee) – (kk), Sections 4.1(mm) – (qq) and Sections 4.1(ss) – (uu) (the “Property Reps”) shall survive the Closing for a period of nine (9) months (the “Property Rep Survival Period”).

Each of the Fundamental Rep Survival Period, the Tax Rep Survival Period, the Intermediate Rep Survival Period and the Property Rep Survival Period, as applicable, is referred to herein as the “Survival Period”. In the event that notice of any claim for indemnification has been given pursuant to this Agreement within the applicable Survival Period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim), solely with respect to such timely made indemnification claim, shall survive with respect to such claim until such time as such claim is fully resolved and satisfied.

(b) Liability for Misrepresentation. Seller shall promptly provide Purchaser with written notice if, prior to Closing, Seller obtains actual knowledge that any representation or warranty of Seller contained in Section 4.1 or Section 10.4 of this Agreement fails to be to be true and correct in any material respect. If any representation or warranty of Seller contained in Section 4.1 or Section 10.4 of this Agreement shall fail to be true and correct in any material respect as of the Closing, Purchaser’s sole remedies shall be either, at Purchaser’s option, (i) to terminate this Agreement in accordance with Section 7.3 or Section 8.1, as applicable, or (ii) waive such failure and proceed to the Closing. If the Closing shall take place without Purchaser making an objection to an untrue representation and warranty of which Purchaser shall have actual knowledge, Purchaser shall be deemed to have accepted such untrue representation and warranty and the same shall be deemed to have been included in the applicable Disclosure Schedules where applicable.

(c) Representation and Warranty Liability Limitations. Seller’s liability with respect to a breach of a representation or warranty of Seller contained in this Agreement (whether pursuant to an indemnification claim, a damages claim, or otherwise) shall be subject to the applicable thresholds and limitations set forth in Section 8.3(b) and this Section 4.2.

(d) Knowledge of Seller. Notwithstanding anything to the contrary contained in this Agreement, references to the “Knowledge of Seller” or “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of Andrew Holm and Jeff Schroeder (each a “Knowledge Party” and, collectively, the “Knowledge Parties”) and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or other Affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon any Knowledge Party any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, no Knowledge Party shall have any personal liability under, in connection with, or arising from this Agreement.

(e) Knowledge of Purchaser. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, including, without limitation, for purposes of conditions to Closing, waivers, indemnity claims, breaches and/or remedies, (i) Purchaser shall be deemed to have actual knowledge of all facts and circumstances actually known by Jeff Schroeder and/or Brendan Miller, and (ii) if Purchaser proceeds to Closing despite having actual knowledge (including, without limitation, any actual knowledge deemed to be held by Purchaser pursuant to this Section 4.2(e), and including any matter disclosed in the Disclosure Schedules) that (A) any representation or warranty of Seller that survives the Closing is materially false or inaccurate or (B) Seller is in material breach or default of any covenant or other obligation of Seller as of the Closing, then Seller shall have no liability or obligation to Purchaser or any Purchaser Indemnitee with respect to such materially false or inaccurate representation or warranty or such material breach or default, as applicable, and any claim arising therefrom or relating thereto shall be deemed waived and shall terminate upon the Closing to the extent of Purchaser’s actual knowledge of the same.

4.3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows as of the Effective Date and as of the Closing Date:

(a) Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite power and authority to conduct its business as now being conducted. Purchaser has the requisite power and authority to execute, deliver and comply with its obligations under this Agreement and all Closing deliveries to be made by Purchaser as contemplated hereby. Purchaser has taken all actions and received all necessary consents and authorizations (or will by Closing) required for the consummation of Transaction by Purchaser and to perform its obligations under this Agreement; neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the Transaction will violate or result in the breach of any contract, agreement, law, rule or regulation to which Purchaser is a party or by which Purchaser is bound; and this Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement or in connection herewith shall, when executed and delivered, be valid and enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b) Purchaser will be assigning this Agreement to a Permitted Assignee prior to Closing. For the purposes of the representations and warranties in this Section 4.3(b) and in Section 4.3(e)(i) below, the term “Purchaser” shall mean such Permitted Assignee and the representations and warranties in such Sections shall be deemed to have been made as of the date of Purchaser’s assignment of this MIPA to such Permitted Assignee and as of the Closing Date. Purchaser has adequate capital to comply with its obligations and consummate the Transaction for the conduct of its business and discharge of its debts.

(c) Purchaser is not insolvent and, immediately after giving effect to the Transaction, Purchaser shall not be insolvent. Purchaser has assets, and immediately after giving effect to the Transaction, shall have assets (both tangible and intangible) with a fair value in excess of the amount required to pay its liabilities as they come due. Purchaser is not involved in any proceeding by or against it as a debtor before any governmental entity under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator, or other similar official for any part of Purchaser’s property.

(d) Purchaser is not a “foreign person,” “foreign partnership” or “foreign corporation” (as each of those terms is defined in the Code).

(e) Purchaser acknowledges that the offering and issuance of the Membership Interests to be acquired in connection with the Transaction is intended to be exempt from registration under the Securities Act. In furtherance thereof, Purchaser represents and warrants as follows:

(i) Purchaser is an “accredited investor” (as such term is defined in each of Rule 50l(a) of Regulation D promulgated under the Securities Act);

(ii) Purchaser is acquiring the Membership Interests solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of applicable securities laws;

(iii) Purchaser is knowledgeable, sophisticated, and experienced in business and financial matters and Purchaser fully understands the limitations on transfer and resale imposed by applicable securities laws. Purchaser is able to bear the economic risk of holding the Membership Interests for an indefinite period and is able to afford the complete loss of its investment in the Membership Interests;

(iv) Purchaser has received and reviewed all information and documents about or pertaining to the Companies, the Properties, the Membership Interests, the business and prospects of the Companies, and the issuance of the Membership Interests as Purchaser deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Companies, the Properties, the Membership Interests, and the business and prospects of the Companies, which Purchaser deems necessary or desirable to evaluate the merits and risks related to its investment in the Companies; and

(v) Purchaser is relying upon its own independent analysis and assessment, and the advice of Purchaser’s advisors, for purposes of evaluating, entering into, and consummating the Transaction, except to the extent expressly provided otherwise in this Agreement and/or in any documents delivered to Purchaser at Closing. Purchaser has not relied on any oral or written representation in connection with the offering of the Membership Interests (including any “teaser” provided to Purchaser) that is not contained in this Agreement or any documents delivered to Purchaser at Closing. Purchaser acknowledges that the Membership Interests have not been registered under the Securities Act or qualified under applicable securities laws and, therefore, may not be sold unless registered under the Securities Act or qualified under applicable securities laws or an exemption from registration or the prospectus requirement under securities laws is available.

(f) Neither Purchaser nor, to Purchaser’s knowledge, any of its members, partners, shareholders, stockholders, subsidiaries, officers, or directors (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order; (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Orders; (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

ARTICLE 5.

TITLE AND SURVEY

5.1. Title.

(a) Existing Title. Seller has delivered to Purchaser the Title Commitments, together with copies of all documents recorded against the Real Property.

(b) Acceptance of Title. Purchaser shall be deemed to have accepted title to the Real Property, and Purchaser shall consummate the Transaction, subject only to (i) the title exceptions set forth in Exhibit 5.1(b)-1 with respect to the Lexington Property, Exhibit 5.1(b)-2 with respect to the Gainesville Property, Exhibit 5.1(b)-3 with respect to the Gainesville 13th and 3rd Property, and Exhibit 5.1(b)-4 with respect to the Morgantown Property, (ii) the rights of Tenants, as tenants only, under the Leases (in each case without rights of first refusal to purchase, right of first offer to purchase or purchase options) with respect to the Leases disclosed on the Rent Rolls, and (iii) title exceptions created by or through Purchaser (the title exceptions, whether liens, encumbrances, defects, encroachments or other objections, described in clauses (i), (ii) and (iii) of this Section 5.l(b) shall be collectively referred to as “Permitted Exceptions”). Notwithstanding the foregoing, Seller shall cure or satisfy all Required Removal Exceptions (as defined below) prior to the Closing.

(c) Non-Permitted Title Objections. If a Property is affected by any Encumbrance, defect, encroachment, objection or other exception to title which is not a Permitted Exception (collectively, “Non-Permitted Title Objections”), then in such event, Seller may endeavor to use commercially reasonable efforts to remove or satisfy the same in a manner reasonably acceptable to Purchaser, and shall, for that purpose, be entitled to delay the Closing for up to thirty (30) days in the aggregate beyond the scheduled Closing Date provided that Seller shall notify Purchaser, in writing, within ten (10) days after receipt by Seller of the applicable notice of Non-Permitted Title Objections (the “Title Objection Notice”), whether or not it will endeavor to eliminate such Non-Permitted Title Objections. If Seller elects not to endeavor to remove or satisfy such Non-Permitted Title Objections affecting the Real Property or is unable to remove or satisfy the same in a manner reasonably acceptable to Purchaser (it being agreed that the Title Company agreeing to insure over any Non-Permitted Title Objection by endorsement or removal from Schedule B(ii) of the applicable Owner’s Policy shall be a reasonably acceptable satisfaction solely to the extent that such Non-Permitted Title Objections can be removed or discharged by a payment of a liquidated sum of money), then Purchaser shall have the right to either (i) accept title to the Membership Interests with the Real Property being subject to such Non-Permitted Title Objections, in which event Purchaser shall, to the extent the cost to remove such matters from title are readily ascertainable and less than or equal to $100,000.00, be entitled to a credit against the Purchase Price for the amount so required to remove such matters from title and, if the cost is greater than $100,000.00, then Purchaser shall be entitled to a credit against the Purchase Price in the amount of $100,000.00, or (ii) terminate this Agreement, in which event, the Earnest Money shall be promptly returned to Purchaser, and thereafter no Parties shall have any further rights or obligations hereunder, except those that expressly survive termination. Notwithstanding anything in this Agreement to the contrary, on or prior to Closing, Seller shall cure and/or remove of record (without notice of objection from Purchaser) (a) any deeds of trust, mortgages or security agreements placed on or affecting any of the Properties, the Companies and/or the Membership Interests (along with any ancillary loan documents that may have been recorded in conjunction with the same); provided, however, at Purchaser’s written request, such documents evidencing the Loan may remain outstanding if, and only if, such documents are to be amended, restated and/or assigned effective as of the Closing pursuant to arrangements acceptable to Seller, Lender and Purchaser, Seller shall have no obligation to incur any cost or liability or delay Closing in connection therewith, Purchaser shall promptly reimburse Seller for, and indemnify, defend and hold harmless Seller and its Affiliates from and against, any and all actual costs, fees, expenses, claims, liabilities, losses, damages and obligations arising from or relating to such amendment, restatement and/or assignment (including reasonable attorneys’ fees), Seller, each Pre-Closing Company and any guarantor or indemnitor in connection with the Loan shall be fully released at Closing, in writing, from all obligations under the Loan and all of the related loan documents, and there shall be no modification of the existing documents evidencing the Loan until after the foregoing releases have been obtained, (b) liens for past due taxes, (c) judgment liens against Seller, any Company or any Property, (d) mechanics’ and materialmen’s liens or notices thereof relating to work performed or labor provided at the request of Seller or any Company, (e) any other lien on a Property, and any other Non-Permitted Title Objection, in each case, created by Seller which can be removed or discharged by a payment of a liquidated sum of money, (f) all other liens (other than those which are created by Purchaser or its Affiliates) not contemplated by clauses (a) – (e) above which are in a liquidated amount which may be satisfied by the payment of a liquidated sum of money not exceeding a cumulative total of $250,000 in the case of this clause (f), and (g) all exceptions, liens or encumbrances to title which are created by, through or under Seller, any Company or any of their affiliates after the Effective Date without Purchaser’s prior written consent (collectively, “Required Removal Exceptions”).

5.2. Survey.

(a) Existing Surveys. Seller has delivered to Purchaser all existing surveys in Seller’s possession relating to the Real Property (collectively, the “Existing Surveys”). Purchaser may, at its option and at its sole cost and expense, obtain (and, if Purchaser so obtains, deliver to Seller and the Title Company) an updated survey for any of the Real Property (the “Updated Surveys”).

(b) Survey Objections. Purchaser shall notify Seller in writing, within five (5) Business Days after receipt of any Updated Surveys, of such objections as Purchaser may have to any item contained in the Updated Surveys which are not identified or included in any of the Existing Surveys and which are not otherwise Permitted Exceptions (“Survey Objections”). In the event Purchaser shall notify Seller of any Survey Objections, such Survey Objections shall be treated similarly to objections to title in accordance with Section 5.1(c).

ARTICLE 6.

COVENANTS

6.1. Obligations and Covenants of Seller.

(a) From and after the Effective Date and until the Closing or the earlier termination of this Agreement, Seller shall (or shall cause its Affiliates, including, without limitation, the Companies, to), at Seller’s sole cost and expense:

(i) Operate, manage, keep, repair, advertise, market, and lease the Properties in accordance with past practices and standard of care of Seller and its Affiliates, including, without limitation, the Companies;

(ii) Maintain all Leases in full force and effect and timely make, observe and perform all obligations to be paid, observed, or performed by the lessor or landlord under the Leases;

(iii) Maintain in force and effect the current insurance policies on the Property or policies providing similar coverage;

(iv) Reasonably cooperate with Purchaser in respect of any documents or information relating to the Property, Company and/or Membership Interest reasonably requested by Purchaser;

(v) Deliver to Purchaser any new or revised surveys of a Real Property obtained by Seller, which surveys shall be deemed to be an Updated Survey pursuant to Section 5.2(b);

(vi) Have the right to continue to offer each Property for lease in the same manner as of the Effective Date in accordance with its ordinary course of business and, upon written request from Purchaser, Seller shall keep Purchaser reasonably informed as to the status of leasing prior to the Closing Date; provided that, Seller shall not, and shall not allow any Company to, enter into any new retail lease at a Property, extend or renew any Retail Lease (except in accordance with the terms thereof), consent to an assignment or subletting with respect to any Retail Lease or modify, amend, terminate, or otherwise alter, in any material respects, any Retail Lease without Purchaser’s prior written consent which may be granted or withheld in Purchaser’s sole discretion; provided, however, Purchaser’s failure to disapprove any request for consent by Seller under this Section 6.1(a)(vi) within five (5) Business Days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto. Seller shall not, and shall cause each Company not to, enter into any new residential leases at a Property except on the Residential Lease Form with no deviations other than immaterial deviations;

(vii) Promptly notify Purchaser of any pending and served or threatened in writing litigation or governmental proceeding that would reasonably be expected to materially and adversely affect any Property after Closing to the extent that Seller or any Company has received written notice thereof or that Seller otherwise obtains actual knowledge thereof; and

(viii) Terminate, effective at or prior to Closing, all property management agreements affecting any of the Properties.

(b) Prior to the Closing Date, Seller shall not and shall cause its Affiliates, including, without limitation, the Companies, not to:

(i) Enter into, modify, amend, renew, extend, terminate, or otherwise alter, in any material respects, any Miscellaneous Contract without Purchaser’s prior written consent which consent may be granted or withheld in Purchaser’s sole discretion; provided, however, Purchaser’s consent shall not be required if such Miscellaneous Contract is cancelable upon not more than thirty (30) days’ notice without premium or penalty. Purchaser’s failure to disapprove any request for consent by Seller under this Section 6.1(b)(i) within five (5) Business Days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto

(ii) Sell, further pledge, or otherwise transfer, remove or dispose of any Personal Property, except as may be necessary for repairs, or the discarding of worn-out, obsolete, or useless items which are replaced in the ordinary course with a new item of at least equal quality and utility prior to the Closing, provided, however, that any Personal Property removed for repairs shall be returned to such Property promptly upon its repair and shall remain a part of the Personal Property whether or not such Personal Property shall be located on such Real Property as of the Closing Date;

(iii) Release or waive any material obligations of contractors or warranties under any construction contracts;

(iv) Further encumber any Property with any mortgage, deed of trust or similar security agreement; and

(v) Apply any security deposits with respect to any Tenant under the Leases without Purchaser’s prior written consent, unless the applicable Tenant has vacated the premises covered by such Lease; and

(vi) Incur any new Tenant Inducement Costs or enter into any agreement requiring the Seller or the Company to do work for any Tenant after the Closing Date, in either case, without first obtaining the prior written consent of Purchaser; and

(vii) Permit any of the following to occur without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole and absolute discretion: (A) any issuance by any Company of any ownership interest in such Company, or other changes to a Company’s capitalization as it exists on the Effective Date, except such changes to a Company’s capitalization that occurs solely due to the calculation of promote interests; (B) any sale, transfer, pledge, or assignment of any direct ownership interest in any Company; (C) any amendment or modification to any of the Organizational Documents; (D) any grant, conferral or award of any option, warrant, conversion right or other right to acquire any direct ownership interests in any Company; (E) any incurring or assuming by any Company of any indebtedness (other than accounts payable in the ordinary course of business), unless paid off in full and released of record (if applicable) at or prior to Closing; (F) any assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, indirectly, contingently or otherwise) by any Company for the obligations of any Person; or (G) any acquisition by any Company (including, without limitation, by merger, consolidation or acquisition of assets) of any entity or division thereof or any equity therein.

(viii) Upon written request from Purchaser, Seller shall use commercially reasonable efforts to cooperate with Purchaser in connection with either (A) sending one notice to Lender (which shall be prepared by Purchaser and approved by Seller) to request that Lender cause the Loan to be amended and restated at the Closing on terms and conditions mutually agreed upon between Purchaser and

Lender, or (B) sending one notice to Lender (which shall be prepared by Purchaser and approved by Seller) to request that Lender cause the Multi-State Mortgage to be assigned to Purchaser’s lender. Seller shall have no obligation to agree to or to cause Lender to agree to any amendment, restatement or assignment of the Loan or Multi-State Mortgage, to incur any cost or expense, to modify any existing loan economics or other terms, to commence or participate in negotiations with Lender beyond forwarding the applicable request, or to delay Closing in connection therewith. To the extent that the Loan is amended and restated at the Closing or such Multi-State Mortgage is assigned to Purchaser’s lender at Closing: (i) the Multi-State Mortgage shall be a Permitted Exception, (ii) Purchaser shall be entitled to any mortgage recording tax saved by the assignment of the Multi-State Mortgage at Closing to Purchaser’s lender, and (iii) Purchaser shall reimburse (or at Seller’s election credit) Seller for all actual out-of-pocket costs, fees and expenses incurred by Seller in connection with the amendment and restatement of the Loan and/or the assignment of the Multi-State Mortgage, including, without limitation, reasonable legal fees (but expressly excluding any exit fees and/or prepayment fees, if any, that would have otherwise been due if Seller had satisfied the Multi-State Mortgage at Closing). Purchaser shall indemnify, defend and hold harmless Seller, the Pre-Closing Companies and their respective Affiliates, and any guarantor or indemnitor in connection with the Loan, from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) arising from or relating to Purchaser’s request for such amendment and restatement and/or assignment or any documents or arrangements entered into in connection therewith. The amendment and restatement of the Loan and/or the assignment of the Multi-State Mortgage shall be made, if applicable, without representation, warranty or recourse to Seller and the Pre-Closing Companies and Seller, the Pre-Closing Companies and any guarantor or indemnitor in connection with the Loan must be fully released by Lender from all obligations under the Multi-State Mortgage and all other loan documents executed by any such party in connection with the Loan. For the avoidance of doubt, Purchaser’s obligation under this Agreement, including, without limitation, the sale of the Membership Interests to Purchaser, shall not be conditioned on the amendment and restatement of the Loan and/or the assignment of the Multi-State Mortgage and Seller shall have no liability to Purchaser or any other party for the success or failure of such amendment and restatement and/or assignment.

(c) Notwithstanding anything to the contrary contained in this Agreement: (i) Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant; (ii) the removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser; (iii) Purchaser agrees that it shall not be grounds for Purchaser’s refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without an abatement in or credit against the Purchase Price; and (iv) Seller reserves the right to apply any security deposit under a Lease against any uncollected rents under such Lease or any sums due Seller under such Lease, except that Seller shall not so apply the security deposit of any Tenant under a Lease until such Tenant has vacated the premises covered by such Lease.

6.2. Due Diligence Materials; Access; Financial Information.

(a) Seller has delivered, or made available, to Purchaser for inspection by Purchaser copies of all documents, reports and other materials pertaining to the Properties, the Membership Interests and the Companies set forth on Schedule 6.2 (all such documents, reports and materials (including any other documents, reports and other materials pertaining to the Properties, the Membership Interests and the Companies) delivered to Purchaser by or on behalf of Seller pursuant to this Agreement are collectively referred to as the “Due Diligence Materials”). The Due Diligence Materials shall not include any materials which are prepared by Seller’s counsel or protected by any attorney-client privilege.

(b) The parties acknowledge and agree that the terms and conditions of that certain Access Agreement, dated May 20, 2026, by and between the Companies and Purchaser (the “Access Agreement”) are hereby incorporated into this Agreement by reference as if fully set forth herein. Notwithstanding the foregoing, to the extent of any conflict between the terms of the Access Agreement and this Agreement, the terms of this Agreement shall control.

(c) Purchaser has advised Seller that Purchaser (or a direct or indirect owner of Purchaser or Affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the Properties (the “Financial Information”). If requested by Purchaser in writing within sixty (60) days following the Closing Date, Seller agrees to (i) use commercially reasonable efforts, at no cost or expense to Seller, to make available to Purchaser information regarding the applicable Property that is in Seller’s possession and that is reasonably necessary for Purchaser and its representatives and agents to prepare the Financial Information and (ii) deliver a customary audit letter (the “Audit Inquiry Letter”) in such form as is reasonably required by Purchaser’s third-party accountants (the “Accountants”) and is reasonably acceptable to Seller, with such facts and assumptions as reasonably determined by the Accountants (as is reasonably acceptable to Seller) to make such certificate accurate, signed by the individual(s) responsible for Seller’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Public Company Accounting Oversight Board; provided, however, that Seller shall not be required to create any new books, financial statements, financial information or records, incur any cost or expense for which Seller is not reimbursed by Purchaser, or provide cooperation other than making available existing information in Seller’s possession and providing reasonable cooperation as expressly set forth in this Section 6.2(c). In addition, at the request of Purchaser, to the extent that Seller’s financial statements for the Properties have been previously audited, Seller also agrees to (i) provide a copy of such financial statements to Purchaser and (ii) use commercially reasonable efforts to cause the auditor of Seller’s financial statements to (y) provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements, and (z) provide to Purchaser and/or their Affiliates or the underwriters or purchaser in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards; provided, however, that Seller’s commercially reasonable efforts with respect to any Audit Inquiry Letter and any third-party auditor consent or comfort letter shall be limited to making, at no cost or expense to seller, one request and any follow-up requests reasonably requested by Purchaser. The provisions of this Section 6.2(c) shall survive the Closing.

6.3. Tax Matters.

(a) Seller shall be responsible for and shall cause to be prepared and timely filed (at their sole cost and expense) all Tax Returns of each Company required or permitted to be filed for all taxable periods ending on or before the Closing Date and shall timely pay or cause to be timely paid all Taxes of a Company required to be paid with respect to such Tax Returns or otherwise; provided that, with respect to any Tax Returns that will be filed after the Effective Date by Seller, Seller shall give Purchaser a reasonable opportunity to review and comment on such Tax Returns prior to filing. Purchaser shall be responsible for and shall cause to be prepared and timely filed (at Purchaser’s sole cost and expense) all Tax Returns of the Companies for all Straddle Periods, shall (subject to the terms of this sentence) timely pay or cause to be timely paid all Taxes required to be paid with respect to such Tax Returns (it being agreed that Seller pay to Purchaser, at least five (5) Business Days prior to the date that the same are required to be paid by Purchaser, Seller’s share of all Taxes required to be paid with respect to such Tax Returns based on the appropriate allocation method set forth in Section 6.3(g)), and shall give Seller a reasonable opportunity to review and comment on all such Tax Returns of the applicable Company prior to filing. All Tax Returns prepared by Seller or Purchaser under this Section 6.3(a) shall be prepared in a manner consistent with the prior Tax Returns of the applicable Company. Seller shall not, and Purchaser shall not, and shall cause the Companies to not, amend or modify any such Tax Returns without the other party’s prior written consent (such consent not to be unreasonably withheld). Purchaser shall be responsible for all Tax Returns and all Taxes of the Companies for all taxable periods beginning after the Closing Date and Seller shall be responsible for all Taxes of the Companies for all taxable periods (or portions thereof) ending on or prior to the Closing Date.

(b) In the event (i) Seller or any Affiliate thereof, or (ii) Purchaser or any Affiliate thereof receive written notice of any pending or threatened Tax audit or assessment or other dispute concerning Taxes with respect to any Pre-Closing Tax Period or Straddle Period with regard to a Company, the party in receipt of such notice promptly shall notify the other party of such matter in writing.

(c) Seller shall have the sole right to and shall represent the interests of the applicable Company in any Tax audit or administrative or court proceeding relating to any Tax for any Pre-Closing Tax Period, and Seller shall reimburse all out-of-pocket costs reasonably incurred by Purchaser (including reasonable fees and expenses of outside counsel) in connection therewith, provided that (i) Seller shall keep Purchaser reasonably informed with respect to such audit or proceeding and shall give Purchaser the opportunity to participate, at Purchaser’s sole cost and expense, in such audit or proceeding and (ii) Seller shall not settle, compromise, or abandon any such audit or administrative or court proceeding without the prior written consent of Purchaser (such consent not to be unreasonably withheld) to the extent such settlement, compromise, or abandonment would reasonably be expected to adversely affect any Company for any Post-Closing Tax Period or Straddle Period. Purchaser shall have the sole right to and shall represent the interests of a Company in any Tax audit or administrative or court proceeding relating to any Tax for any Straddle Period and any Post-Closing Tax Period, and to employ counsel of its choice, all at Purchaser’s sole cost and expense, provided that to the extent that any such audit or proceeding relates to a Straddle Period, Purchaser shall keep Seller reasonably informed with respect to such audit or proceeding and shall give Seller the opportunity to participate, at Seller’s sole cost and expense, in such audit or proceeding. Notwithstanding the foregoing, Purchaser shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes with respect to any Tax Return of a Company relating to any Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller (such consent not to be unreasonably withheld).

(d) Seller and Purchaser shall (and shall cause their respective Affiliates to): (i) assist the other party in preparing and filing any Tax Return or report that such other party is responsible for preparing and filing hereunder; (ii) reasonably cooperate in preparing for any audit of, or dispute with any Governmental Authority or other taxing authority regarding, any Tax Return of an applicable Company relating to taxable periods for which the other party may have a liability hereunder; (iii) make available to the other party and to any Governmental Authority or other taxing authority as reasonably requested all information, records, and documents relating to Taxes of such applicable Company; (iv) provide timely notice to the other party in writing of any pending or threatened in writing Tax audit or assessment of Taxes with regard to such appliable Company for taxable periods for which the other party may have a liability hereunder; and (v) furnish the other party with copies of all correspondence received from any Governmental Authority or other taxing authority in connection with any Tax audit or information request with respect to such applicable Company for taxable periods for which the other party may have a liability hereunder.

(e) After the Closing, Seller and Purchaser will, and Purchaser will cause each Company to, preserve all information, records or documents relating to liabilities for Taxes of the applicable Company until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, however, that neither Seller nor Purchaser shall dispose of any of the foregoing items without first offering such items to the other Party (provided that Purchaser’s obligation to offer such items to Seller shall only apply to such information, records or documents relating to Pre-Closing Tax Periods).

(f) Except to the extent otherwise provided in Section 2.1(a), all Taxes relating to a Company for any Pre-Closing Tax Period will be the sole responsibility of Seller, and Seller shall indemnify and hold Purchaser harmless with respect to such Taxes. All Taxes relating to any Post-Closing Tax Period shall be the sole responsibility of Purchaser, and Purchaser shall indemnify and hold Seller harmless with respect to such Taxes. Notwithstanding anything in this Agreement to the contrary, to the extent Taxes relating to a Company for any Pre-Closing Tax Period are attributable solely to Purchaser’s adoption, modification or termination of any Tax election, Tax year or method of Tax accounting, after the Closing Date (other than as expressly contemplated by this Agreement), such Taxes shall be the responsibility of Purchaser, and Seller shall have no indemnification obligation in respect of such Taxes.

(g) Whenever it is necessary for purposes of this Section 6.3(g) to determine the liability for Taxes of a Company for any Straddle Period and except as otherwise provided in Section 2.1(a), the determination shall be made by assuming that such Company had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances, or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis. For the avoidance of doubt, any Taxes attributable to a transaction taking place on the Closing Date shall be deemed to be attributable to a Pre-Closing Tax Period.

(h) Any amended Tax Return or claim for Tax refund with respect to a Company to be filed after the Closing Date that relates to a Pre-Closing Tax Period shall require the consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

(i) Except as otherwise provided in Section 2.1(a), to the extent any refunds, interest, or credits with respect to Taxes of a Company are attributable to a Pre-Closing Tax Period, such refunds, interest, or credits shall be for the account of Seller. To the extent that any refunds, interest, or credits with respect to Taxes of a Company are attributable to a Post-Closing Tax Period, such refunds, interest, or credits shall be for the account of Purchaser and the other members of the applicable Post-Closing Company. To the extent any refunds, interest, or credits with respect to Taxes paid by a Company are attributable to a Straddle Period, such refunds, interest or credits with respect to Taxes shall be apportioned among Seller and Purchaser based on the appropriate allocation method set forth in Section 6.3(g).

ARTICLE 7.

CONDITIONS PRECEDENT TO CLOSING

7.1. Seller’s Conditions to Closing. Seller’s obligations to close the Transaction are conditioned on all of the following, any or all of which may be waived by Seller in writing, at their sole option:

(a) All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date.

(b) Purchaser shall have delivered the funds required hereunder, including the balance of the Purchase Price (as adjusted pursuant to this Agreement), and all of the documents required to be delivered by Purchaser pursuant to Section 3.2(b) for the Closing and shall have performed, observed and complied with, in all material respects, all its other covenants, obligations and agreements hereunder required to be performed, observed and/or complied with as of the Closing Date.

(c) No order or injunction of any court or administrative agency or any statue, rule, regulation or executive order promulgated by any Governmental Authority shall be in effect, filed or threatened as of Closing which would prohibit the consummation of the Transaction.

(d) Such other conditions to Closing benefiting Seller as are expressly set forth in this Agreement.

7.2. Purchaser’s Conditions to Closing. Purchaser’s obligation to close the Transaction is conditioned on the following, any or all of which may be waived by Purchaser in writing, at its sole option:

(a) Seller has delivered the Rep Update Certificate to Purchaser.

(b) Seller shall have used commercially reasonable efforts to obtain from Tenants under the Retail Leases estoppel certificates in substantially the form of Exhibit 7.2(b) (with such changes as are reasonably acceptable to Purchaser) or the form required under such Retail Leases, as applicable, without identifying any uncured material defaults of such applicable Company as the landlord thereunder, any material claim by such Tenant or any economic deviation or other material deviation from the information contained on the form submitted or as set forth in such Retail Leases (“Tenant Estoppels”); provided that, so long as Seller uses commercially reasonable efforts to obtain such Tenant Estoppels prior to Closing, the failure to obtain any Tenant Estoppel as of the Closing Date shall not be deemed a failure of the condition set forth in this Section 7.2(b) (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies; it being agreed that if Seller sends each Tenant under a Retail Lease the initial request for an estoppel certificate together with the form of estoppel certificate and, if Purchaser delivers written notice to Seller no later than five (5) Business Days prior to the Closing Date requesting Seller to follow-up with all of the Tenants under Retail Leases who have not delivered estoppel certificates as of the date of Purchaser’s delivery of such notice, Seller sends one (1) follow-up request to each such Tenant under a Retail Lease using the contact information for such Tenants that is in Seller’s possession, then Seller shall be deemed to have used commercially reasonable efforts under this Section 7.2(b) to obtain estoppel certificates from all of the Tenants under the Retail Leases, and Seller shall have no obligation to send any such follow-up request unless Purchaser timely delivers such written notice to Seller).

(c) Seller shall have used commercially reasonable efforts to have Verizon execute and deliver to Purchaser a lender subordination, non-disturbance, and attornment agreement in a form to be provided by Purchaser or Purchaser’s lender (the “Verizon SNDA”), provided that, so long as Seller uses commercially reasonable efforts to obtain the Verizon SNDA prior to Closing, the failure to obtain a Verizon SNDA as of the Closing Date shall not be deemed a failure of the condition set forth in this Section 7.2(c) (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies; it being agreed that if Seller sends Verizon the initial request for the Verizon SNDA together with the form of Verizon SNDA and, if Purchaser delivers written notice to Seller no later than five (5) Business Days prior to the Closing Date requesting Seller to follow-up with Verizon if Verizon has not delivered the Verizon SNDA as of the date of Purchaser’s delivery of such notice, Seller sends one (1) follow-up request to Verizon, then Seller shall be deemed to have used commercially reasonable efforts under this Section 7.2(c) to obtain the Verizon SNDA, and Seller shall have no obligation to send any such follow-up request unless Purchaser timely delivers such written notice to Seller).

(d) Seller shall have delivered all the documents required to be delivered by Seller under this Agreement, including, without limitation, pursuant to Section 3.2(a), and shall have performed, observed and complied with, in all material respects, all its other covenants, obligations and agreements hereunder required to be performed, observed and/or complied with as of the Closing Date.

(e) The Title Company shall be unconditionally and irrevocably committed to issue to each Company an ALTA extended coverage Owner’s Policy with coverage in the amount of each Property’s allocated portion of the Purchase Price, insuring that fee simple title to the applicable Real Property is vested in the applicable Company as of the Closing Date, subject only to the Permitted Exceptions applicable to such Property and, including extended coverage over all general exceptions, to the extent generally available in the jurisdiction where such Real Property is located and may be obtained with the Existing Survey (or, if Purchaser provides a sufficient Updated Survey, as may be obtained with the Updated Survey) (each, an “Owner’s Policy” and collectively, the “Owner’s Policies”). For greater certainty, if Purchaser does not obtain and deliver to the Title Company an Updated Survey for an Owner’s Policy and the Title Company will not issue extended coverage with the Existing Survey, such Owner’s Policy shall not be required to provide extended coverage or any endorsement that would require an Updated Survey.

(f) No order or injunction of any court or administrative agency or any statue, rule, regulation or executive order promulgated by any Governmental Authority shall be in effect, filed or threatened as of Closing which would prohibit the consummation of the Transaction.

(g) Such other conditions to Closing benefiting Purchaser as are expressly set forth in this Agreement.

7.3. Failure of Conditions. In the event that (a) any condition set forth in Section 7.1 is not satisfied by Purchaser or waived by Seller or (b) any condition set forth in Section 7.2 is not satisfied by Seller or waived by Purchaser, on or as of the Closing Date, except to the extent such condition was not satisfied as a result of a default or willful act of such Party (in which event Article 8 shall govern), the sole right of Purchaser or Seller, as the case may be, shall be either to (i) terminate this Agreement, in which event the Earnest Money shall be promptly returned to Purchaser and, thereafter, no Party shall have any further obligations or liabilities hereunder except to the extent that any obligation or liability set forth herein expressly survives a termination of this Agreement, or (ii) waive the satisfaction of such condition or conditions and proceed to the Closing in accordance with and subject to the terms of this Agreement, in which case, such condition shall be deemed waived.

ARTICLE 8.

DEFAULTS AND INDEMNIFICATION

8.1. Seller’s Default. If Seller shall default in the (a) performance of any of its material obligations under this Agreement prior to the Closing and fails to cure such default within ten (10) Business Days after written notice thereof from Purchaser to Seller (provided that, notwithstanding the foregoing, such ten (10) Business Day notice and cure period shall not apply with respect to the failure of Seller to (i) perform any of its obligations at Closing or (ii) consummate the Closing on the Closing Date, which will be deemed an immediate default by Seller) and/or (b) performance of any of its obligations at Closing and/or (c) consummation of the Closing on the Closing Date, then Purchaser shall be entitled, as its sole and exclusive remedies at law or in equity, to either (y) terminate this Agreement, in which event the Earnest Money shall be promptly returned to Purchaser and Seller shall pay to Purchaser an amount equal to Purchaser’s Reimbursable Due Diligence Expenses (as hereinafter defined) and, thereafter, no Party shall have any further obligations under this Agreement except under those provisions that expressly survive a termination of this Agreement, or (z) seek specific performance of such obligations hereunder (if, however, the equitable remedy of specific performance is not available because Seller has sold the Property or the Membership Interests to a bona fide purchaser for value, then Seller shall pay to Purchaser, as additional agreed upon damages, an amount equal to Purchaser’s Reimbursable Due Diligence Expenses, and, in addition, Purchaser shall have the right to sue Seller for “benefit of the bargain” damages (i.e. the positive difference, if any, of the purchase price paid by such bona fide purchaser less the Purchase Price); provided, however, that as a condition precedent to Purchaser exercising any right it may have to bring such a damage action, Purchaser must commence such an action within thirty (30) days after the occurrence of such default and Purchaser agrees that failure to timely commence such action for “benefit of the bargain” damages within such thirty (30) day period shall be deemed a waiver of such right to commence such action). If Purchaser elects its remedy under clause (y) of this Section 8.1, then Seller shall promptly pay to Purchaser, as full and final damages, an amount equal to the third-party out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by Purchaser in connection with this Agreement and the Transaction, including, without limitation, the negotiation and preparation of this Agreement, Purchaser’s due diligence investigations, examinations, reviews and inspections pertaining to the Transaction prior to the termination of this Agreement, and the enforcement of this Agreement, and nonrefundable fees, costs and expenses relating to the Properties, up to an aggregate amount of $400,000.00 (the “Purchaser’s Reimbursable Due Diligence Expenses”); it being agreed that Seller’s obligation hereunder to reimburse Purchaser for Purchaser’s Reimbursable Due Diligence Expenses shall relate only to Purchaser’s Reimbursable Due Diligence Expenses with respect to which Purchaser delivers to Seller a third-party invoice (with reasonable supporting information and documentation and evidence of payment) within thirty (30) days after the date on which Purchaser gives Seller written notice of Purchaser’s termination of this Agreement.

8.2. Purchaser’s Default. IF PURCHASER SHALL DEFAULT IN THE (A) PERFORMANCE OF ANY OF ITS MATERIAL OBLIGATIONS UNDER THIS AGREEMENT PRIOR TO THE CLOSING AND FAILS TO CURE SUCH DEFAULT WITHIN TEN (10) BUSINESS DAYS AFTER WRITTEN NOTICE THEREOF FROM SELLER TO PURCHASER (PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, SUCH TEN (10) BUSINESS DAY NOTICE AND CURE PERIOD SHALL NOT APPLY WITH RESPECT TO THE FAILURE OF PURCHASER TO (I) PERFORM ANY OF ITS OBLIGATIONS AT CLOSING OR (II) CONSUMMATE THE CLOSING ON THE CLOSING DATE, WHICH WILL BE DEEMED AN IMMEDIATE DEFAULT BY PURCHASER) AND/OR (B) PERFORMANCE OF ANY OF ITS OBLIGATIONS AT CLOSING AND/OR (C) CONSUMMATION OF THE CLOSING ON THE CLOSING DATE, THEN SELLER SHALL BE ENTITLED, AS ITS SOLE AND EXCLUSIVE REMEDIES AT LAW OR IN EQUITY, FOR SUCH DEFAULT, TO TERMINATE THIS AGREEMENT BY GIVING WRITTEN NOTICE THEREOF TO PURCHASER, WHEREUPON NO PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER (EXCEPT FOR THOSE PROVISIONS HEREOF WHICH EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT), AND ESCROWEE SHALL DELIVER THE EARNEST MONEY TO SELLER, WHICH SHALL CONSTITUTE LIQUIDATED DAMAGES HEREUNDER. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION AND THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY SUCH A DEFAULT BY PURCHASER UNDER THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S DEFAULT.

8.3. Seller’s Indemnification.

(a) Subject to the limitations set forth in Section 4.2, Section 8.1 and Section 8.3(b), Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and each of their respective officers, directors, members, managers, shareholders, trustees, investors, beneficiaries, partners, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, and including Purchaser, the “Purchaser Indemnitees”) from and against, and will pay to Purchaser Indemnitees the amount of, any and all actual losses, liabilities, claims, actual damages (specifically excluding consequential, punitive and/or special damages and/or lost profits (except to the extent payable to a third-party)), penalties, fines, judgments, awards, settlements, taxes, costs, fees

(including, but not limited to, reasonable investigation fees), expenses (including, but not limited to, reasonable attorneys’ fees) and disbursements (collectively, “Losses”) suffered or incurred by any of Purchaser Indemnitees arising from, relating to or as a result of (i) any breach of or inaccuracy in the representations and/or warranties of Seller contained in this Agreement (including the schedules and exhibits attached hereto and the certificates and/or documents delivered pursuant hereto), (ii) any breach of any covenants or other obligations of Seller under this Agreement or any document or certificate executed or delivered in connection herewith, (iii) Seller’s indemnification obligations under this Agreement, or (iv) Seller’s obligations with respect to Taxes of any Company relating to any Pre-Closing Tax Period under Section 6.3, or (v) any third-party claims made against any of the Companies for personal injury or property damage arising out of tort claims resulting from events occurring prior to the Closing Date and during Seller’s period of ownership of the applicable Company or Property (excluding any matters disclosed to or known by Purchaser prior to Closing and any Losses to the extent actually recovered under applicable insurance policies, provided Purchaser Indemnitees comply with their obligations to reasonably pursue and coordinate such coverage) (the “Retained Liabilities”). With respect to any claim for Retained Liabilities, Purchaser Indemnitees shall, in good faith, reasonably pursue and cooperate in the pursuit of available insurance coverage before seeking recovery from Seller, Seller shall receive a credit against its indemnification obligations for any insurance proceeds or other third-party recoveries actually received by any Purchaser Indemnitee with respect to the same Losses, no Purchaser Indemnitee shall be entitled to duplicate recovery for the same Losses, and Seller shall have no liability for any Losses to the extent resulting from Purchaser Indemnitees’ failure to comply with the foregoing obligations. Notwithstanding anything to the contrary contained herein, Seller’s obligations pursuant to clause (i) of the foregoing sentence with respect to (v) Fundamental Reps shall survive the Closing for the Fundamental Rep Survival Period, (w) Tax Reps and clause (iv) of the foregoing sentence shall survive the Closing for the Tax Rep Survival Period; (x) Property Reps shall survive the Closing for the Property Rep Survival Period, and (y) Intermediate Reps and clause (v) of the foregoing sentence with respect to the Retained Liabilities shall survive the Closing for the Intermediate Rep Survival Period. In the event that notice of any claim for indemnification describing in reasonable detail the basis of such claim and the facts then known with respect thereto has been given pursuant to this Agreement within the applicable Survival Period, the indemnification claim (and the right to pursue such claim), solely with respect to such timely made claim, shall survive with respect to such claim until such time as such claim is fully resolved and satisfied. For the avoidance of doubt, Seller’s indemnification obligations with respect to Retained Liabilities shall remain subject in all respects to the Threshold, the applicable Cap and the applicable Survival Period set forth in this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) no amounts on account of an indemnity shall be payable as a result of any claim arising under Section 8.3(a) and/or any other indemnity contained in this Agreement unless and until Purchaser Indemnitees have suffered, incurred, sustained or become subject to aggregate Losses in excess of $100,000 (the “Threshold”), in which case Purchaser Indemnitees may bring a claim for all Losses against Seller up to but not exceeding the applicable Cap, (ii) and the aggregate maximum liability of Seller under this Agreement shall not exceed (A) with respect to the Fundamental Reps, the Purchase Price in the aggregate (the “Fundamental Cap”), (B) with respect to the Intermediate Reps or with respect to the indemnity relating to Retained Liabilities, ten percent (10%) of the Allocated Property Amount for the applicable Company or Property (the “Intermediate Cap”), (C) with respect to the Tax Reps, ten percent (10%) of the Purchase Price in the aggregate (the “Tax Cap”), and (D) with respect to the Property Reps, one and one half percent (1.5%) of the Allocated Property Amount for the applicable Company or Property (the “Property Cap”; and together with the Fundamental Cap, the Intermediate Cap and the Tax Cap, as applicable, the “Cap”); provided, however, that the Caps are not separate or cumulative, and any Losses recovered by any Purchaser Indemnitee under this Section 8.3 or otherwise under this Agreement with respect to any claim subject to any Cap shall reduce, dollar-for-dollar, the maximum amount recoverable under any other applicable Cap, Purchaser Indemnitees shall not recover more than the highest applicable Cap for the claims actually asserted and otherwise recoverable, and no Purchaser Indemnitee shall be entitled to duplicate recovery for the same Losses under multiple claim categories or multiple Caps. For the avoidance of doubt, recovery by Purchaser Indemnitees of Losses in an amount equal to the Fundamental Cap shall exhaust all recovery subject to a Cap, and any recovery by Purchaser Indemnitees under the Property Cap shall reduce, dollar-for-dollar, the amount otherwise available under the Fundamental Cap, Intermediate Cap, Tax Cap or any other applicable Cap; provided, further, that the foregoing limitations set forth in this Section 8.3(b) shall not apply to the claims of Purchaser Indemnitees (I) with respect to post-closing proration obligations under Section 2.1, (II) with respect to the brokerage indemnity under Section 10.4, or (III) with respect to the indemnity obligations under Section 8.4, which obligations shall not be subject to any Cap. For the avoidance of doubt, except for Seller’s obligations described in clauses (I), (II) and (III) of the immediately preceding sentence which are expressly not subject to any Cap, any post-Closing liability and/or indemnification obligation of Seller under this Agreement that is not expressly subject to a Cap shall be deemed subject to a cap of Zero Dollars ($0.00). In addition, the foregoing limitations set forth in this Section 8.3(b) shall not apply to any claim for damages if Seller is determined by a court of competent jurisdiction, pursuant to a final, non-appealable judgment, to have committed fraud in connection with, or with respect to, the Transaction, and the same shall not count against the Cap.

(c) Subject to the limitations of liability set forth in Section 8.3(b) and the applicable Survival Period set forth in this Agreement (and the applicable carveouts thereto), AREG US Fund X Investments Pooling LLC, a Delaware limited liability company (“Guarantor”), hereby irrevocably guarantees, as principal and not as surety, the due and punctual payment of any and all amounts actually due by Seller to Purchaser pursuant to the terms of Section 8.3(a), and only to the same extent (and, for the avoidance of doubt, subject to the same caps, thresholds, defenses, Survival Periods and other limitations, as apply to Seller under this Agreement). Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Seller, protest, notice (except as otherwise required hereunder) and all demands whatsoever in connection with the performance of the obligations of Guarantor expressly set forth in this Section 8.3(c).

(d) Notwithstanding anything to the contrary contained in this Agreement, but subject in all respects to the terms of Sections 8.3(c) and 8.4, no shareholder, member, partner, officer, director, manager, employee, agent, representative, Affiliate or direct or indirect owner of Seller, nor any Seller Related Party, shall have any personal liability, directly or indirectly, under or in connection with this Agreement, any Closing Document or any agreement, certificate or instrument made or entered into under or pursuant to this Agreement, or any amendment or amendments to any of the foregoing, whether heretofore or hereafter made, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability and shall look solely to Seller’s assets for the payment of any claim against Seller or for any performance by Seller, except to the extent expressly provided in Sections 8.3(c) or 8.4. In no event shall Seller be liable for any consequential, punitive or special damages or lost profits in connection with this Agreement, any Closing Document, any agreement, certificate or instrument made or entered into under or pursuant to this Agreement or the transactions contemplated hereby or thereby, except to the extent owed and payable to a third party.

8.4. Core Non-Imputation. The Parties acknowledge that the standard form ALTA 15.1 Title Endorsement is not available in the State of Florida. To induce Purchaser to enter into this Agreement and consummate the Transaction, Core Principals hereby join in the execution of this Agreement and agree to indemnify, defend, and hold harmless the Purchaser Indemnitees from all Losses incurred by Purchaser solely as a direct result of either of the below events:

(a) subsequent to the Closing Date, the Gainesville University Company makes a claim against its Owner’s Policy for the Gainesville University Property, and the Title Company denies such claim under Exclusions from Coverage 3(a), (b), or (e) of such Owner’s Policy solely by reason of the intentional action or inaction or knowledge, as of the date of such Owners Policy, of the Gainesville University Company (or its interest holders) whether or not imputed to Purchaser by operation of law; or

(b) subsequent to the Closing Date, the Gainesville 13th and 3rd Company makes a claim against its Owner’s Policy for the Gainesville 13th and 3rd Property, and the Title Company denies such claim under Exclusions from Coverage 3(a), (b), or (e) of such Owner’s Policy solely by reason of the intentional action or inaction or knowledge, as of the date of such Owners Policy, of the Gainesville 13th and 3rd Company (or its interest holders) whether or not imputed to Purchaser by operation of law.

(c) Notwithstanding anything to the contrary contained herein, the indemnity contained in this Section 8.4 shall not be subject to any limitations of liability contained in this Agreement, including, without limitation, Section 8.3. The provisions of this Section 8.4 shall survive the Closing.

8.5. The provisions of this Article 8 shall survive the Closing and any termination of this Agreement.

ARTICLE 9.

DESTRUCTION, LOSS OR

DIMINUTION OF PROPERTY

9.1. Condemnation or Destruction of Property. If, between the Effective Date and the Closing Date, either all or any portion of a Property is taken pursuant to eminent domain proceedings or condemnation or any of the improvements on a Property are damaged or destroyed by fire or other casualty, Seller shall promptly deliver, or cause to be delivered, to Purchaser, notice of any such eminent domain proceedings or casualty. Except as otherwise expressly provided herein, Seller shall have no obligation to restore, repair or replace any portion of a Property or any such damage or destruction by fire or other casualty, provided that Seller shall cause the Companies to exercise commercially reasonable efforts to commence the repair and restoration of any fire or other casualty damage to the Property which Seller or any Company is required to maintain insurance against hereunder not entitling Purchaser to terminate this Agreement. At Closing, the Post-Closing Companies shall be entitled to retain all awards or other proceeds for such taking by eminent domain or condemnation and/or the proceeds of any insurance collected by Seller and/or any Company for such damage or destruction (unless prior to Closing the applicable Company shall have repaired such damage or destruction and except to the extent any such awards, proceeds or insurance are attributable to lost rents or items applicable to any period prior to the Closing, in which events, such amounts shall belong to the Pre-Closing Companies), less the amount of all actual costs incurred by the Companies in connection with the repair of such damage or destruction or collection costs of the Companies respecting any awards or other proceeds for such taking by eminent domain or condemnation or any uncollected insurance proceeds which the Pre-Closing Companies may be entitled to receive from such damage or destruction, as applicable. Purchaser shall receive a credit in an amount equal to the applicable deductible amount under applicable Company’s insurance (or, if any such damage or destruction is not covered by insurance due to any Company’s failure to obtain or maintain the same in accordance with the terms of this Agreement, the cost to repair such damage or destruction that is not covered by insurance); provided, however, if (a) the amount of the (i) damage (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) shall exceed two percent (2%) of the Allocated Property Amount for the Property or Company to which such damage is attributable, or (ii) condemnation award shall exceed two percent (2%) of the Allocated Property Amount for the Property or Company to which such award is attributable, (b) such casualty or condemnation materially impairs ingress to or egress from a Property, (c) a Property, or any portion thereof, becomes non-

compliant with any Applicable Law; or (d) the use of a Property for the purpose for which it is presently being operated becomes materially adversely impaired, Purchaser shall have the right to terminate this Agreement by written notice to Seller given within ten (10) Business Days after (y) notification to Purchaser of the estimated amount of damages or the determination of the amount of any condemnation award or (z) the determination of the existence of the conditions set forth in clauses (b), (c) or (d) above. In any instance where this Agreement is terminated pursuant to this Section 9.1, the Earnest Money shall be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive a termination of this Agreement). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding.

ARTICLE 10.

MISCELLANEOUS

10.1. Purchaser’s Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, but subject in all respects to the terms of Section 8.4, no shareholder, member, partner, officer, director, manager, employee, agent, representative, Affiliate or direct or indirect owner of Purchaser, nor any Purchaser Related Party, shall have any personal liability, directly or indirectly, under or in connection with this Agreement, any Closing Document or any agreement, certificate or instrument made or entered into under or pursuant to this Agreement, or any amendment or amendments to any of the foregoing, whether heretofore or hereafter made, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability and shall look solely to Purchaser’s assets for the payment of any claim against Purchaser or for any performance by Purchaser, except to the extent expressly provided in Section 8.4. In no event shall Purchaser be liable for any consequential, punitive or special damages or lost profits in connection with this Agreement, any Closing Document, any agreement, certificate or instrument made or entered into under or pursuant to this Agreement or the transactions contemplated hereby or thereby, except to the extent owed and payable to a third party.

10.2. Notices. All notices or other communications required or provided to be sent by any Party shall be in writing and shall be sent: (a) by United States Postal Service, certified mail, return receipt requested, (b) by any nationally known overnight delivery service for next day delivery, (c) by delivery in person, or (d) by electronic mail in PDF format or its equivalent. All notices shall be deemed to have been given upon receipt provided that such receipt occurs on or before 5:00p.m. Central Time on a Business Day; otherwise, such notice shall be deemed to have been given on the next succeeding Business Day. All notices shall be addressed to the Parties at the addresses below:

To Seller:

c/o Ares Management LLC

245 Park Avenue, 42nd Floor

New York, New York 10167

Attention: Andrew Holm and Evan Baum

Email: AHolm@aresmgmt.com
and ebaum@aresmgmt.com

c/o Ares Management LLC

245 Park Avenue, 41st Floor

New York, New York 10167

Attention: Keith Kooper

Email: KKooper@aresmgmt.com

and

c/o Core Spaces 1400 N Kingsbury, 3rd Floor Chicago, Illinois 60642 Attention: Marc Lifshin Email: marcl@corespaces.com

With a copy to:	Shapiro & Gellert, PLLC 651 Briarwood Court Oradell, NJ 07649 Attention: Michael Gellert Email: mgellert@shap-law.com and ashapiro@shap-law.com

To Purchaser:	CS Acquisition Vehicle II, LLC c/o Core Spaces 1400 N Kingsbury, 3rd Floor Chicago, Illinois 60642 Attn: Adam Grant and Brendan Miller Email: legaldepartment@corespaces.com

With a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Attn: Jason W. Howard and Ciera M. Colon Email: jason.howard@alston.com and ciera.colon@alston.com

To Escrowee:	Fidelity National Title Insurance Company 50 Charles Lindbergh Blvd – Suite 600 Uniondale, NY 11553 Attention: Devin Dregne and Matt Harvey Email: devin.dregne@fnf.com and Matt.harvey@fnf.com

All notices sent by certified mail shall be deemed effectively given on the date that is five Business Days after the date of such mailing. All notices personally delivered (including by nationally recognized overnight carriers, such as Federal Express) shall be deemed effectively given on the date of such delivery or refusal. All notices sent by email shall be deemed effectively given on the date of such delivery if notice is delivered by e-mail on or before 5:00 p.m. Central Time on a Business Day (or the following Business Day if delivered after 5:00 p.m. Central Time on a Business Day or any time on a non-Business Day), provided that a duplicate copy is sent via one of the delivery methods set forth in clauses (a), (b) or (c) above on the same day that such notice is delivered by email). The attorneys for the Parties are hereby specifically authorized to give and to receive notice on behalf of their respective clients.

10.3. Expenses of Transaction. Each Party shall be solely responsible for its own expenses in connection with the Transaction, except as otherwise expressly provided herein.

10.4. Broker. Seller and Purchaser each represents and warrants to the other Party that it has not dealt with any broker in connection with this Agreement. Seller on the one hand, and Purchaser, on the other hand, as applicable, shall indemnify and defend the other against any costs, claims and expenses, including reasonable attorneys’ fees, arising out of its breach of such representation contained in this Section 10.4. The provisions of this Section 10.4 shall survive Closing or, if Closing does not occur, the termination of this Agreement.

10.5. Successors; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but Purchaser or any subsequent transferor shall not be released from obligations hereunder). Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. Notwithstanding the foregoing, Purchaser shall have the right at the Closing, without Seller’s prior written consent but with prior written notice to Seller, to assign its rights and obligations under this Agreement to an affiliate of Purchaser controlled by (i) CSF Asset Management Vehicle, LLC, a Delaware limited liability company, (ii) an Affiliate of CSF Asset Management Vehicle, LLC, a Delaware limited liability company, or (iii) Core University Living Real Estate Income Trust, a Maryland statutory trust, or its subsidiary or Affiliate (each, a “Permitted Assignee”), provided that, in the event of such an assignment, (w) the Permitted Assignee shall assume in writing all of Purchaser’s obligations hereunder pursuant to an assignment and assumption agreement in form and content acceptable to Seller in the exercise of Seller’s reasonable judgment, (x) Seller shall receive a copy of such assignment and assumption agreement signed by Purchaser and the Permitted Assignee, (y) Purchaser shall remain liable jointly and severally with Permitted Assignee for all obligations and indemnifications hereunder notwithstanding such assignment, and (z) such assignment shall not require the consent of any third party or delay the consummation of the transactions contemplated by this Agreement.

10.6. Time. Time is of the essence of this Agreement.

10.7. Time Periods. In the event the time for performance of any obligation hereunder or satisfaction of a condition expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

10.8. Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all together shall constitute one and the same Agreement. Signatures to this Agreement, any amendment hereof and any notice given hereunder executed (e.g. DocuSign) and transmitted electronically in PDF format shall be valid and effective to bind the Party so signing.

10.9. Governing Law. This Agreement and the interpretation, construction and enforcement hereof, and all controversies hereunder, shall be governed by the applicable statutory and common law of the State of Delaware. The Parties agree that (a) any and all litigation arising out of this Agreement shall be conducted only in state or Federal courts located in the State of Delaware (except for those actions which must be filed in the courts where the Property is located), and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters. The Parties hereby submit to the personal jurisdiction of such courts and waive any objection such Party may now or hereafter have to venue or that such courts are inconvenient forums.

10.10. Captions. The captions set forth in this Agreement are for convenience purposes only in locating the context, but are not part of the context.

10.11. Severability. In the event any term or provision of this Agreement shall be held illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect and upon such holding Seller and Purchaser agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

10.12. Prior Understandings. This Agreement and the Exhibits, attached hereto and hereby incorporated herein, embody the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any and all prior agreements and understandings, written or oral, formal or informal by and between the Parties. No extension, changes, modifications, or amendment to or of this Agreement, of any kind whatsoever, shall be made or claimed by Seller or Purchaser, and no notices of any extensions, changes, modifications, or amendments made or claimed by Seller or Purchaser shall have any force or effect whatsoever unless the same shall be in writing and fully executed by Seller and Purchaser.

10.13. As Is.

(a) Purchaser expressly acknowledges that the Transaction is being made and accepted “AS-IS, WHERE-IS, WITH ALL FAULTS”, except as may otherwise be specifically provided in this Agreement or in any document or instrument executed and delivered by Seller pursuant to the terms of this Agreement in connection with the Closing (each, a “Closing Document” and collectively, the “Closing Documents”).

(b) This Agreement contains all the terms of the agreement entered into between the Parties as of the Effective Date, and Purchaser acknowledges that neither Seller nor any of Seller’s Affiliates, employees, agents or representatives, has made any representations or held out any inducements to Purchaser except as set forth in this Agreement or in any Closing Document, and Seller hereby specifically disclaim any representation, oral or written, past, present or future, other than those specifically set forth in this Agreement or in any Closing Document. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Seller nor any of Seller’s Affiliates, agents, or representatives, has made any representations or warranties, express or implied, other than as may be expressly set forth in this Agreement or in any Closing Document, with respect to the Transaction.

(c) Upon the Closing, it shall be deemed an acknowledgment by Purchaser that Purchaser has had the opportunity to inspect the Companies and the Properties and all of the Property Information provided or made available to Purchaser, and has elected to close the Transaction. Except as set forth in this Agreement or in any Closing Document, Seller shall not be liable or bound in any manner by any oral or written “teasers” (packages containing information about the Properties) or information pertaining to the Properties furnished by Seller or its agents or representatives or any real estate broker, or other Person on behalf of Seller.

(d) Except as set forth in this Agreement or in any Closing Document, Purchaser hereby waives, releases and forever discharges Seller, Seller’s Affiliates, and their respective members, managers, directors, officers, shareholders, employees, independent contractors, partners, representatives, agents, successors and assigns, and each of them, from any and all causes of action, claims, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present, future, known or unknown, suspected or unsuspected, including interest, penalties, fines and attorneys’ and experts’ fees and expenses, whether caused by, arising from, or premised, in whole or in part, upon Seller’s acts or omissions, and notwithstanding that such acts or omissions are negligent or intentional, or premised in whole or in part on any theory of strict or absolute liability, which Purchaser, its successors or assigns, may have or incur in any manner or way connected with, arising from, or related to the Companies or the Properties. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the foregoing release Seller from (i) Seller’s intentional common law fraud or (ii) the covenants, representations, warranties, and indemnities of Seller that expressly survive the Closing of the Transaction contemplated by this Agreement.

(e) The provisions of this Section 10.13 shall survive the termination of this Agreement and the Closing.

10.14. Property Information and Confidentiality.

(a) Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior written consent of Seller, be disclosed by Purchaser or Purchaser’s Representatives, in any manner whatsoever, in whole or in part, except (i) Purchaser and Purchaser’s Representatives are permitted to share the Property Information with Purchaser’s Representatives, and (ii) if requested or required to be disclosed by Applicable Law or other legal process. Property Information will not be used by Purchaser or Purchaser’s Representatives, directly or indirectly, for any purpose other than evaluating the Properties and negotiating and/or closing the Transaction or other legal, audit or compliance purposes permitted by this Agreement. Moreover, Purchaser agrees that prior to the Closing, the Property Information will be transmitted only to those of Purchaser’s Representatives who need to know the Property Information for the purpose of evaluating, negotiating, operating, financing or investing in the Properties or the Companies, closing the Transaction, and other legal, audit or compliance purposes permitted by this Agreement, and who are informed by Purchaser of the confidential nature of the Property Information. The provisions of this Section 10.14 shall not apply to Property Information that (i) is a matter of public record or is or becomes available to the public, (ii) was in Purchaser’s or any of Purchaser’s Representatives’ possession prior to disclosure by Seller hereunder, (iii) Purchaser or any of Purchaser’s Representatives acquire from another Person who is not known by Purchaser or such Purchaser’s Representative to be bound by a confidentiality agreement with Seller (or its Affiliates) or a Company in respect of such information, (iv) is independently developed by or on behalf of Purchaser or any of Purchaser’s Representatives without reference to the Property Information or (v) is required or requested to be disclosed by Purchaser or any of Purchaser’s Representatives by Applicable Law or other legal process, including governmental regulatory, disclosure, tax and reporting requirements. Notwithstanding the foregoing, notice to Seller shall not be required and nothing herein shall restrict Purchaser or any of Purchaser’s Representatives from disclosing Property Information to the extent reasonably necessary in order to cooperate with any routine audit or examination by a regulatory or self-regulatory authority, examiner, or auditor.

(b) Purchaser and Seller agree that it will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the Transaction, without first obtaining the written consent of the other Party, which consent may be withheld in such Party’s sole discretion. It is understood that the foregoing shall not (i) preclude any Party from discussing the substance or any relevant details of the Transaction with any of its attorneys, accountants, professional consultants, or lenders (or such lenders’ attorneys, accountants, professional consultants), as the case may be, (ii) prevent Purchaser from discussing the substance or any relevant details of the Transaction and sharing Property Information with Purchaser’s Representatives, (iii) prevent either Party from complying with laws, rules, regulations, or other legal processes, including governmental regulatory, disclosure, tax, and reporting requirements, or (iv) prevent either Party from making any filing, disclosure, or communication in accordance with any rules, regulations, requirements, guidance, or customary practice of any Governmental Authority.

(c) In the event this Agreement is terminated for any reason, Purchaser shall, and Purchaser shall instruct Purchaser’s Representatives to, promptly deliver to Seller, or destroy, and provide written confirmation to Seller of such destruction (at Purchaser’s option), all originals and copies of the Property Information previously provided by or on behalf of Seller to Purchaser in the possession of Purchaser and Purchaser’s Representatives, it being understood that it may not be practicable to destroy all forms of electronic “back-up’” or “temp” files that are created by the information systems of Purchaser or Purchaser’s Representatives; and nothing herein shall require Purchaser or Purchaser’s Representatives to destroy routine back-up copies of the Property Information or copies that may exist within their respective electronic mail archives or back-up servers. Purchaser and Purchaser’s Representatives shall not be obligated to return or destroy Property Information to the extent otherwise required by any legal or regulatory obligation or internal document retention and/or archival policies and procedures in place for legal, compliance or regulatory purposes. Seller acknowledges that Purchaser shall have the right to use any such Property Information in investigating or defending itself against any claims made or threatened by any participants, regulatory authorities or others in connection with the Transaction; provided, however, that any Property Information retained pursuant to the foregoing provisions of this Section 10.14 shall remain subject to the confidentiality provisions of this Agreement for the duration of the term provided for in Section 10.14(f).

(d) As used in this Agreement, the term “Property Information” shall mean (i) all confidential information and documents provided by or on behalf of Seller, furnished to, or otherwise made available for review by, Purchaser or its Affiliates or their respective directors, officers, principals, shareholders, investors, employees, partners, brokers, agents, representatives, attorneys, accountants, contractors, consultants, engineers, lenders, potential debt and equity financing sources, and financial advisors (those who actually receive the Property Information, collectively, “Purchaser’s Representatives”), by Seller or any of their respective agents or representatives, including their respective contractors, engineers, attorneys, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser’s Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), relating the Properties and the Companies.

(e) In addition to any other remedies available to either party, each of Seller and Purchaser shall have the right to seek equitable relief, including seeking injunctive relief or specific performance, against the other party and/or, with respect to Purchaser, the Purchaser’s Representatives, in order to enforce the provisions of this Section 10.14. Notwithstanding anything to the contrary in this Agreement, no Party shall be liable for consequential, special or punitive damages or indirect lost profits (i.e., lost profits which do not constitute direct or actual damages) arising out of a breach of the provisions of this Section 10.14.

(f) The provisions of this Section 10.14 shall terminate upon the earlier of (i) the Closing, and (ii) one (1) year from the Effective Date. Notwithstanding the foregoing, the provisions of Section 10.14(b) shall survive the termination of this Agreement and the Closing.

10.15. Undertakings by Seller and Purchaser. Each of Seller and Purchaser agrees to execute, acknowledge and deliver, prior to, at or subsequent to a Closing, such other instruments and/or documents, as the other Party may reasonably request, provided that the same shall be reasonable and necessary in furtherance of, and in order to effectuate, the intent of the Parties as expressed by the terms and conditions of this Agreement and, provided further that the same shall not expand the obligations or liabilities, or decrease the rights, of Purchaser or Seller hereunder in any manner. This Section 10.15 shall survive the Closing.

10.16. Attorneys’ Fees. If a dispute of any nature between Seller, on the one hand, and Purchaser, on the other hand, with respect to the subject matter, interpretation or enforcement of this Agreement results in litigation or another proceeding, the prevailing Party shall be entitled to recover from the non-prevailing Party reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing Party shall be determined by the court (or other authority before which such litigation or proceeding is commenced) based upon an assessment of which Party’s major arguments or position prevailed. The provisions of this Section 10.16 shall survive the Closing or termination of this Agreement.

10.17. Delivered. The phrase “delivered to Purchaser”, “made available to Purchaser” or similar phrases used in this Agreement shall mean that true, correct and complete copies of the subject document or information were posted to a data site(s) (the “Data Site”), on or prior to, and remain accessible to Purchaser and its counsel, as of the Closing Date.

10.18. RELEASE. EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS OF SELLER SET FORTH IN THIS AGREEMENT THAT, PURSUANT TO THE TERMS OF THIS AGREEMENT EXPRESSLY SURVIVE THE CLOSING OR IN ANY CLOSING DOCUMENT, EFFECTIVE AS OF THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE RELEASED SELLER AND ANY AGENT, ADVISOR, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, PARTNER, MEMBER, BENEFICIARY, INVESTOR, SERVANT, SHAREHOLDER, TRUSTEE OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH SELLER (COLLECTIVELY, “SELLER RELATED PARTIES”) FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON PURCHASER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER (EACH, A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY AND/OR THE MEMBERSHIP INTERESTS, INCLUDING, WITHOUT LIMITATION, THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL THE FOREGOING RELEASE SELLER FROM (I) SELLER’S INTENTIONAL COMMON LAW FRAUD OR (II)THE EXPRESS COVENANTS, REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF SELLER SET FORTH IN THIS AGREEMENT THAT, PURSUANT TO THE TERMS OF THIS AGREEMENT EXPRESSLY SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.19. Interpretation. Each Party acknowledges that such Party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit, Schedule and Section references in this Agreement shall be deemed to refer to the Exhibits, Schedules and Sections in this Agreement.

10.20. Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other Person other than the Parties and their respective permitted successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third-party beneficiary rights whatsoever.

10.21. Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each Party.

10.22. No Implied Waivers. No failure or delay of either Party in the exercise of any right or remedy given to such Party hereunder or the waiver by any Party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by any Party of any breach hereunder or failure or refusal by another Party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure, or refusal to so comply.

10.23. Waiver of Trial by Jury. SELLER AND PURCHASER EACH HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

10.24. Designation of Reporting Person. In order to ensure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:

(a) The Title Company (for purposes of this Section, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

(b) Seller and Purchaser each hereby agree:

(i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four (4) years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefore.

(d) The addresses for Seller and Purchaser are as set forth in Section 10.2 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.

10.25. Survival. The provisions of this Section 10.25 and the provisions of Sections 10.3, 10.4, 10.8, 10.9, 10.10, 10.13, 10.14 (as provided in Section 10.14(f)) and 10.15 through and including 10.24 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 11.

INTENTIONALLY DELETED.

ARTICLE 12.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings.

“Access Agreement” has the meaning set forth in Section 6.2(b) of this Agreement.

“Accountants” has the meaning set forth in Section 6.2(c) of this Agreement.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For greater certainty, none of the Parties shall be considered an Affiliate of one another.

“Agreement”, “hereto”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement and the attached Schedules, as amended in writing from time to time, and “Article”, “Section”, “Exhibit” and “Schedule” followed by a number or letter refer to the specified article, section, subsection, paragraph, subparagraph, or schedule, as the case may be, of this Agreement.

“Allocated Property Amount” means, as to a Property, the amount of the Purchase Price allocated to the purchase of Membership Interests of the Company holding an interest in such Property as set forth on Exhibit B, in the column entitled “Allocated Purchase Price”.

“Applicable Law” means, with respect to any Person, any federal, state or local statute, ordinance, policy, rule, administrative interpretation, regulation, code, executive or other order, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its properties.

“Arrears” has the meaning set forth in Section 2.1(e) of this Agreement.

“Audit Inquiry Letter” has the meaning set forth in Section 6.2(c) of this Agreement.

“Business Day” means any day of the week other than (i) Saturday and Sunday or (ii) a day on which banking institutions in Chicago, Illinois and/or New York, New York are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.

“Cap” has the meaning set forth in Section 8.3(b) of this Agreement.

“CAM Expenses” means the taxes, insurance, utilities, maintenance or other operating costs and expenses collected by a Company as landlord under the Retail Leases.

“Closing” has the meaning set forth in Section 3.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 3.1 of this Agreement.

“Closing Document” has the meaning set forth in Section 10.13(a) of this Agreement.

“Closing Statement” has the meaning set forth in Section 3.2(a)(vii) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

“Company” means, individually (or collectively, as the context may require), each of the Gainesville 13th and 3rd Company, the Gainesville University Company, the Lexington Company, and the Morgantown Company; with all of the foregoing being collectively referred to as the “Companies”.

“Data Site” has the meaning set forth in Section 10.17 of this Agreement.

“Disclosure Schedules” has the meaning set forth in Section 4.1 of this Agreement.

“Earnest Money” has the meaning set forth in Section 1.4(d) of this Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any encumbrance, lien, claim, charge, hypothecation, restriction, control, right of way, exception, lease, license, pledge, mortgage, title retention agreement, security interest, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption or privilege of any kind or nature whatsoever, or any contract to create any of the foregoing.

“Equity Interests” means, with respect to any entity, all ownership interests, both voting and non-voting, that represent an equity interest in such entity, including, without limitation, all stock, all partnership interests (general or limited) and all membership interests.

“Escrow Agreement” has the meaning set forth in Section 1.4(a) of this Agreement.

“Escrowee” has the meaning set forth in Section 1.4(a) of this Agreement.

“Existing Surveys” has the meaning set forth in Section 5.2(a) of this Agreement.

“Extension Deposit” has the meaning set forth in Section 1.4(c) of this Agreement.

“Extension Option” has the meaning set forth in Section 3.1 of this Agreement.

“Extension Option Notice” has the meaning set forth in Section 3.1 of this Agreement.

“Financial Information” has the meaning set forth in Section 6.2(c) of this Agreement.

“Fundamental Cap” has the meaning set forth in Section 8.3(b) of this Agreement.

“Fundamental Rep Survival Period” has the meaning set forth in Section 4.2(a)(i) of this Agreement.

“Fundamental Reps” has the meaning set forth in Section 4.2(a)(i) of this Agreement.

“Gainesville 13th and 3rd Company” has the meaning set forth in Recital D above.

“Gainesville 13th and 3rd Company Organizational Documents” has the meaning set forth in Section 4.1(i) of this Agreement.

“Gainesville 13th and 3rd Financial Statement” has the meaning set forth in Section 4.1(cc)(i) of this Agreement.

“Gainesville 13th and 3rd Interim Operating Statement” has the meaning set forth in Section 4.1(cc)(i) of this Agreement.

“Gainesville 13th and 3rd Membership Interests” has the meaning set forth in Recital D.

“Gainesville 13th and 3rd Property” means collectively the following:

(a) The following (collectively, the “Gainesville 13th and 3rd Real Property”):

(i) fee simple title to the land situated in Gainesville, Florida (the “Gainesville 13th and 3rd Land”), as more particularly described in Exhibit A attached hereto and made a part hereof; and

(ii) fee simple title to all structures, fixtures, buildings, and improvements situated on the Land and known as “Hub On Campus Gainesville—3rd Ave” located at 1258 NW 3rd Ave, Gainesville, Florida 32601 (collectively, the “Gainesville 13th and 3rd Improvements”); and

(iii) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Gainesville 13th and 3rd Land and/or the Gainesville 13th and 3rd Improvements; and

(iv) any and all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the bed of streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed, public or private, in front of, above, over, under, through or adjoining the Gainesville 13th and 3rd Land and in and to any strips or gores of real estate adjoining the Gainesville 13th and 3rd Land; and

(v) any and all rights, titles, power, privileges, interest, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing.

(b) Tangible personal property, furniture, fixtures, inventory, equipment, machinery, vehicles, appliances, logos, and other tangible personal property attached to, installed, located or used in, on, with or about the Gainesville 13th and 3rd Real Property, including, without limitation, any furniture, if any, used in the Gainesville 13th and 3rd Improvements (collectively, the “Gainesville 13th and 3rd Personal Property”).

(c) Intangible property in connection with the Gainesville 13th and 3rd Real Property, the Gainesville 13th and 3rd Personal Property or any business or businesses conducted on the Gainesville 13th and 3rd Land, including, but not limited to, the following (collectively, the “Gainesville 13th and 3rd Intangible Property”):

(i) all guarantees and warranties relating to the Gainesville 13th and 3rd Improvements or the Gainesville 13th and 3rd Personal Property;

(ii) all claims and causes of action benefitting the Gainesville 13th and 3rd Property, the Gainesville 13th and 3rd Company arising out of or in connection with the Gainesville 13th and 3rd Property to the extent (y) first arising and accruing from and after the Closing Date and (z) if first arising and accruing prior to the Closing Date but continuing on and/or after the Closing Date, for all such claims and causes of action related to the period from and after the Closing Date;

(iii) all certificates and permits, licenses and approvals affecting or used in connection with the operation of the Gainesville 13th and 3rd Real Property, certificates of occupancy, dedications, subdivision maps and entitlements of any kind now or hereafter issued, approved or granted by any Governmental Authority in connection with the Gainesville 13th and 3rd Real Property, together with all renewals and modifications thereof;

(iv) Subject to the final clause of this definition below, all graphic designs and Intellectual Property, used in the ownership or operation of the Gainesville 13th and 3rd Real Property and/or the Gainesville 13th and 3rd Personal Property, including any trade style, trade name used in connection with the Gainesville 13th and 3rd Real Property and/or the Gainesville 13th and 3rd Personal Property and all goodwill associated with or relating to Gainesville 13th and 3rd Real Property and/or the Gainesville 13th and 3rd Personal Property, and all software licenses and annual maintenance agreements used in connection with the operation of Gainesville 13th and 3rd Real Property and/or the Gainesville 13th and 3rd Personal Property;

(v) rights to all plans, specifications, engineering studies, reports, drawings, surveys, and prints relating to the construction, reconstruction, modification, and alteration of the Gainesville 13th and 3rd Real Property; and

(vi) any and all utility rights, development rights, air rights and similar rights related to the Gainesville 13th and 3rd Property, whether granted by Governmental Authorities or private persons.

Notwithstanding the foregoing, “Gainesville 13th and 3rd Property” shall not include the URL internet address www.huboncampus.com, and/or any social media sites used in connection with the Gainesville 13th and 3rd Property (including but not limited to Facebook, Twitter, Foursquare, Flikr, Instagram), the trade name “the Hub”, any derivative thereof and any related logos and any items comprising the Licensed Marks (as defined in the Trade Name License).

(d) Leases encumbering the Gainesville 13th and 3rd Property.

(e) subject to the terms of this Agreement, all equipment leases, vehicle leases, supply, maintenance, service and construction contracts, billboard, signage, promotional or other advertising agreements or leases, specifically excluding the Leases, in each case, which affect the Gainesville 13th and 3rd Real Property, or the operation or use thereof (collectively the “Gainesville 13th and 3rd Miscellaneous Contracts”);

“Gainesville University Company” has the meaning set forth in Recital C.

“Gainesville University Company Organizational Documents” has the meaning set forth in Section 4.1(h) of this Agreement.

“Gainesville University Financial Statement” has the meaning set forth in Section 4.1(bb)(i) of this Agreement.

“Gainesville University Interim Operating Statement” has the meaning set forth in Section 4.1(bb)(i) of this Agreement.

“Gainesville University Membership Interests” has the meaning set forth in Recital C above.

“Gainesville University Property” means collectively the following:

(a) The following (collectively, the “Gainesville University Real Property”):

(i) fee simple title to the land situated in Gainesville, Florida (the “Gainesville University Land”), as more particularly described in Exhibit A attached hereto and made a part hereof; and

(ii) fee simple title to all structures, fixtures, buildings, and improvements situated on the Land and known as “Hub On Campus Gainesville—University” located at 1111 W University Ave, Gainesville, Florida 32601 (collectively, the “Gainesville University Improvements”); and

(iii) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Gainesville University Land and/or the Gainesville University Improvements; and

(iv) any and all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the bed of streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed, public or private, in front of, above, over, under, through or adjoining the Gainesville University Land and in and to any strips or gores of real estate adjoining the Gainesville University Land; and

(v) any and all rights, titles, power, privileges, interest, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing.

(b) Tangible personal property, furniture, fixtures, inventory, equipment, machinery, vehicles, appliances, logos, and other tangible personal property attached to, installed, located or used in, on, with or about the Gainesville University Real Property, including, without limitation, any furniture, if any, used in the Gainesville University Improvements (collectively, the “Gainesville University Personal Property”).

(c) Intangible property in connection with the Gainesville University Real Property, the Gainesville University Personal Property or any business or businesses conducted on the Gainesville University Land, including, but not limited to, the following (collectively, the “Gainesville Intangible Property”):

(i) all guarantees and warranties relating to the Gainesville University Improvements or the Gainesville University Personal Property;

(ii) all claims and causes of action benefitting the Gainesville University Property, the Gainesville University Company arising out of or in connection with the Gainesville University Property to the extent (y) first arising and accruing from and after the Closing Date and (z) if first arising and accruing prior to the Closing Date but continuing on and/or after the Closing Date, for all such claims and causes of action related to the period from and after the Closing Date;

(iii) all certificates and permits, licenses and approvals affecting or used in connection with the operation of the Gainesville University Real Property, certificates of occupancy, dedications, subdivision maps and entitlements of any kind now or hereafter issued, approved or granted by any Governmental Authority in connection with the Gainesville University Real Property, together with all renewals and modifications thereof;

(iv) Subject to the final clause of this definition, all graphic designs and Intellectual Property, used in the ownership or operation of the Gainesville University Real Property and/or Gainesville University Personal Property, including any trade style, trade name used in connection with the Gainesville University Real Property and/or Gainesville University Personal Property and all goodwill associated with or relating to the Gainesville University Real Property and/or Gainesville University Personal Property, and all software licenses and annual maintenance agreements used in connection with the operation of the Gainesville University Real Property and/or Gainesville University Personal Property;

(v) rights to all plans, specifications, engineering studies, reports, drawings, surveys, and prints relating to the construction, reconstruction, modification, and alteration of the Gainesville University Real Property; and

(vi) any and all utility rights, development rights, air rights and similar rights related to the Gainesville University Property, whether granted by Governmental Authorities or private persons.

Notwithstanding the foregoing, “Gainesville University Property” shall not include the URL internet address www.huboncampus.com, and/or any social media sites used in connection with the Gainesville University Property (including but not limited to Facebook, Twitter, Foursquare, Flikr, Instagram), the trade name “the Hub”, any derivative thereof and any related logos and any items comprising the Licensed Marks (as defined in the Trade Name License).

(d) Leases encumbering the Gainesville University Property.

(e) Subject to the terms of this Agreement, all equipment leases, vehicle leases, supply, maintenance, service and construction contracts, billboard, signage, promotional or other advertising agreements or leases, specifically excluding the Leases, in each case, which affect the Gainesville University Real Property, or the operation or use thereof (collectively the “Gainesville University Miscellaneous Contracts”);

“Governmental Authority” means any United States federal, national, state, local or similar government, governmental authority, tax authority, regulatory or administrative authority, agency, commission, department or other instrumentality, court, tribunal or judicial body (including any grand jury or its equivalent).

“Guarantor” has the meaning set forth in Section 8.3(c) of this Agreement.

“Hazardous Material” means any hazardous substances or any pollutant, contaminant, waste or residual material, any toxic or dangerous waste, substance or material (including, without limitation, asbestos, polychlorinated biphenyls, mold, chlorinated solvents, asbestos-containing materials, petroleum hydrocarbons and hazardous and toxic chemicals), natural or man-made, and any substances, materials or chemicals declared to be hazardous or toxic (or words of similar import) under any Hazardous Substance statute, law or ordinances.

“Hazardous Substance statute, law or ordinances” means any local, state or federal law, statute, code, or ordinance or the regulations adopted or guidelines promulgated pursuant thereto, relating to Hazardous Material, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Toxic Substance Control Act, the Safe Drinking Water Control Act, the Federal Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, as the same may be amended from time to time.

“Improvements” means collectively, the Lexington Improvements, the Gainesville University Improvements, the Gainesville 13th and 3rd Improvements, and the Morgantown Improvements (each such term being defined in the respective definition of its related Property).

“Intangible Property” means, collectively, the Gainesville Intangible Property, the Gainesville 13th and 3rd Intangible Property, the Lexington Intangible Property, and the Morgantown Intangible Property.

“Intellectual Property” means all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, (d) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof and (e) all other intellectual property or proprietary rights.

“Intermediate Cap” has the meaning set forth in Section 8.3(b) of this Agreement.

“Intermediate Rep Survival Period” has the meaning set forth in Section 4.2(a)(iii) of this Agreement.

“Intermediate Reps” has the meaning set forth in Section 4.2(a)(iii) of this Agreement.

“Knowledge Parties” has the meaning set forth in Section 4.2(d).

“Land” means, collectively, the Lexington Land, the Gainesville University Land, the Gainesville 13th and 3rd Land, and the Morgantown Land (each such term being defined in the respective definition of its related Property).

“Leases” means collectively the Retail Leases and the Residential Leases.

“Lender” has the meaning set forth in the definition of Loan.

“Lexington Company” has the meaning set forth in Recital B.

“Lexington Company Organizational Documents” has the meaning set forth in Section 4.1(g) of this Agreement.

“Lexington Financial Statement” has the meaning set forth in Section 4.1(aa)(i) of this Agreement.

“Lexington Interim Operating Statement” has the meaning set forth in Section 4.1(aa)(i) of this Agreement.

“Lexington Membership Interests” has the meaning set forth in Recital B above.

“Lexington Property” means collectively the following:

(a) The following (collectively, the “Lexington Real Property”):

(i) fee simple title to the land situated in Lexington, Kentucky (the “Lexington Land”), as more particularly described in Exhibit A attached hereto and made a part hereof; and

(ii) fee simple title to all structures, fixtures, buildings, and improvements situated on the Land and known as “Hub On Campus Limestone” located at 685 S Limestone, Lexington, Kentucky 40508 (collectively, the “Lexington Improvements”); and

(iii) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Lexington Land and/or the Lexington Improvements; and

(iv) any and all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the bed of streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed, public or private, in front of, above, over, under, through or adjoining the Lexington Land and in and to any strips or gores of real estate adjoining the Lexington Land; and

(v) any and all rights, titles, power, privileges, interest, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing.

(b) Tangible personal property, furniture, fixtures, inventory, equipment, machinery, vehicles, appliances, logos, and other tangible personal property attached to, installed, located or used in, on, with or about the Lexington Real Property, including, without limitation, any furniture, if any, used in the Lexington Improvements (collectively, the “Lexington Personal Property”).

(c) Intangible property in connection with the Lexington Real Property, the Lexington Personal Property or any business or businesses conducted on the Lexington Land, including, but not limited to, the following (collectively, the “Lexington Intangible Property”):

(i) all guarantees and warranties relating to the Lexington Improvements or the Lexington Personal Property;

(ii) all claims and causes of action benefitting the Lexington Property, the Lexington Company arising out of or in connection with the Lexington Property to the extent (y) first arising and accruing from and after the Closing Date and (z) if first arising and accruing prior to the Closing Date but continuing on and/or after the Closing Date, for all such claims and causes of action related to the period from and after the Closing Date;

(iii) all certificates and permits, licenses and approvals affecting or used in connection with the operation of the Lexington Real Property, certificates of occupancy, dedications, subdivision maps and entitlements of any kind now or hereafter issued, approved or granted by any Governmental Authority in connection with the Lexington Real Property, together with all renewals and modifications thereof;

(iv) Subject to the final clause of this definition all graphic designs and Intellectual Property, used in the ownership or operation of the Lexington Real Property and/or Lexington Personal Property, including any trade style, trade name used in connection with the Lexington Real Property and/or Lexington Personal Property and all goodwill associated with or relating to the Lexington Real Property and/or Lexington Personal Property, and all software licenses and annual maintenance agreements used in connection with the operation of the Lexington Real Property and/or Lexington Personal Property;

(v) rights to all plans, specifications, engineering studies, reports, drawings, surveys and prints relating to the construction, reconstruction, modification, and alteration of the Lexington Real Property; and

(vi) any and all utility rights, development rights, air rights and similar rights related to the Lexington Property, whether granted by Governmental Authorities or private persons.

Notwithstanding the foregoing, “Lexington Property” shall not include the URL internet address www.huboncampus.com, and/or and any social media sites used in connection with the Lexington Property (including but not limited to Facebook, Twitter, Foursquare, Flikr, Instagram), the trade name “the Hub”, any derivative thereof and any related logos and any items comprising the Licensed Marks (as defined in the Trade Name License).

(d) Leases encumbering the Lexington Property.

(e) subject to the terms of this Agreement, all equipment leases, vehicle leases, supply, maintenance, service and construction contracts, billboard, signage, promotional or other advertising agreements or leases, specifically excluding the Leases, in each case, which affect the Lexington Real Property, or the operation or use thereof (collectively the “Lexington Miscellaneous Contracts”);

“Loan” means that certain loan evidenced by that certain Term Loan Agreement, dated as of October 20, 2021, by and among the Lexington Company, the Gainesville University Company, the Gainesville 13th & 3rd Company, and the Morgantown Company, as borrowers, and JPMorgan Chase Bank, N.A. (“Lender”), as administrative agent, sole bookrunner and sole lead arranger, and the lenders referenced therein, as lenders, as amended by that certain First Amendment to Loan Documents, dated as of December 21, 2021, and secured by that certain Multi-State Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing recorded against the Gainesville Property and the Gainesville 3rd & 13th Property, that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing recorded against the Lexington Property, and that certain Credit Line Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing recorded against the Morgantown Property (individually, or collectively, as the context may require, the “Multi-State Mortgage”).

“Managing Agent” has the meaning set forth in Section 4.1(o)(i) of this Agreement.

“Membership Interests” means each of the Gainesville 13th and 3rd Membership Interests, the Gainesville University Membership Interests, the Lexington Membership Interests, and the Morgantown Membership Interests.

“Miscellaneous Contracts” means, collectively, the Lexington Miscellaneous Contracts, the Gainesville University Miscellaneous Contracts, the Gainesville 13th and 3rd Miscellaneous Contracts, and the Morgantown Miscellaneous Contracts (each such term being defined in the respective definition of its related Property).

“Morgantown Company” has the meaning set forth in Recital E above.

“Morgantown Company Organizational Documents” has the meaning set forth in Section 4.1(j) of this Agreement.

“Morgantown Financial Statement” has the meaning set forth in Section 4.1(dd)(i) of this Agreement.

“Morgantown Interim Operating Statement” has the meaning set forth in Section 4.1(dd)(i) of this Agreement.

“Morgantown Membership Interests” has the meaning set forth in Recital E above.

“Morgantown Property” means collectively the following:

(a) The following (collectively, the “Morgantown Real Property”):

(i) fee simple title to the land situated in Morgantown, West Virginia (the “Morgantown Land”), as more particularly described in Exhibit A attached hereto and made a part hereof; and

(ii) fee simple title to all structures, fixtures, buildings, and improvements situated on the Land and known as “State on Campus Morgantown” located at 331 Beechurst Ave, Morgantown, West Virginia 26505 (collectively, the “Morgantown Improvements”); and

(iii) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Morgantown Land and/or the Morgantown Improvements; and

(iv) any and all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the bed of streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed, public or private, in front of, above, over, under, through or adjoining the Morgantown Land and in and to any strips or gores of real estate adjoining the Morgantown Land; and

(v) any and all rights, titles, power, privileges, interest, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing.

(b) Tangible personal property, furniture, fixtures, inventory, equipment, machinery, vehicles, appliances, logos, and other tangible personal property attached to, installed, located or used in, on, with or about the Morgantown Real Property, including, without limitation, any furniture, if any, used in the Morgantown Improvements (collectively, the “Morgantown Personal Property”).

(c) Intangible property in connection with the Morgantown Real Property, the Morgantown Personal Property or any business or businesses conducted on the Morgantown Land, including, but not limited to, the following (collectively, the “Morgantown Intangible Property”):

(i) all guarantees and warranties relating to the Morgantown Improvements or the Morgantown Personal Property;

(ii) all claims and causes of action benefitting the Morgantown Property, the Morgantown Company arising out of or in connection with the Morgantown Property to the extent (y) first arising and accruing from and after the Closing Date and (z) if first arising and accruing prior to the Closing Date but continuing on and/or after the Closing Date, for all such claims and causes of action related to the period from and after the Closing Date;

(iii) all certificates and permits, licenses and approvals affecting or used in connection with the operation of the Morgantown Real Property, certificates of occupancy, dedications, subdivision maps and entitlements of any kind now or hereafter issued, approved or granted by any Governmental Authority in connection with the Morgantown Real Property, together with all renewals and modifications thereof;

(iv) Subject to the final clause of this definition, all graphic designs and Intellectual Property, used in the ownership or operation of the Morgantown Real Property and/or Morgantown Personal Property, including any trade style, trade name used in connection with the Morgantown Real Property and/or Morgantown Personal Property and all goodwill associated with or relating to the Morgantown Real Property and/or Morgantown Personal Property, and all software licenses and annual maintenance agreements used in connection with the operation of the Morgantown Real Property and/or Morgantown Personal Property;

(v) rights to all plans, specifications, engineering studies, reports, drawings, surveys, and prints relating to the construction, reconstruction, modification, and alteration of the Morgantown Real Property; and

(vi) any and all utility rights, development rights, air rights and similar rights related to the Morgantown Property, whether granted by Governmental Authorities or private persons.

Notwithstanding the foregoing, “Morgantown Property” shall not include the URL internet addresses www.huboncampus.com and/or stateoncampus.com, and/or any social media sites used in connection with the Morgantown Property (including but not limited to Facebook, Twitter, Foursquare, Flikr, Instagram), the trade name “State on Campus”, any derivative thereof and any related logos and any items comprising the Licensed Marks (as defined in the Trade Name License).

(d) Leases encumbering the Morgantown Property.

(e) subject to the terms of this Agreement, all equipment leases, vehicle leases, supply, maintenance, service and construction contracts, billboard, signage, promotional or other advertising agreements or leases, specifically excluding the Leases, in each case, which affect the Morgantown Real Property, or the operation or use thereof (collectively the “Morgantown Miscellaneous Contracts”);

“Multi-State Mortgage” has the meaning set forth in the definition of Loan.

“Non-Permitted Title Objections” has the meaning set forth in Section 5.1(c) of this Agreement.

“OFAC” has the meaning set forth in Section 4.1(vv) of this Agreement.

“Order” and “Orders” have the meaning set forth in Section 4.1(vv) of this Agreement.

“Organizational Documents” means the limited liability company agreement and certificate of formation of each Company and any modifications, supplements, and amendments thereto.

“Owner’s Policy” and “Owner’s Policies” have the meanings set forth in Section 7.2(e) of this Agreement.

“Permitted Assignee” has the meaning set forth in Section 10.5 of this Agreement.

“Permitted Exceptions” has the meaning set forth in Section 5.1(b) of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.

“Personal Property” means, collectively, the Lexington Personal Property, the Gainesville University Personal Property, the Gainesville 13th and 3rd Personal Property, and the Morgantown Personal Property (each such term being defined in the respective definition of its related Property).

“Post-Closing Company” means each Company as constituted immediately after the Closing; with all of the foregoing being collectively referred to as the “Post-Closing Companies”.

“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date and the portion of any Straddle Period beginning on the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the day before the Closing Date and the portion of any Straddle Period ending on the day before the Closing Date.

“Property” means, individually (or collectively, as the context may require), each of the Gainesville 13th and 3rd Property, the Gainesville University Property, the Lexington Property, and the Morgantown Property; with all of the foregoing being collectively referred to as the “Properties”.

“Property Information” has the meaning set forth in Section 10.14(d) of this Agreement.

“Property Rep Survival Period” has the meaning set forth in Section 4.2(a)(iv) of this Agreement.

“Property Reps” has the meaning set forth in Section 4.2(a)(iv) of this Agreement.

“Purchase Price” has the meaning set forth in Section 1.2 of this Agreement.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 8.3(a) of this Agreement.

“Purchaser’s Representatives” has the meaning set forth in Section 10.14(d) of this Agreement.

“Real Property” means, collectively, the Lexington Real Property, the Gainesville University Real Property, the Gainesville 13th and 3rd Real Property, and the Morgantown Real Property (each such term being defined in the respective definition of its related Property).

“Real Property Taxes” means ad valorem real property taxes and assessments levied or assessed by any lawful authority on a Property; provided, however, that Real Property Taxes shall not include: (i) gift, inheritance, or succession taxes, (ii) sales, use, or excise taxes, (iii) taxes levied on the purchaser or seller of any interest in any portion of a Property, including, but not limited to, transfer or sales taxes, (iv) taxes levied upon any transfer or sale of any interest in any entity which owns a Property, or (v) penalties or interest which may be imposed upon delinquent or non-payment payment of taxes.

“Rent Rolls” means, collectively, the Gainesville 13th and 3rd Rent Roll, the Gainesville University Rent Roll, the Lexington Rent Roll, and the Morgantown Rent Roll.

“Required Removal Exceptions” has the meaning set forth in Section 5.1(c) of this Agreement.

“Residential Leases” means the residential leases and any related guarantees relating to the Properties existing as of the Effective Date, together with the residential leases entered into after the Effective Date in accordance with this Agreement, the form of which is set forth on Exhibit C -1, Exhibit C -2, Exhibit C -3, and Exhibit C -4.

“Retail Leases” means the retail leases and related guarantees relating to the Properties existing as of the Effective Date, together with the retail leases entered into after the Effective Date in accordance with this Agreement, the form of which is set forth on Exhibit C-1, Exhibit C-2, Exhibit C-3, and Exhibit C-4.

“Retained Liabilities” has the meaning set forth in Section 8.3(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Survey Objections” has the meaning set forth in Section 5.2(b) of this Agreement.

“Tax Rep Survival Period” has the meaning set forth in Section 4.2(a)(ii) of this Agreement.

“Tax Reps” has the meaning set forth in Section 4.2(a)(ii) of this Agreement.

“Tax Return” means, collectively, the Lexington, the Gainesville Company Tax Returns, the Gainesville 13th and 3rd Company Tax Returns and the Morgantown Company Tax Returns.

“Tenant” means any Person having a right to occupy all or any portion of a Property pursuant to a Lease and “Tenants” shall mean all persons having such right.

“Tenant Estoppels” has the meaning set forth in Section 7.2(b) of this Agreement. For the avoidance of doubt, Tenant Estoppels are only applicable with respect to Tenants under Retail Leases.

“Tenant Inducement Costs” has the meaning set forth in Section 2.1(f) of this Agreement.

“Tenant Pre-Paid Amounts” has the meaning set forth in Section 2.1(f) of this Agreement.

“Threshold” has the meaning set forth in Section 8.3(b) of this Agreement.

“Title Commitment” means, individually (or collectively, as the context may require), each of the following commitments for Title Insurance issued by the Title Company (i) Commitment Number GLK2600100, dated May 22, 2026 at 08:00 AM; (ii) Commitment Number FN2601791-2FL, dated May 8, 2026 at 08:00 AM; (iii) Commitment Number FN2601791-3FL, dated May 15, 2026 at 08:00 AM; and (iv) Commitment Number MO281250.00891, dated May 21, 2026 at 8:00 AM, with all of the foregoing being collectively referred to as the “Title Commitments”.

“Title Company” means Fidelity National Title Insurance Company.

“Trade Name License” has the meaning set forth in Section 3.2(b)(v) of this Agreement.

“Transaction” means the sale, transfer, conveyance, assignment and assumption of the Membership Interests pursuant to and in accordance with this Agreement.

“Transfer Tax Returns” has the meaning set forth in Section 3.2(a)(ix) of this Agreement.

“Updated Survey” has the meaning set forth in Section 5.2(a) of this Agreement.

“Verizon” means Cellco Partnership d/b/a Verizon Wireless.

“Verizon Lease” means that certain Building and Rooftop Lease Agreement, dated May 27, 2021, by and between Core Gainesville University, LLC, as lessor, and Verizon, as lessee.

“Verizon SNDA” has the meaning set forth in Section 7.2(c) of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the Effective Date.

AREG-CORE PORTFOLIO VENTURE LLC, a Delaware limited liability company

By:	/s/ Brendan Miller
Name: Brendan Miller
Title: Vice President

CS ACQUISITION VEHICLE II, LLC, a Delaware limited liability company

By:	/s/ Brendan Miller
Name: Brendan Miller
Title: Authorized Signatory

WITH RESPECT TO SECTION 8.3(c) ONLY:

AREG US FUND X INVESTMENTS POOLING LLC, a Delaware limited liability company

By:	Ares Real Estate Management Holdings, LLC, a Delaware limited liability company, its manager

	By:	/s/ Susan Rohrbach
Name: Susan Rohrbach
Title: Vice President

WITH RESPECT TO SECTIONS 3.2(a)(v) AND 8.4 ONLY:

CORE PRINCIPALS LLC, a Delaware limited liability company

By:	/s/ Brendan Miller
Name: Brendan Miller
Title: Authorized Signatory

*** Signature Pages Continue to Next Page ***

WITH RESPECT TO SECTION 10.24 ONLY:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Mara Alyson
Name: Mara Alyson
Title: SVP, Underwriting Counsel

*** End of Signature Pages ***

EXHIBIT A

DESCRIPTION OF THE PROPERTIES

Gainesville University Land

Parcel 1:

Lots 7, 8, 17 and 18, Block 2 of W.R. Thomas Real Estate Company’s Subdivision, known as University Place, in the South 1/2 of Section 5, Township 10 South, Range 20 East, according to the plat thereof as recorded in Plat Book A, Page 77, of the Public Records of Alachua County, Florida.

Parcel 2:

Lot 9 and the East 1/3 of Lot 10, in Block 2, W. R. Thomas Real Estate Company’s Subdivision, known as University Place, in the South 1/2 of Section 5, Township 10 South, Range 20 East, according to the plat thereof as recorded in Plat Book A, Page 77, of the Public Records of Alachua County, Florida.

Parcel 3:

The West Two-Thirds of Lot Ten (10) and the East Two-Thirds of Lot Eleven (11) in Block 2 of University Place, according to the plat thereof, recorded in Plat Book A, Page 77, of the Public Records of Alachua County, Florida.

Parcel 4:

All of Lot 12 and the West 1/3 of Lot 11, Block 2 of University Place, as per plat thereof recorded in Plat Book A, Page 77, of the Public Records of Alachua County, Florida. Being more particularly described as follows: Commence at the Northwest corner of the said Lot 12 , Which is also the Northwest corner of said Block 2; thence run East along the North boundary line of said Block 2, 66.53 feet; thence run South 121 feet to an alley; thence run West along the South boundary line of said Lots 11 and 12, 66.53 feet to the Southwest corner of said Lot 12; thence run North along the West boundary line of said Lot 12, which is also the West boundary line of said Block 2, 121 feet to the Point of Beginning.

Gainesville 13th and 3rd Land

Parcel 1:

A parcel of land in Section 5, Township 10 South, Range 20 East, in the City of Gainesville, Alachua County, Florida, being more particularly described as follows:

For a Point of Beginning, commence at the Northwest corner of Lot 4, Block 3, of Bellah’s Subdivision, a subdivision as per plat thereof, recorded in Plat Book “C”, Page 77 of the Public Records of Alachua County, Florida, said point also being the intersection of the East right of way line of NW 13th Street (80’ right of way) with the South right of way line of NW 4th Avenue (40’ right of way); thence run North 89°32’21” East along the South right of way line of said NW 4th Avenue, for 299.62 feet to the Northeast corner of Lot 1 of said Bellah’s Subdivision; thence run North 89°11 10” East, continuing along said South right of way line, for 70.85 feet to the Northbeast corner of Lot 5 of Shellie Court, a Subdivision as per plat thereof, recorded in Plat Book “C”, Page 61 of said Public Records; thence run South 01°10’41” East, along the East line of said Lot 5, for 100.14 feet to the Southeast corner of said Lot 5; thence run South 89°12’22” West, along the South line of said Lot 5 and an extension thereof, 71.24 feet to the Northeast corner of Lot 7 of said Bellah’s Subdivision; thence run South 00°15’21” West, along the East line of said Lot 7, for 99.62 feet to the North right of way line of NW 3rd Avenue (30’ right of way); thence run South 89°26’23” West, along said North right of way, for 68.04 feet to the Southwest corner of said Lot 7; thence run South 89°30’05” West continuing along said North right of way line, for 211.24 feet; thence run North 64°22’42” West, for 11.22 feet; thence run North 00°28’51 “ East, for 5.06 feet; thence run South 89°30’05” West, for 10.00 feet to the aforementioned East right of way line of NW 13th Street; thence run North 00°26’47” West, for 190.00 to the Point of Beginning.

Together with the Westerly 1/2 of the alley vacated December 17, 1945 by Ordinance No. 355, lying adjacent to Lot 7 Bellah’s Subdivision, a subdivision as per plat thereof, recorded in Plat Book “C”, Page 77 of the Public Records of Alachua County, Florida.

Parcel 2:

Lot 14, Shellie Court, a Subdivision as per plat thereof recorded in Plat Book “C”, Page 61, of the Public Records of Alachua County, Florida. Also: A 5 foot strip of land lying adjacent to the West side of said Lot 14 of Shellie Court, more particularly described as follows: Begin at the Southwest corner of said Lot 14 of Shellie Court thence run West along the Westerly prolongation of the South line of said Lot 14 a distance of 5 feet, thence run North parallel to the West line of said Lot 14 to a point on the Westerly prolongation of the North line of said Lot 14, thence run East 5 feet along the Westerly prolongation of the North line of said Lot 14 to the Northwest corner of said Lot 14, thence run South along the West line of said Lot 14 to the Point of Beginning.

Lexington Land

Lot 1 of the Consolidated Minor Plat of Core Lexington 685 Limestone, LLC and Lot 20A of Maxwelton Subdivision of record in Plat Cabinet R, Slide 776, in the Office of the Clerk of Fayette County, Kentucky.

Being the same property conveyed to Core Lexington 685 Limestone LLC, a. Delaware Limited Liability Company, by Deed, dated February 1, 2018 of record in Deed Book 3558, Page 125, in the Office of the Clerk of Fayette County, Kentucky.

Parcel No.12134500

Together with the easement as set forth in Retaining Wall and Access Agreement by and between Core Lexington 685 Limestone LLC, a Delaware limited liability company and H.E. Cravens Sylvia J. Cravens, husband and wife, dated December 5, 2020, recorded on April 9, 2021, in Deed Book 3832, Page 10, in the Office of the Clerk of Fayette County, Kentucky.

Morgantown Land

All that certain lot or parcel of land situate in the Fourth Ward, City of Morgantown, County of Monongalia, State of West Virginia, and being more particularly described as follows:

Block No. 15 of the Beechurst Addition of The Morgantown Building and Investment Company, as shown and illustrated on that map or plat of record in the Office of the Clerk of the County Commission of Monongalia County, West Virginia (“Clerk’s Office”), in Deed Book No. 97, at Page 344, described as follows: Beginning at a 5/8-inch capped rebar (set) at the intersection of the southeastern right of way line of Fourth Street (40’ ROW) and the southwestern right of way line of Beechurst Avenue (60’ ROW); thence along the southwestern right of way line of said Beechurst Avenue: South 29° 32’ 06” East 343.00 feet to a PK Nail (set) at the intersection point of said Beechurst A venue and the northwestern right of way line of Third Street (40’ ROW); thence leaving said Beechurst Avenue and along the northwestern right of way of said Third Street: South 41° 31’ 44” West 201.48 feet to a 5/8 inch capped rebar (set), being common comer to now or formerly City of Morgantown (D.B 1161 Page 375); thence leaving said Third Street and along the line of said City of Morgantown: North 37° 11 ‘ 08” W 330.83 feet to a 5/8 inch capped rebar (set) on the southeastern right of way line of said Fourth Street; thence along the southeastern right of way of said Fourth Street: North 41° 31 ‘ 44” East 248.05 feet to a 5/8 inch capped rebar (set), the point of beginning containing 1.67 acres, more or less, as surveyed in December, 2009, by Michael D. Frazee PS of Triad Engineering, Inc. located in Morgantown, West Virginia, and shown on a plat titled “BEECH VIEW PLACE, MINOR SUBDIVISION PLAN” dated December 17, 2009, and “ALTA/ACSM LAND TITLE SURVEY, CHICO ENTERPRISES,INC. PROPEIHY” dated February 18, 2010 that latter of which is of record in the Clerk’s Office in Envelope Nos. 84A and 84B of Map Cabinet 5.

Being the same real estate conveyed to Core Morgantown LLC, ·a Delaware limited liability company, from Beech View Place, LLC, a West Virginia limited liability company, by a deed dated April 19, 2016, of record in Deed Book 1550, at page 717.

EXHIBIT B

PURCHASE PRICE ALLOCATIONS

Property	Allocated Purchase Price
Gainesville University Property	$57,000,000.00
Gainesville 13th and 3rd Property	$99,000,000.00
Lexington Property	$101,000,000.00
Morgantown Property	$46,500,000.00

EXHIBIT C-1

LEXINGTON LEASE FORM

EXHIBIT C-2

GAINESVILLE UNIVERSITY LEASE FORM

EXHIBIT C-3

GAINESVILLE 13TH AND 3RD LEASE FORM

EXHIBIT C-4

MORGANTOWN LEASE FORM

EXHIBIT 1.4(a)

ESCROW AGREEMENT

EXHIBIT 3.2(a)(i)

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST

This Assignment and Assumption of Membership Interest (this “Assignment”) is dated as of [__________, ____] (the “Effective Date”) and is made by AREG-CORE PORTFOLIO VENTURE LLC, a Delaware limited liability company (“Seller”), to [____________________] (“Purchaser”).

A. Seller is the owner of the membership interests in [______________], a Delaware limited liability company (the “Company”) as set forth on Exhibit 1 (the “Seller Interest”).

B. Seller and CS Acquisition Vehicle II, LLC, a Delaware limited liability company, are parties to that certain Membership Interest Purchase Agreement dated as of [________, 2026], as assigned to Purchaser pursuant to that certain __________________ (collectively, the “Purchase Agreement”) for the sale of the Seller Interest.

C. Seller desires to sell, assign, convey, transfer and set over unto Purchaser, and Purchaser has agreed to purchase, accept and assume, the Seller Interest, on the terms and conditions of this Assignment and the Purchase Agreement.

NOW, THEREFORE, in consideration of Ten and No /100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Seller and Purchaser hereby agree as follows:

1. Assignment. Seller hereby sells, assigns, transfers, grants, conveys, contributes, sets over and delivers unto Purchaser all of Seller’s right, title and interest in and to the Seller Interest, together with all proceeds therefrom and any claims or other rights relating thereto or arising therefrom, including all income and distributions due and to become due to Seller on and after the Effective Date. In connection with, and as a result of, the foregoing assignment, effective as of the Effective Date, Seller hereby withdraws from the Company as a member thereof and acknowledges and agrees that Seller shall have no further interests in the Company.

2. Acceptance and Assumption of Seller’s Assignment. Purchaser hereby acknowledges and accepts the foregoing assignment, together with all rights, privileges, benefits, duties, obligations, and liabilities arising therefrom or in connection therewith from and after the Effective Date.

3. Purchase Agreement. This Assignment is made subject to all of the terms, covenants, conditions, representations, warranties and indemnities set forth in the Purchase Agreement, including, without limitation, the applicable Survival Period thereunder.

4. Binding Effect. This Assignment shall be binding upon the parties hereto and shall inure to the benefit of their respective successors and assigns.

5. Governing Law. This Assignment shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

6. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

7. Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A copy of an executed counterpart of this Assignment transmitted by any electronic transmission service shall be considered an original executed counterpart.

(Remainder of page intentionally left blank. Signature page attached.)

SELLER:	PURCHASER:

AREG-CORE PORTFOLIO VENTURE LLC, a Delaware limited liability company	[____________________________], a [___________________________]

By:	By:
Name: Title:	Name: Title:

EXHIBIT 1

INTEREST

EXHIBIT 3.2(a)(iv)

OWNER’S AFFIDAVIT

EXHIBIT 5.1(b)-1

LEXINGTON PROPERTY TITLE EXCEPTIONS

EXHIBIT 5.1(b)-2

GAINESVILLE PROPERTY TITLE EXCEPTIONS

EXHIBIT 5.1(b)-3

GAINESVILLE 13TH AND 3RD PROPERTY TITLE EXCEPTIONS

EXHIBIT 5.1(b)-4

MORGANTOWN PROPERTY TITLE EXCEPTIONS

EXHIBIT 7.2(b)

TENANT ESTOPPEL FORM

DISCLOSURE SCHEDULES

TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

AREG-CORE PORTFOLIO VENTURE LLC,

AND

CS ACQUISITION VEHICLE II, LLC

SCHEDULE 4.1(b)(v)

ORGANIZATIONAL CHART

SCHEDULE 4.1(g)

LEXINGTON COMPANY ORGANIZATIONAL DOCUMENTS

SCHEDULE 4.1(h)

GAINESVILLE UNIVERSITY COMPANY ORGANIZATIONAL DOCUMENTS

SCHEDULE 4.1(i)

GAINESVILLE 13TH AND 3RD COMPANY ORGANIZATIONAL DOCUMENTS

SCHEDULE 4.1(j)

MORGANTOWN COMPANY ORGANIZATIONAL DOCUMENTS

SCHEDULE 4.1(q)

LITIGATION

SCHEDULE 4.1(r)

LEXINGTON MISCELLANEOUS CONTRACTS

SCHEDULE 4.1(s)

GAINESVILLE MISCELLANEOUS CONTRACTS

SCHEDULE 4.1(t)

GAINESVILLE 13TH AND 3RD MISCELLANEOUS CONTRACTS

SCHEDULE 4.1(u)

MORGANTOWN MISCELLANEOUS CONTRACTS

SCHEDULE 4.1(aa)(i)-1

LEXINGTON FINANCIAL STATEMENT

SCHEDULE 4.1(aa)(i)-2

LEXINGTON INTERIM OPERATING STATEMENT

SCHEDULE 4.1(bb)(i)-1

GAINESVILLE UNIVERSITY FINANCIAL STATEMENT

SCHEDULE 4.1(bb)(i)-2

GAINESVILLE UNIVERSITY INTERIM OPERATING STATEMENT

SCHEDULE 4.1(cc)(i)-1

GAINESVILLE 13TH AND 3RD FINANCIAL STATEMENT

SCHEDULE 4.1(cc)(i)-2

GAINESVILLE 13TH AND 3RD INTERIM OPERATING STATEMENT

SCHEDULE 4.1(dd)(i)-1

MORGANTOWN FINANCIAL STATEMENT

SCHEDULE 4.1(dd)(i)-2

MORGANTOWN INTERIM OPERATING STATEMENT

SCHEDULE 4.1(ee)(ii)

LEXINGTON RENT ROLL

SCHEDULE 4.1(ee)(iv)

LEXINGTON DEFAULT NOTICE

SCHEDULE 4.1(ff)(ii)

GAINESVILLE UNIVERSITY RENT ROLL

SCHEDULE 4.1(ff)(iv)

GAINESVILLE UNIVERSITY DEFAULT NOTICE

SCHEDULE 4.1(gg)(ii)

GAINESVILLE 13TH AND 3RD RENT ROLL

SCHEDULE 4.1(gg)(iv)

GAINESVILLE 13TH AND 3RD DEFAULT NOTICE

SCHEDULE 4.1(hh)(ii)

MORGANTOWN RENT ROLL

SCHEDULE 4.1(hh)(iv)

MORGANTOWN DEFAULT NOTICE

SCHEDULE 4.1(ii)(i)

LEXINGTON SECURITY DEPOSITS

SCHEDULE 4.1(ii)(ii)

GAINESVILLE UNIVERSITY SECURITY DEPOSITS

SCHEDULE 4.1(ii)(iii)

GAINESVILLE 13TH AND 3RD SECURITY DEPOSITS

SCHEDULE 4.1(ii)(iv)

MORGANTOWN SECURITY DEPOSITS

SCHEDULE 4.1(mm)(i)

LEXINGTON ALLOWANCES AND COMMISSIONS

SCHEDULE 4.1(nn)(i)

GAINESVILLE UNIVERSITY ALLOWANCES AND COMMISSIONS

SCHEDULE 4.1(oo)(i)

GAINESVILLE 13TH AND 3RD ALLOWANCES AND COMMISSIONS

SCHEDULE 4.1(pp)(i)

MORGANTOWN ALLOWANCES AND COMMISSIONS

SCHEDULE 6.2

DUE DILIGENCE MATERIALS